As filed with the Securities and Exchange Commission on October 27, 2009
Registration No. 333-
UNITED STATES SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

Form S-4

REGISTRATION STATEMENT
UNDER
THE SECURITIES ACT OF 1933

General Cable Corporation
(Exact name of registrant as specified in its charter)

Delaware	3357	06-1398235
(State or other jurisdiction of incorporation or organization)	(Primary Standard Industrial Classification Code Number)	(I.R.S. Employer Identification Number)

4 Tesseneer Drive
Highland Heights, Kentucky 41076-9753
(859) 572-8000
(Address, including zip code, and telephone number, including area code, of registrant’s principal executive offices)

Robert J. Siverd
Executive Vice President, General Counsel and Secretary
General Cable Corporation
4 Tesseneer Drive
Highland Heights, Kentucky 41076-9753
(859) 572-8000
(Name, address, including zip code, and telephone number, including area code, of agent for service)

With copies to:

Alan H. Lieblich, Esquire Jeffrey M. Taylor, Esquire Blank Rome LLP One Logan Square Philadelphia, Pennsylvania 19103-6998 Telephone: (215) 569-5500	John D. Lobrano, Esquire Simpson Thacher & Bartlett LLP 425 Lexington Avenue New York, New York 10017-3954 Telephone: (212) 455-2000

Approximate date of commencement of proposed sale to the public:  The offering of the securities registered hereby is to commence promptly following the initial filing of this Registration Statement. No tendered securities will be accepted for exchange until this Registration Statement has been declared effective.

If the securities being registered on this Form are being offered in connection with the formation of a holding company and there is compliance with General Instruction G, check the following box. ☐

If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. ☐

If this Form is a post-effective amendment filed pursuant to Rule 462(d) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. ☐

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, or a smaller reporting company. See the definitions of “large accelerated filer,” “accelerated filer” and “smaller reporting company” in Rule 12b-2 of the Exchange Act. (Check one):

Large accelerated filer ☑	Accelerated filer ☐	Non-accelerated filer ☐	Smaller reporting company ☐
(Do not check if a smaller reporting company)

If applicable, place an X in the box to designate the appropriate rule provision relied upon in conducting this transaction:

Exchange Act Rule 13e-4(i) (Cross-Border Issuer Tender Offer)	☐
Exchange Act Rule 14d-1(d) (Cross-Border Third-Party Tender Offer)	☐
CALCULATION OF REGISTRATION FEE

		Proposed Maximum	Proposed Maximum	Amount of
Title of Each Class of	Amount to be	Offering	Aggregate	Registration
Securities to be Registered	Registered	Price per Unit	Offering Price	Fee
Subordinated Convertible Notes due 2029	$439,375,000 (1)	—	$415,921,875 (2)	$23,208.44
Common Stock(3)	14,645,863	—	—	— (4)
Total				$23,208.44

(1)	Represents the maximum aggregate principal amount of Subordinated Convertible Notes due 2029 (the “Notes”) that may be issued in the exchange offer to which this Registration Statement relates.

(2)	Estimated solely for purpose of calculating the registration fee pursuant to Rules 457(f)(1) and (3) under the Securities Act of 1933, as amended (the “Securities Act”), based on the market value of General Cable Corporation’s 1.00% Senior Convertible Notes due 2012 that may be tendered and accepted for exchange, as calculated in accordance with Rule 457(c).

(3)	The aggregate number of shares of common stock to be issued upon conversion in full of the Notes was calculated based on an assumed conversion price of $30.00 per share (which represents the maximum amount of shares issuable, as adjusted by the maximum make whole payment under the terms of the Notes). Pursuant to Rule 416 under the Securities Act, in addition to the shares set forth in the table, the amount to be registered includes an indeterminate number of shares issuable upon conversion of the Notes, as such amount may be adjusted due to stock splits, stock dividends or other similar transactions.

(4)	Pursuant to Rule 457(i) under the Securities Act, there is no filing fee with respect to the shares of common stock issuable upon conversion of the Notes.

The Registrant hereby amends this Registration Statement on such date or dates as may be necessary to delay its effective date until the Registrant shall file a further amendment which specifically states that this Registration Statement shall thereafter become effective in accordance with Section 8(a) of the Securities Act or until this Registration Statement shall become effective on such date as the Securities and Exchange Commission, acting pursuant to said Section 8(a), may determine.

The information in this prospectus may change. We may not complete the exchange offer and issue these securities until the registration statement filed with the Securities and Exchange Commission is effective. This prospectus is not an offer to sell or exchange any securities and is not soliciting an offer to buy or exchange these securities in any jurisdiction in which the offer is not permitted.

SUBJECT TO COMPLETION, DATED OCTOBER 27, 2009
PROSPECTUS

General Cable Corporation

OFFER TO EXCHANGE
OUR SUBORDINATED CONVERTIBLE NOTES DUE 2029
FOR OUR OUTSTANDING
1.00% SENIOR CONVERTIBLE NOTES DUE 2012 (CUSIP NOS. 369300AJ7 AND 369300AK4)

Upon the terms and subject to the conditions set forth in this prospectus and the related letter of transmittal, we are offering to exchange $925 principal amount of our new subordinated convertible notes due 2029, or the 2029 notes, for each $1,000 principal amount of our 1.00% senior convertible notes due 2012, or the 2012 notes. We will also pay in cash accrued and unpaid interest on 2012 notes accepted for exchange from the last interest payment date to, but excluding, the date on which the exchange of any 2012 notes that are accepted for exchange is settled. Upon the terms and subject to the conditions of the exchange offer, we will accept for exchange any and all 2012 notes validly tendered and not validly withdrawn prior to the expiration of the exchange offer. As of the date of this prospectus, the aggregate principal amount of 2012 notes outstanding was $475,000,000. If all of the 2012 notes are accepted for exchange pursuant to the exchange offer, $439,375,000 aggregate principal amount of 2029 notes will be issued.

The 2029 notes will mature on November 15, 2029, unless earlier converted, redeemed or repurchased. The 2029 notes will be expressly subordinated in right of payment to all our existing and future senior indebtedness, will be effectively subordinated in right of payment to our secured indebtedness to the extent of the value of the assets securing such indebtedness and will be effectively subordinated to the obligations of our subsidiaries, including trade payables.

Until November 15, 2019, the 2029 notes will bear interest at the rate of 4.50% per year, and after November 15, 2019, the 2029 notes will bear interest at the rate of 2.25% per year. Interest on the 2029 notes will be payable in cash semi-annually in arrears on May 15 and November 15 of each year, beginning on May 15, 2010. Beginning with the six-month period commencing on November 15, 2019, contingent interest on the 2029 notes will be payable in cash during any six-month interest period if the trading price of the 2029 notes, as defined in this prospectus, for each of the five trading days ending on the second trading day immediately preceding the first day of the applicable six-month interest period equals or exceeds 120% of the principal amount of the 2029 notes. During any interest period when contingent interest is payable, the contingent interest will equal 0.50% of the average trading price of $1,000 in principal amount of the 2029 notes during the five trading days ending on the second trading day immediately preceding the first day of the applicable six-month interest period, as more fully described in this prospectus.

The exchange offer will expire at midnight, New York City time, on November 24, 2009, unless earlier terminated or extended by us.

We have not applied, and do not currently intend to apply, to list either the 2029 notes or the 2012 notes for trading on any national securities exchange, but we intend to apply to have the common stock underlying the 2029 notes listed on the New York Stock Exchange. Our common stock is traded on the New York Stock Exchange under the symbol “BGC.” The last reported sales price of our common stock on October 26, 2009 was $34.44 per share.

An exchange of the 2012 notes and an investment in the 2029 notes and the underlying common stock involves risks. See “Risk Factors” beginning on page 28 for a discussion of issues that you should consider with respect to the exchange offer.

You must make your own decision whether to tender any 2012 notes for exchange in the exchange offer, and, if so, the amount of 2012 notes to tender. Neither General Cable Corporation, nor the dealer managers, the exchange agent, the information agent, nor any other person is making any recommendation as to whether you should tender your 2012 notes for exchange in the exchange offer.

Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or determined if this prospectus is truthful or complete. Any representation to the contrary is a criminal offense.
The dealer managers for the exchange offer are:

Goldman, Sachs & Co.	J.P. Morgan

The date of this prospectus is          , 2009

(Cover page continued)

The 2029 notes will be convertible, at the holder’s option, into cash and, in certain circumstances, shares of our common stock pursuant to the terms of the 2029 notes, based on an initial conversion price equal to 122.5% of the average VWAP, provided that the initial conversion price will in no event be less than a minimum conversion price of $36.75. The “average VWAP” means the arithmetic average, as determined by us, of the daily VWAP for each trading day during the 10 trading day period ending on and including the scheduled expiration date for the exchange offer, rounded to four decimal places. The “daily VWAP” for any trading day means the per share volume weighted average price of our common stock on that day as displayed under the heading Bloomberg VWAP on Bloomberg Page BGC.N <Equity> AQR (or its equivalent successor page if such page is not available) in respect of the period from the scheduled open of trading on the relevant trading day until the scheduled close of trading on the relevant trading day (or if such volume weighted average price is unavailable, the market price of one share of our common stock on such trading day determined, using a volume weighted average method, by a nationally recognized investment banking firm retained by us for this purpose). The initial conversion rate will be $1,000 divided by the initial conversion price, rounded to four decimal places. Because the initial conversion price will not be less than $36.75, the maximum initial conversion rate will not be greater than 27.2109 shares of our common stock per $1,000 principal amount of 2029 notes.

The exchange offer is subject to the general conditions discussed under “The Exchange Offer — Conditions to the Exchange Offer.” In addition, the exchange offer is conditioned on the registration statement of which this prospectus forms a part being declared effective and not being subject to a stop order or any proceedings for that purpose. The exchange offer is also conditioned on at least $100,000,000 aggregate principal amount of the 2012 notes being validly tendered and not validly withdrawn upon the expiration of the exchange offer.

Holders may withdraw their tendered 2012 notes at any time on or prior to the expiration date of the exchange offer. In addition, holders may withdraw any tendered 2012 notes that have not been accepted for exchange by us after the expiration of 40 business days from October 27, 2009, if such 2012 notes have not been previously returned to you.

If the initial conversion price is set at the minimum conversion price because the average VWAP otherwise would result in an initial conversion price of less than the minimum conversion price, we will extend the exchange offer until midnight, New York City time, on the second trading day following the previously scheduled expiration date to permit holders to tender or withdraw their 2012 notes during those days. Any changes in the prices of our common stock on those additional days of the exchange offer will not, however, affect the initial conversion price or the initial conversion ratio.

As used in this prospectus, except where the context otherwise requires or as otherwise indicated, “General Cable Corporation,” “General Cable,” the “company,” “we,” “our,” and “us” refer to General Cable Corporation and its subsidiaries.

This prospectus incorporates important business and financial information about us that is not included in or delivered with this prospectus. Information incorporated by reference is available without charge to holders of our 2012 notes upon written or oral request to us at General Cable Corporation, 4 Tesseneer Drive, Highland Heights, Kentucky 41076-9753, Attention: Chief Financial Officer, or by telephone at (859) 572-8000. To obtain timely delivery, security holders should request this information as early as possible before the expiration date, but in any event such request must be submitted to us no later than November 17, 2009, which is the date that is five business days before the expiration date of the exchange offer, assuming no extension of the expiration date.

In making a decision to tender 2012 notes in the exchange offer, you must rely on your own analysis of our business, financial conditions, results of operations and prospects and the terms of the exchange offer, including the merits and risks involved. You should consult with your own advisors as to legal, tax, business, financial and related aspects of tendering your 2012 notes in the exchange offer.

You should rely only on the information contained or incorporated by reference in this prospectus. None of the company, the dealer managers, the information agent or the exchange agent has authorized any other person to provide you with different or additional information. If anyone provides you with different or additional information, you should not rely on it. We are not making the exchange offer in any jurisdiction where the offer or exchange is not permitted. You should assume that the information in this prospectus is only accurate as of the date appearing on the front cover of this prospectus. Our business, financial condition, results of operations and prospects may have changed since that date.

You must comply with all applicable laws and regulations in force in any applicable jurisdiction and you must obtain any consent, approval or permission required by you for the exchange of the 2012 notes under the laws and regulations in force in the jurisdiction to which you are subject or in which you make your exchange and neither we nor the dealer managers, the information agent nor the exchange agent will have any responsibility therefor.

SPECIAL NOTE REGARDING FORWARD-LOOKING STATEMENTS

This prospectus and the documents incorporated by reference herein include forward-looking statements. Forward-looking statements are those that predict or describe future events or trends and that do not relate solely to historical matters. You can generally identify forward-looking statements as statements containing the words “believe,” “expect,” “anticipate,” “intend,” “estimate,” “project,” “plan,” “assume,” “seek to” or other similar expressions, although not all forward-looking statements contain these identifying words. We commonly use forward-looking statements throughout this prospectus and the documents incorporated by reference herein regarding the following subjects:

•	the exchange offer;

•	our business strategy, plans and objectives;

•	our understanding of our competition;

•	market trends;

•	projected sources and uses of available cash flow;

•	projected capital expenditures;

•	our future financial results and performance;

•	potential liability with respect to legal proceedings; and

•	potential effects of proposed legislation and regulatory action.

Actual results may differ materially from those discussed in forward-looking statements as a result of factors, risks and uncertainties over many of which we have no control. These factors include, without limitation:

•	general economic conditions, particularly those in the construction, energy and information technology sectors;

•	increased exposure to political and economic developments, crises, instability, terrorism, civil strife, expropriation and other risks of doing business in foreign markets;

•	the impact of foreign currency fluctuations and changes in interest rates;

•	our ability to comply with foreign and U.S. laws and regulations applicable to our international operations, including the Foreign Corrupt Practices Act of 1977;

•	the cost and availability of raw materials, including copper, aluminum, polyethylene and petrochemicals;

•	our ability to increase our selling prices during periods of increasing raw material costs;

•	economic consequences arising from natural disasters and other similar catastrophes, such as floods, earthquakes, hurricanes and tsunamis;

•	our ability to negotiate extensions of labor agreements on acceptable terms and to deal successfully with any labor disputes;

•	our ability to increase manufacturing capacity and productivity;

•	the impact of technological changes;

•	changes in customer or distributor purchasing patterns in our business segments;

•	domestic and local country price competition, particularly in certain segments of the power cable market and other competitive pressures;

•	our ability to continue our uncommitted accounts payable confirming arrangement and our accounts receivable financing arrangement for our European operations;

ii

•	the financial impact of any future plant closures;

•	the impact of unexpected future judgments or settlements of claims and litigation;

•	our ability to complete and integrate acquisitions and divestitures successfully and our ability to realize expected cost savings or other perceived benefits of these transactions;

•	economic and political consequences resulting from terrorist attacks, war and political and social unrest;

•	our ability to achieve target returns on investments in our defined benefit plans;

•	our ability to avoid limitations on utilization of net losses for income tax purposes;

•	our ability to service, and meet all requirements under, our debt, and to maintain adequate domestic and international credit facilities and credit lines;

•	our ability to pay dividends on our preferred stock;

•	our ability to make payments of interest and principal under the 2029 notes and under our other existing and future indebtedness, and to have sufficient available funds to effect conversions and repurchases of 2029 notes from time to time;

•	lowering of one or more debt ratings issued by nationally recognized statistical rating organizations, and the adverse impact such action may have on our ability to raise capital and on our liquidity and financial condition; and

•	other material factors.

You should not place undue reliance on our forward-looking statements because the matters they describe are subject to risks, uncertainties and other unpredictable factors, many of which are beyond our control. Our forward-looking statements are based on the information available to us as of the date on the cover of this prospectus or, in the case of forward-looking statements incorporated by reference, as of the date of the filing that includes any such statement. New risks and uncertainties arise from time to time, and it is impossible for us to predict these matters or how they may affect us. Over time, our actual results, performance or achievements will likely differ from the anticipated results, performance or achievements that are expressed or implied by our forward-looking statements, and such difference might be significant and materially adverse to our stockholders and holders of the 2029 notes. Such factors include, without limitation, the following:

•	those identified under “Risk Factors”;

•	those identified from time to time in our public filings with the SEC;

•	the negative impact of economic slowdowns or recessions;

•	the effect of changes in interest rates;

•	the effect of changes in the cost of raw materials;

•	the condition of the markets for our products;

•	our access to funding sources and our ability to renew, replace or add to our existing credit facilities on terms comparable to the current terms;

•	the impact of new state or federal legislation or court decisions on our operations; and

•	the impact of new state or federal legislation or court decisions restricting the activities of lenders or suppliers of credit in our market.

iii

QUESTIONS AND ANSWERS ABOUT THE EXCHANGE OFFER

These answers to questions that you may have as a holder of our 2012 notes are highlights of selected information included elsewhere or incorporated by reference in this prospectus. To fully understand the exchange offer, the 2029 notes and the other considerations that may be important to your decision about whether to participate in the exchange offer, you should carefully read this prospectus in its entirety, including the section entitled “Risk Factors,” as well as the information incorporated by reference in this prospectus. See “Where You Can Find More Information.”

Why are you making the exchange offer?

The purpose of the exchange offer is to provide us with financial and strategic flexibility by extending the maturity of a portion of our total debt represented by the 2012 notes, which mature on October 15, 2012.

What securities are the subject of the exchange offer?

The securities that are the subject of the exchange offer are our 2012 notes. As of October 27, 2009, there was $475.0 million in aggregate principal amount of 2012 notes outstanding.

What aggregate principal amount of 2012 notes is being sought in the exchange offer?

We will accept for exchange all 2012 notes validly tendered in the exchange offer and not validly withdrawn prior to the expiration date of the exchange offer, provided that the conditions to the exchange offer, including the minimum condition, are satisfied or, where permitted, waived. See “— Is the exchange offer subject to a minimum condition?” and “— What are the conditions to the exchange offer?”

What will I receive in the exchange offer if my 2012 notes are accepted for exchange?

Upon the terms and subject to the conditions set forth in this prospectus and the related letter of transmittal, we are offering to exchange $925 in principal amount of our new 2029 notes for each $1,000 in principal amount of our 2012 notes. We will also pay in cash accrued and unpaid interest on the 2012 notes accepted for exchange from the last interest payment date to, but excluding, the settlement date. Subject to the satisfaction or waiver of the conditions to the exchange offer and the terms of the exchange offer described in this prospectus, 2012 notes that are validly tendered and not validly withdrawn will be accepted for exchange in accordance with the terms of the exchange offer.

Is the exchange offer subject to a minimum condition?

The exchange offer is conditioned on at least $100.0 million aggregate principal amount of the 2012 notes being validly tendered and not validly withdrawn. The exchange offer is also subject to the other conditions discussed under “The Exchange Offer — Conditions to the Exchange Offer,” including, among other things, the effectiveness of the registration statement of which this prospectus forms a part.

What aggregate principal amount of 2029 notes will be issued in the exchange offer?

Upon the terms and subject to the conditions of the exchange offer, if all of the 2012 notes are accepted for exchange pursuant to the exchange offer, approximately $439.4 million aggregate principal amount of 2029 notes will be issued. Upon the terms and subject to the conditions of the exchange offer, if only $100.0 million aggregate principal amount of the 2012 notes is accepted for exchange pursuant to the exchange offer, approximately $92.5 million aggregate principal amount of 2029 notes will be issued.

How does the interest rate on the 2029 notes to be offered in the exchange offer compare to the interest rate on the 2012 notes?

Under the terms of the 2029 notes, until November 15, 2019, holders will be entitled to receive cash interest payments semi-annually in arrears at an initial annual rate of 4.50%. After November 15, 2019, holders of 2029 notes will be entitled to receive cash interest payments semi-annually in arrears at a rate of

2.25% per year. In addition, holders of the 2029 notes will be entitled to receive a specified amount of contingent interest in cash beginning with the six-month interest period commencing November 15, 2019 if the trading price of the 2029 notes for each of the five trading days ending on the second trading day immediately preceding the first day of the applicable six-month interest period equals or exceeds 120% of the principal amount of the 2029 notes. See “Description of the 2029 Notes — Contingent Interest.” Interest on the 2029 notes will be payable on May 15 and November 15 of each year, beginning on May 15, 2010, until the 2029 notes mature on November 15, 2029, unless earlier converted, redeemed or repurchased. See “Description of the 2029 Notes — Interest” and “Comparison of the 2029 Notes to the 2012 Notes.”

Under the terms of the 2012 notes, holders are entitled to receive cash interest payments semi-annually in arrears at an annual rate of 1.00%. Interest on the 2012 notes is payable on April 15 and October 15 of each year until October 15, 2012, unless earlier converted or repurchased. The terms of the 2012 notes do not provide for any adjustment of the interest rate or any payment of contingent interest.

What is a recent market price of your common stock?

Our common stock is traded on the New York Stock Exchange under the symbol “BGC.” The last reported sale price of our common stock on October 26, 2009 was $34.44 per share.

How do the conversion price and conversion rate of my 2012 notes compare with the conversion price and conversion rate of the 2029 notes offered in the exchange offer?

Under certain circumstances, holders may convert their 2012 notes into cash and, in certain circumstances, shares of our common stock, based on a conversion rate of 11.9142 shares of our common stock per $1,000 principal amount of 2012 notes (subject to adjustment), which is equal to a conversion price of approximately $83.93 per share.

Under certain circumstances, holders may convert their 2029 notes into cash, and, in certain circumstances, an applicable number shares of our common stock per $1,000 principal amount of 2029 notes (representing an applicable conversion price per share), subject to adjustment. The initial conversion price will equal 122.5% of the average VWAP, rounded to four decimal places; provided that in no event will the initial conversion price be less than a minimum conversion price of $36.75. The “average VWAP” means the arithmetic average, as determined by us, of the daily VWAP for each trading day during the 10 trading day period ending on and including the expiration date for the exchange offer, rounded to four decimal places. We note that, while November 11, 2009 is a U.S. federal holiday, it is scheduled to be a trading day.

The “daily VWAP” for any trading day means the per share volume weighted average price of our common stock on that day as displayed under the heading Bloomberg VWAP on Bloomberg Page BGC.N <Equity> AQR (or its equivalent successor page if such page is not available) in respect of the period from the scheduled open of trading on the relevant trading day until the scheduled close of trading on the relevant trading day (or if such volume weighted average price is unavailable, the market price of one share of our common stock on such trading day determined, using a volume weighted average method, by a nationally recognized investment banking firm retained by us for this purpose). The initial conversion rate of the 2029 notes will be specified in the indenture for the 2029 notes, and will equal $1,000 divided by the initial conversion price, rounded to four decimal places.

The table below provides examples of the initial conversion price and the initial conversion rate per $1,000 principal amount of 2029 notes assuming that the average VWAP reaches specified levels.

		Initial Conversion Rate
Sample Average	Initial Conversion	per $1,000 Principal
VWAP	Price	Amount of 2029 Notes

$28.00	$36.7500	27.2109
$29.00	$36.7500	27.2109
$30.00	$36.7500	27.2109
$31.00	$37.9750	26.3331
$32.00	$39.2000	25.5102
$33.00	$40.4250	24.7372
$34.00	$41.6500	24.0096
$35.00	$42.8750	23.3236
$36.00	$44.1000	22.6757
$37.00	$45.3250	22.0629
$38.00	$46.5500	21.4823
$39.00	$47.7750	20.9314

How can I obtain information regarding the determination of the initial conversion price and the initial conversion rate?

Throughout the exchange offer, the indicative average VWAP and the resulting indicative initial conversion price and indicative initial conversion rate with respect to the 2029 notes will be available through the Internet at http://www.dfking.com/generalcable and from the information agent at one of its telephone numbers listed on the back cover page of this prospectus. We will announce the definitive initial conversion price and the definitive initial conversion rate with respect to the 2029 notes by 4:30 p.m., New York City time, on the expiration date, and the definitive initial conversion price and the definitive initial conversion rate also will be available by that time at http://www.dfking.com/generalcable and from the information agent.

Is there a minimum conversion price for the 2029 notes?

Yes. In no event will the initial conversion price for the 2029 notes be less than the minimum conversion price of $36.75. If the initial conversion price equals the minimum conversion price, the initial conversion rate would be 27.2109 shares of our common stock per $1,000 in principal amount of 2029 notes.

Depending on the trading price of our common stock compared to the average VWAP described above, the initial conversion price may be set at the minimum conversion price. If the average VWAP is equal to or less than $30.00, the initial conversion price will equal $36.75, the minimum conversion price. If the initial conversion price is set at the minimum conversion price because the average VWAP otherwise would result in an initial conversion price of less than the minimum conversion price, we will extend the exchange offer until midnight, New York City time, on the second trading day following the original expiration date to permit holders to tender or withdraw their 2012 notes during those days. Any changes in the prices of our common stock on those additional days of the exchange offer will not, however, affect the initial conversion price or the initial conversion rate.

Can I currently exercise conversion rights under the 2012 notes?

As of October 26, 2009, holders may not exercise their conversion rights under their 2012 notes. Absent the occurrence of certain circumstances which would permit earlier conversion of the 2012 notes, the 2012 notes will only become convertible at the option of the holders thereof beginning on September 15, 2012 and ending at the close of business on the business day immediately preceding October 15, 2012, the maturity date of the 2012 notes.

When would I be able to exercise the conversion rights under the 2029 notes?

Prior to August 31, 2029, the 2029 notes would only be convertible upon the occurrence of certain circumstances. See “Description of the 2029 Notes — Conversion Rights.”

What other rights will I lose if I exchange my 2012 notes in the exchange offer?

If you validly tender your 2012 notes and we accept them for exchange, you will lose the rights of a holder of the 2012 notes with respect to the 2012 notes you exchange. For example, you would lose the right to receive semi-annual interest payments and principal payments in accordance with the terms of the 2012 notes that are accepted for exchange in the exchange offer. See “Comparison of the 2029 Notes to the 2012 Notes.”

May I tender only a portion of the 2012 notes that I hold?

Yes. You do not have to tender all of your 2012 notes in order to participate in the exchange offer. However, you may only tender 2012 notes for exchange in integral multiples of $1,000 principal amount.

In what denominations will the 2029 notes be issued? What will happen if I am otherwise entitled to 2029 notes in a lower principal amount?

The 2029 notes will be issued only in minimum denominations of $1,000 and integral multiples thereof. In lieu of issuing 2029 notes in denominations of other than a minimum denomination of $1,000 and integral multiples thereof, if the amount of 2012 notes accepted for exchange from a particular holder is such that the minimum denomination threshold of the 2029 notes is not reached, at settlement, we will deliver 2029 notes in a minimum denomination of $1,000 and integral multiples thereof and cash equal to the remaining principal amount of 2029 notes that would otherwise have been issued to such holder but for the minimum denomination threshold.

If the exchange offer is completed and I do not participate in the exchange offer or I do not exchange all of my 2012 notes in the exchange offer, how will the terms of my remaining outstanding 2012 notes be affected?

The terms of your 2012 notes that remain outstanding after the completion of the exchange offer will not change as a result of the exchange offer.

How will the exchange offer affect the trading market for the 2012 notes that are not exchanged?

The 2012 notes are not listed for trading on any national securities exchange, and there currently is a limited trading market for the 2012 notes. To the extent that 2012 notes are tendered and accepted for exchange pursuant to the exchange offer, the trading market for the remaining 2012 notes will be even more limited or may cease to exist altogether. A debt security with a small outstanding aggregate principal amount, or “float,” may command a lower price than would a comparable debt security with a larger float. Therefore, the market price for the unexchanged 2012 notes may be adversely affected as a result of the exchange offer. The reduced float may also make the trading price of the remaining 2012 notes more volatile. See “Risk Factors — Risks Related to Participation in the Exchange Offer by Holders of 2012 Notes — The liquidity of any trading market that currently exists for the 2012 notes may be adversely affected by the exchange offer, and holders of 2012 notes who fail to participate in the exchange offer may find it more difficult to sell their 2012 notes after the exchange offer is completed.”

What do you intend to do with the 2012 notes that are accepted for exchange in the exchange offer?

The 2012 notes accepted for exchange by us in the exchange offer will be cancelled and retired in accordance with the terms of the indenture governing the 2012 notes.

Are you making a recommendation as to whether I should participate in the exchange offer?

No recommendation will be made by us, the dealer managers, the information agent or the exchange agent as to whether you should tender or refrain from tendering your 2012 notes for exchange in the exchange offer. You must make your own determination as to whether to tender your 2012 notes for exchange in the exchange offer and, if so, the principal amount of 2012 notes to tender, and you should consult with your own advisors as to the legal, tax, business, financial and other aspects of tendering your 2012 notes. Before making your decision, we urge you to read this prospectus carefully in its entirety, including the information set forth in the section entitled “Risk Factors,” and in the documents incorporated by reference in this prospectus.

When will I receive the exchange offer consideration for my 2012 notes that are tendered and accepted for exchange pursuant to the exchange offer?

The 2029 notes deliverable in respect of your 2012 notes accepted for exchange will, upon the terms and subject to all conditions of the exchange offer, be delivered to the exchange agent (or upon its instruction to The Depository Trust Company, or DTC), as agent for the holders whose 2012 notes have been accepted for exchange, on the settlement date. The settlement date will occur promptly following the expiration date, and we expect that the settlement date will occur within three New York Stock Exchange trading days after the expiration date. If the exchange offer is not completed, no exchange will occur, no delivery of 2029 notes or cash will occur and we will return your tendered 2012 notes. All conditions to the exchange offer must be satisfied or waived on or prior to the expiration date if we are to accept any 2012 notes for exchange in the exchange offer.

Will you receive any cash proceeds from the exchange offer?

No. We will not receive any cash proceeds from the exchange offer.

Will the 2029 notes to be issued in the exchange offer be freely tradable?

The 2029 notes received pursuant to the exchange offer generally may be offered for resale, resold and otherwise transferred without further registration under the Securities Act and without delivery of a prospectus meeting the requirements of Section 10 of the Securities Act if the holder is not our “affiliate” within the meaning of Rule 144(a)(1) under the Securities Act. Any holder who is our affiliate at the time of the exchange must comply with the registration and prospectus delivery requirements of the Securities Act in connection with any resales, unless such sale or transfer is made pursuant to an exemption from such requirements and the requirements under applicable state securities laws.

Are any 2012 notes held by your directors or executive officers?

To our knowledge, none of our directors, executive officers or controlling persons, or any of their affiliates, beneficially own any 2012 notes. For more information on the interests of our directors and executive officers in the exchange offer, see the section of this prospectus entitled “Interests of Directors and Executive Officers.”

Do you or any of your affiliates have any current plans to purchase any of the 2012 notes that remain outstanding subsequent to the expiration date?

No. Although we and our affiliates do not have any current plans to purchase any 2012 notes that remain outstanding subsequent to the expiration date, we and our affiliates reserve the right to do so. Following completion of the exchange offer, we may repurchase additional 2012 notes that remain outstanding in the open market, in privately negotiated transactions, in tender offers, in new exchange or conversion offers. Future purchases or exchanges of 2012 notes that remain outstanding after the exchange offer may be on terms that are more or less favorable than those offered in the exchange offer. Rule 13e-4 under the Securities Exchange Act of 1934, as amended, or the Exchange Act, generally prohibits us and our affiliates from purchasing any 2012 notes other than pursuant to the exchange offer until 10 business days after the expiration date of the exchange offer. Rule 14e-5 under the Exchange Act also prohibits us and our affiliates and the dealer managers and their affiliates from purchasing the 2012 notes outside of the exchange offer from the time that the exchange offer is first announced until the expiration of the exchange offer, subject to certain exceptions. Future purchases or exchanges, if any, will depend on many factors, which include, without limitation, market conditions, the condition of our business and our financial condition and results of operations.

What are the conditions to the exchange offer?

The exchange offer is subject to the conditions described in “The Exchange Offer — Conditions to the Exchange Offer,” including the condition that the registration statement of which this prospectus forms a part shall have been declared effective and that there shall not have occurred or be reasonably likely to occur any material adverse change to our business, operations, properties, condition, assets, liabilities, prospects or financial affairs. The exchange offer is also conditioned, among other things, on at least $100.0 million aggregate principal amount of the 2012 notes being validly tendered and not validly withdrawn upon the expiration of the exchange offer.

When does the exchange offer expire?

The exchange offer will expire at midnight, New York City time, on November 24, 2009, unless extended or earlier terminated by us. If the initial conversion price is set at the minimum conversion price because the average VWAP otherwise would result in an initial conversion price of less than the minimum conversion price, we will extend the exchange offer until midnight, New York City time, on the second trading day following the previously scheduled expiration date to permit holders to tender or withdraw their 2012 notes during those days. Any changes in the prices of our common stock on those additional days of the exchange offer will not, however, affect the initial conversion price or the initial conversion ratio.

Under what circumstances may the exchange offer be extended, amended or terminated?

We reserve the right to extend the exchange offer for any reason, subject to applicable law. We also expressly reserve the right, at any time or from time to time, to amend the terms of the exchange offer in any respect consistent with applicable law prior to the expiration date of the exchange offer. However, we may be required by law to extend the exchange offer if we make a material change in the terms of the exchange offer or to the information contained in this prospectus, or otherwise as required under applicable law.

During any extension of the exchange offer, 2012 notes that were previously tendered for exchange and not validly withdrawn will remain subject to the exchange offer. We also reserve the right to terminate the exchange offer at any time prior to the expiration date of the exchange offer if any condition to the exchange offer is not met. If the exchange offer is terminated, no 2012 notes will be accepted for exchange, and any 2012 notes that have been tendered for exchange, and not previously returned to the holder in connection with a valid withdrawal, will be returned to the holder promptly after the termination of the exchange offer. See “The Exchange Offer — Expiration Date; Extension; Termination; Amendment.”

How will I be notified if the exchange offer is extended, amended or terminated?

We will issue a press release or otherwise publicly announce any extension, amendment or termination of the exchange offer. In the case of an extension, we will promptly make a public announcement by issuing a press release no later than 9:00 a.m., New York City time, on the first business day after the previously scheduled expiration date of the exchange offer. See “The Exchange Offer — Expiration Date; Extension; Termination; Amendment.”

What risks should I consider in deciding whether or not to tender my 2012 notes?

In deciding whether to tender 2012 notes in the exchange offer, you should carefully consider the discussion of risks and uncertainties affecting our business, the 2029 notes and our common stock described in the section of this prospectus entitled “Risk Factors,” and in the documents incorporated by reference in this prospectus.

What are the material U.S. federal income tax considerations of tendering my 2012 notes in the exchange offer, holding and disposing of 2029 notes and converting 2029 notes into common stock?

Please see the section of this prospectus entitled “Material U.S. Federal Income Tax Considerations” for a summary of the material U.S. federal income tax considerations relating to the exchange of 2029 notes for 2012 notes in the exchange offer, and the ownership, conversion and disposition of the 2029 notes, and, where noted, the common stock into which the 2029 notes may be convertible. However, before deciding whether to tender your 2012 notes in the exchange offer, you should consult your own tax advisors concerning the U.S. federal income tax considerations applicable to you in light of your particular situation as well as any consequences under the laws of another taxing jurisdiction.

Are your financial condition and your results of operations relevant to my decision to tender my 2012 notes for exchange in the exchange offer?

Yes. We believe that the respective market prices of our common stock and the 2012 notes are closely linked to our financial condition and results of operations. In addition, the market price of our 2029 notes issued pursuant to the exchange offer is expected to be closely linked to our financial condition and results of operations. For information about the accounting treatment of the exchange offer, see the section of this prospectus entitled “The Exchange Offer — Accounting Treatment.”

How do I tender my 2012 notes for exchange in the exchange offer?

If you beneficially own 2012 notes that are held in the name of a broker or other nominee and wish to tender such 2012 notes for exchange, you should promptly instruct your broker or other nominee to tender 2012 notes on your behalf. To tender 2012 notes in the exchange offer, D.F. King & Co., Inc., the exchange agent, must receive, on or prior to midnight, New York City time, on the expiration date of the exchange offer:

•	either:

(1)	a properly completed, duly signed and dated letter of transmittal, or a facsimile of the letter of transmittal, with a signature guarantee if the letter of transmittal so requires, and any other documents required by the letter of transmittal; or

(2)	an agent’s message transmitted by DTC on behalf of the holder pursuant to such holder’s instructions, in which message the holder of the 2012 notes acknowledges and agrees to be bound by the terms of the letter of transmittal, and which message shall be received by the exchange agent on or prior to midnight, New York City time, on the expiration date, according to the procedure for book-entry transfer described below; and

•	confirmation of book-entry transfer of the holder’s 2012 notes into the exchange agent’s account at DTC pursuant to the procedure for book-entry transfers described in this prospectus under the heading “The Exchange Offer — Procedures for Tendering 2012 Notes.”

For more information regarding the procedures for exchanging your 2012 notes, see the section of this prospectus entitled “The Exchange Offer — Procedures for Tendering 2012 Notes” and “The Exchange Offer — Book-Entry Transfer.”

May I tender my 2012 notes by notice of guaranteed delivery?

No. There are no guaranteed delivery procedures applicable to the exchange offer and, accordingly, 2012 notes may not be tendered by delivering a notice of guaranteed delivery. All tenders must be completed by midnight, New York City time, on the expiration date in order to be considered valid.

What happens if some or all of my 2012 notes are not accepted for exchange?

Any 2012 notes not accepted by us for exchange in the exchange offer will be returned to you, at our expense, promptly after the expiration or termination of the exchange offer to the address specified by you in the letter of transmittal or by book-entry transfer into an account with DTC specified by you. For more information, see the section of this prospectus entitled “The Exchange Offer — Withdrawal Rights.”

Until when may I withdraw 2012 notes previously tendered for exchange?

You may withdraw 2012 notes that were previously tendered for exchange at any time on or prior to the expiration date of the exchange offer. In addition, you may withdraw any 2012 notes that you tender that have not been accepted for exchange by us after the expiration of 40 business days from October 27, 2009, if such 2012 notes have not been previously returned to you. For more information, see the section of this prospectus entitled “The Exchange Offer — Withdrawal Rights.”

How do I withdraw 2012 notes previously tendered for exchange in the exchange offer?

To withdraw 2012 notes previously tendered for exchange, the exchange agent must receive a notice of withdrawal, transmitted by DTC on behalf of the holder in accordance with the standard operating procedures of DTC or a written notice of withdrawal, sent by facsimile transmission, receipt confirmed by telephone, or letter, on or prior to the expiration date. For more information regarding the procedures for withdrawing tenders of 2012 notes, see the section of this prospectus entitled “The Exchange Offer — Withdrawal Rights.” A form of notice of withdrawal may be obtained from the information agent. The information agent’s contact information appears on the back cover of this prospectus.

Will I have to pay any fees or commissions if I tender my 2012 notes for exchange in the exchange offer?

You will not be required to pay any fees or commissions to us, the dealer managers, the information agent or the exchange agent in connection with the exchange offer. If your 2012 notes are held through a broker or other nominee who tenders the 2012 notes on your behalf (other than those tendered through a dealer manager), your broker may charge you a commission for doing so. You should consult with your broker or nominee to determine whether any charges will apply.

With whom may I talk if I have questions about the exchange offer?

If you have questions regarding the terms of the exchange offer, please contact the dealer managers, Goldman, Sachs & Co. and J.P. Morgan Securities Inc. The addresses and telephone numbers for the dealer managers are set forth on the back cover of this prospectus. If you have questions regarding the procedures for tendering your 2012 notes for exchange in the exchange offer, please contact the information agent at the address and telephone numbers set forth on the back cover of this prospectus.

SUMMARY

This summary highlights the information contained or incorporated by reference in this prospectus. Because this is only a summary, it does not contain all of the information that may be important to you. For a more complete understanding of the exchange offer, we encourage you to read this entire prospectus, including “Risk Factors” and the financial and other information contained in and incorporated by reference in this prospectus, before making a decision whether to tender your 2012 notes for exchange.

General Cable Corporation

Overview

We are a global leader in the development, design, manufacture, marketing and distribution of copper, aluminum and fiber optic wire and cable products. We have a strong market position in each of the segments in which we compete due to our product, geographic and customer diversity and our ability to operate as a low-cost producer. We sell a wide variety copper, aluminum and fiber optic wire and cable products, which we believe represents one of the most diversified product lines in the industry. As a result, we are able to offer our customers a single source for most of their wire and cable requirements. We have 47 manufacturing facilities, including two facilities owned by companies in which we have an equity investment, and sell our products worldwide through our global operations. Technical expertise and implementation of Lean Six Sigma strategies have contributed to our ability to maintain our position as a low-cost producer.

Our operations are divided into the following three reportable segments:

•	North America;

•	Europe and North Africa; and

•	Rest of World, or ROW.

The net sales in fiscal year 2008 and the six fiscal months ended July 3, 2009 generated by each of our reportable segments (as a percentage of our total company results) were as follows:

	Percentage of Net Sales
		For the
	For the Year	Six Fiscal
	Ended	Months
	December 31,	Ended July 3,
Reportable Segment	2008	2009

North America	35%	35%
Europe and North Africa	35%	36%
ROW	30%	29%

Total Net Sales	100%	100%

Recent Developments

On October 26, 2009, we announced our financial results for the third fiscal quarter of 2009. The following is a summary of our unaudited results of operations for the three and nine fiscal months ended October 2, 2009. This summary is not intended to be a comprehensive statement of our unaudited financial results for these periods. Full financial results will be included in our Quarterly Report on Form 10-Q for the fiscal quarter ended October 2, 2009, which is expected to be filed with the SEC on or about November 11, 2009.

Our consolidated net sales in the third fiscal quarter of 2009 totaled $1,081.8 million compared to $1,626.0 million in the third fiscal quarter of 2008, a decrease of 33.5%. Selling, general and administrative, or SG&A, expenses in the third fiscal quarter of 2009 totaled $81.3 million compared to $96.0 million in the third fiscal quarter of 2008, a decrease of 15.3%.

Interest expense was $21.4 million for the third fiscal quarter of 2009 compared to $26.4 million for the third fiscal quarter of 2008. On January 1, 2009, we retrospectively implemented the new accounting standard, FSP APB 14-1, Accounting for Convertible Debt Instruments That May Be Settled in Cash Upon Conversion (Including Partial Cash Settlement), for our 2012 notes and our 0.875% senior convertible notes due 2013, or the 2013 notes. As a result of this change, $10.1 million and $9.1 million of non-cash interest expense was recorded in the third fiscal quarters of 2009 and 2008, respectively. The effective tax rate for the third fiscal quarter of 2009 was 16.8% compared to 31.5% for the third fiscal quarter of 2008.

Operating income for the third fiscal quarter of 2009 was $42.8 million compared to $113.8 million in the third fiscal quarter of 2008. Net income attributable to our common shareholders for the third fiscal quarter of 2009 was $16.4 million compared to $50.5 million in the third fiscal quarter of 2008. Diluted earnings per share were $0.31 for the third fiscal quarter of 2009 compared to $0.94 per share for the third fiscal quarter of 2008, based on 52.9 million and 53.7 million weighted average diluted shares outstanding as of October 2, 2009 and September 26, 2008, respectively.

Consolidated net sales in the nine fiscal months ended October 2, 2009 totaled $3,256.2 million compared to $4,937.2 million in the nine fiscal months ended September 26, 2008, a 34.0% decrease. SG&A expenses for the nine fiscal months ended October 2, 2009 totaled $258.0 million compared to $290.1 million for the nine fiscal months ended September 26, 2008, a decrease of 11.1%. Operating income for the nine fiscal months ended October 2, 2009 totaled $230.3 million compared to $359.7 million in the nine fiscal months ended September 26, 2008. The effective tax rate for the nine fiscal months ended October 2, 2009 was 30.0% compared to 34.1% in the nine fiscal months ended September 26, 2008. Net income attributable to our common shareholders for the nine fiscal months ended October 2, 2009 was $117.6 million compared to $178.1 million in the nine fiscal months ended September 26, 2008. Diluted earnings per share were $2.23 for the nine fiscal months ended October 2, 2009 compared to $3.27 per share for the nine fiscal months ended September 26, 2008, based on 52.8 million and 54.6 million weighted average diluted shares outstanding as of October 2, 2009 and September 26, 2008, respectively.

We also indicated, looking ahead, that we expect the developing economies we serve to perform relatively better than the developed economies of the world. We believe that business conditions in Latin America, Africa and Southeast Asia are being buoyed by commodities, mining and infrastructure investment, aided by somewhat better credit markets. In the U.S., we expect continuing declines in non-residential construction spending as well as a residential construction market that will recover slowly. These are direct or indirect end markets for many of our products. After years of significant growth, Spain continues to suffer from a severe correction in its construction markets and nearly 20% unemployment and we do not expect that this market will return to growth quickly. With industrial companies in the United States using less electricity for the last two years, we do not expect any significant increase in electric utility spending on the distribution network next year. However, we expect the U.S. transmission and wind farm segments to begin to improve as the spending related to the Stimulus Bill in these areas increases over the next year. We expect that the continuing impact of weak demand and rapidly increasing metal costs will further pressure earnings in the fourth fiscal quarter of 2009. As a result of these ongoing weak conditions, we plan to reduce production further in the fourth fiscal quarter of 2009. This also will negatively impact our earnings in the fourth fiscal quarter of 2009 and, as a result of the foregoing, we expect that earnings per share for the fourth quarter of 2009 will be substantially lower than for the third quarter. We are encouraged by early indicators of economic recovery in some areas beginning to be discussed by major industrial companies but caution that demand for many of our products may lag the general economy, construction in particular, by six to 18 months.

*          *          *

General Cable Corporation is a Delaware corporation. Our principal executive offices are located at 4 Tesseneer Drive, Highland Heights, Kentucky 41076-9753, and our telephone number is (859) 572-8000. Our website is located at http://www.generalcable.com. Except as to certain of our SEC filings that appear on our website and are incorporated by reference into this prospectus, the information on our website is not part of, or incorporated by reference into, this prospectus.

Summary of the Exchange Offer

The following summary contains basic information about the exchange offer and is not intended to be complete. It does not contain all the information that may be important to you. For a more complete understanding of the terms of the exchange offer, see “The Exchange Offer.”

The offeror	General Cable Corporation

Securities subject to the exchange offer	We are making the exchange offer for all of our outstanding 1.00% senior convertible notes due 2012 and the related guarantees of each of our subsidiaries that is a guarantor under the 2012 notes.

The exchange offer	Upon the terms and subject to the conditions set forth in this prospectus and the related letter of transmittal, we are offering to exchange $925 principal amount of our new 2029 notes for each $1,000 principal amount of our 2012 notes validly tendered and not validly withdrawn pursuant to the exchange offer. We will also pay in cash accrued and unpaid interest on the 2012 notes accepted for exchange from the last interest payment date to, but excluding, the settlement date.

Subject to the satisfaction or waiver of all conditions to the exchange offer, 2012 notes that are validly tendered and not validly withdrawn will be accepted for exchange in accordance with the terms of the exchange offer. See “The Exchange Offer” for more information on the terms of the exchange offer.

Purpose of the exchange offer	The purpose of the exchange offer is to provide us with financial and strategic flexibility by extending the maturity of a portion of our debt represented by the 2012 notes, which mature on October 15, 2012.

Market trading	The 2012 notes are not listed for trading on any national securities exchange. Investors are urged to consult with their bank, broker or financial advisor in order to obtain information regarding the market prices for the 2012 notes. We do not intend to have the 2029 notes listed for trading on any national securities exchange.

Our common stock is traded on the New York Stock Exchange under the symbol “BGC.” The last reported sale price of our common stock on October 26, 2009 was $34.44 per share.

Expiration date	The expiration time of the exchange offer will be midnight, New York City time, on November 24, 2009, unless extended or earlier terminated by us. As used in this prospectus, the term “expiration date” refers to such date and time or, if we extend the exchange offer, the latest date and time to which we extend the exchange offer. If the initial conversion price is set at the minimum conversion price because the average VWAP otherwise would result in an initial conversion price of less than the minimum conversion price, we will extend the exchange offer until midnight, New York City time, on the second trading day following the previously scheduled expiration date to permit holders to tender or withdraw their 2012 notes during those days. Any changes in the prices of our common stock on those additional days of the exchange offer will not, however, affect the initial conversion price or the initial conversion ratio.

Settlement date	The settlement of the exchange offer will occur promptly after the expiration date. We expect that the settlement date will occur within three New York Stock Exchange trading days after the expiration date.

Conditions to the exchange offer	The exchange offer is subject to the conditions discussed under “The Exchange Offer — Conditions to the Exchange Offer,” including, among other things, that the registration statement of which this prospectus forms a part must have been declared effective and not being subject to a stop order or any proceedings for that purpose and is also conditioned on at least $100.0 million aggregate principal amount of the 2012 notes being validly tendered and not validly withdrawn as of the expiration date. We will not be required to accept for exchange any outstanding 2012 notes tendered, subject to the terms of the exchange offer, and may terminate the exchange offer if any condition of the exchange offer as described under “The Exchange Offer — Conditions to the Exchange Offer” is not satisfied on or prior to the expiration date. We will not be required to, but we reserve the right to, waive any of the conditions to the exchange offer, other than the non-waivable conditions described under “The Exchange Offer — Conditions to the Exchange Offer.”

Extensions, waivers, amendments and termination	Subject to applicable law, we reserve the right to (1) extend the exchange offer; (2) waive any and all conditions to or amend the exchange offer in any respect (except as to the condition that the registration statement of which this prospectus forms a part having been declared effective and not being subject to a stop order or any proceedings for that purpose and the condition that at least $100.0 million aggregate principal amount of the 2012 notes are validly tendered and not validly withdrawn as of the expiration date, which conditions we cannot waive); or (3) terminate the exchange offer if any condition to the exchange offer has not been satisfied or waived. Any extension, waiver, amendment or termination will be followed as promptly as practicable by a public announcement thereof. In the case of any extension of the expiration date, such announcement will be issued no later than 9:00 a.m., New York City time, on the next business day after the last previously scheduled expiration date. See “The Exchange Offer — Expiration Date; Extension; Termination; Amendment.”

Summary comparison of 2012 notes to 2029 notes	There are material differences between the terms of the 2029 notes and the 2012 notes. See “Summary Comparison of the 2029 Notes to the 2012 Notes” for a summary comparison of certain of the material terms of the 2029 notes and the 2012 notes.

Procedures for tendering 2012 notes	You may tender your 2012 notes by transferring them through DTC’s Automated Tender Offer Program or following the other procedures described under “The Exchange Offer — Procedures for

Tendering 2012 Notes” and “The Exchange Offer — Book-Entry Transfer.”

For further information, please call the information agent at the telephone numbers set forth on the back cover of this prospectus or consult your broker, dealer, commercial bank, trust company or other nominee for assistance.

Withdrawal rights and non-acceptance of tendered 2012 notes	You may withdraw your tendered 2012 notes at any time on or prior to the expiration date. In addition, if not previously returned, you may withdraw 2012 notes that you tender that have not been accepted by us for exchange after expiration of 40 business days from October 27, 2009. In the event that tendered 2012 notes are not withdrawn or otherwise not accepted by us for exchange, such 2012 notes will be promptly returned to such holders or credited to such holder’s DTC account in the same manner as tendered to us, unless the holder has indicated other delivery instructions in the related letter of transmittal or agent’s message. See “The Exchange Offer — Withdrawal Rights.”

Required approvals	We are not aware of any regulatory approvals necessary to complete the exchange offer, other than compliance with applicable securities laws.

No appraisal rights	Holders of 2012 notes have no appraisal rights in connection with the exchange offer.

Fees and commissions	You are not required to pay fees or commissions to us, the dealer managers, the exchange agent or the information agent in connection with the exchange offer. If your 2012 notes are held through a broker or other nominee who tenders the 2012 notes on your behalf (other than those tendered through a dealer manager), your broker may charge you a commission for doing so. You should consult with your broker or nominee to determine whether any charges will apply.

Consequences of failure to exchange the 2012 notes	Any 2012 notes that are not exchanged in the exchange offer will remain outstanding and continue to accrue interest and will be entitled to the rights and benefits their holders have under the indenture governing the 2012 notes. If a sufficiently large aggregate principal amount of 2012 notes does not remain outstanding after the exchange offer, the trading markets for the remaining outstanding aggregate principal amount of 2012 notes may be less liquid. See “The Exchange Offer — Consequences of Failure to Participate in the Exchange Offer” and “Risk Factors.”

Material U.S. federal income tax considerations	See “Material U.S. Federal Income Tax Considerations” for a summary of material U.S. federal income tax considerations regarding the exchange offer.

Dealer managers	The dealer managers for the exchange offer are Goldman, Sachs & Co. and J.P. Morgan Securities Inc. The addresses and telephone numbers for the dealer managers are set forth on the back cover of this prospectus.

Exchange agent and information agent	D.F. King & Co., Inc. has been appointed as the exchange agent and the information agent for the exchange offer. D.F. King’s address and telephone numbers are set forth on the back cover of this prospectus.

Further information	Additional copies of this prospectus, the related letter of transmittal and other materials related to the exchange offer, including the form of notice of withdrawal, may be obtained by contacting the information agent. For questions regarding the procedures to be followed for tendering your 2012 notes, please contact the information agent. For all other questions, please contact the dealer managers. The contact information for each of these parties is set forth on the back cover of this prospectus.

Summary of the 2029 Notes

The following summary contains basic information about the 2029 notes and is not intended to be complete. It does not contain all the information that may be important to you. For a more complete understanding of the 2029 notes, please refer to the section of this prospectus entitled “Description of the 2029 Notes.”

The 2029 notes	$439,375,000 aggregate principal amount of subordinated convertible notes due 2029.

Maturity date	November 15, 2029.

Interest rate	Until November 15, 2019, the 2029 notes will bear cash interest at the rate of 4.50% per year, and after November 15, 2019, the 2029 notes will bear cash interest at the rate of 2.25% per year.

Contingent interest	Beginning with the six-month interest period commencing November 15, 2019, contingent interest on the 2029 notes will be payable during any six-month interest period if the trading price of the 2029 notes for each of the five trading days ending on the second trading day immediately preceding the first day of the applicable six-month interest period equals or exceeds 120% of the principal amount of the 2029 notes.

During any six-month period when contingent interest shall be payable, the contingent interest payable per $1,000 principal amount of the 2029 notes will equal 0.50% of the average trading price of $1,000 principal amount of 2029 notes during the five trading days ending on the second trading day immediately preceding the first day of the applicable six-month interest period.

Interest payment dates	Interest is payable on the 2029 notes semi-annually in arrears in cash on May 15 and November 15 of each year, beginning on May 15, 2010, to the holders of record at the close of business on the preceding May 1 and November 1, respectively.

Ranking	The payment of the principal, any premium and interest (including contingent and additional interest, if any) on the 2029 notes, including amounts payable on any redemption or repurchase, and any cash payable upon conversion of the 2029 notes, will be subordinated to the prior payment in full of all of the company’s existing and future senior debt, as defined in the 2029 note indenture. The 2029 notes will also be effectively subordinated to all secured indebtedness of the company to the extent of the value of the assets securing such indebtedness and will also be effectively subordinated to the existing and future debt or other liabilities of our subsidiaries, including trade payables.

As of July 3, 2009, we had $1,253.1 million in total debt outstanding (net of $172.9 million of debt discount), including $129.8 million in secured debt, and the ability to incur up to $305.6 million of additional secured debt under the company’s senior secured credit facility and $106.0 million in secured debt under our foreign secured credit facilities. In addition, as of July 3, 2009, our subsidiaries had $1,411.5 million in liabilities, excluding consolidated indebtedness but including trade payables, all of which liabilities will be effectively senior to the 2029 notes.

Conversion price and conversion rate	Holders may convert their 2029 notes into cash and, if applicable, shares of our common stock, prior to the close of business on the trading day immediately preceding the maturity date, only if the conditions for conversion described below under “— Exercise of Conversion Rights” are satisfied. The initial conversion price will equal 122.5% of the average VWAP, rounded to four decimal places; provided that in no event will the initial conversion price be less than $36.75. The “average VWAP” means the arithmetic average, as determined by us, of the daily VWAP for each trading day during the ten trading day period ending on and including the expiration date for the exchange offer, rounded to four decimal places. The “daily VWAP” for any trading day means the per share volume weighted average price of our common stock on that day as displayed under the heading Bloomberg VWAP on Bloomberg Page BGC.N <Equity> AQR (or its equivalent successor page if such page is not available) in respect of the period from the scheduled open of trading on the relevant trading day until the scheduled close of trading on the relevant trading day (or if such volume weighted average price is unavailable, the market price of one share of our common stock on such trading day determined, using a volume weighted average method, by a nationally recognized investment banking firm retained by us for this purpose). The initial conversion rate of the 2029 notes will be specified in the 2029 note indenture, and will equal $1,000 divided by the initial conversion price, rounded to four decimal places.

Throughout the exchange offer, the indicative average VWAP and the resulting indicative initial conversion price and indicative initial conversion rate with respect to the 2029 notes will be available at http://www.dfking.com/generalcable and from the information agent at one of its numbers listed on the back cover page of this prospectus. We will announce the definitive initial conversion price and the definitive initial conversion rate with respect to the 2029 notes by 4:30 p.m., New York City time, on the expiration date, and the definitive initial conversion price and the definitive initial conversion rate also will be available by that time at http://www.dfking.com/generalcable and from the information agent.

The table below provides examples of the initial conversion price and the initial conversion rate per $1,000 principal amount of the 2029 notes assuming that the average VWAP reaches specified levels.

		Initial Conversion
	Initial	Rate per $1,000
Sample Average	Conversion	Principal Amount
VWAP	Price	of 2029 Notes

$28.00	$36.7500	27.2109
$29.00	$36.7500	27.2109
$30.00	$36.7500	27.2109
$31.00	$37.9750	26.3331
$32.00	$39.2000	25.5102
$33.00	$40.4250	24.7372
$34.00	$41.6500	24.0096
$35.00	$42.8750	23.3236
$36.00	$44.1000	22.6757
$37.00	$45.3250	22.0629
$38.00	$46.5500	21.4823
$39.00	$47.7750	20.9314

Exercise of conversion rights	Holders may convert their 2029 notes prior to the close of business on the trading day before the stated maturity date based on the applicable conversion rate only under the following circumstances:

• during any calendar quarter beginning after March 31, 2010, and only during such calendar quarter, if the closing price of our common stock for at least 20 trading days in the 30 consecutive trading days ending on the last trading day of the immediately preceding calendar quarter is more than 130% of the conversion price per share (which conversion price per share is equal to $1,000 divided by the then applicable conversion rate);

• during the five business day period after any period of five consecutive trading days in which the trading price per $1,000 principal amount of 2029 notes for each day of that period was less than 98% of the product of the closing price of our common stock for each day of that period and the then applicable conversion rate;

• if specified distributions to holders of our common stock are made, or specified corporate transactions occur;

• if a fundamental change occurs, as defined in the 2029 note indenture;

• if we elect to redeem 2029 notes, the 2029 notes to be redeemed may be converted, in full or in part, at any time from the date notice of redemption is given by us to holders until the close of business on the trading day immediately preceding the redemption date; or

• at any time beginning on August 31, 2029 and ending at the close of business on the business day immediately preceding the maturity date.

Upon conversion of each $1,000 principal amount of 2029 notes, a holder will receive, in lieu of common stock, an amount in cash equal to the lesser of (1) $1,000 or (2) the conversion value, determined in the manner set forth in this prospectus, of a number of shares equal to the conversion rate. If the conversion value exceeds $1,000, we also will deliver, at our election, cash or common stock or a combination of cash and common stock with respect to the value of such excess amount.

Upon any conversion, subject to certain exceptions, you will not receive any separate cash payment representing accrued and unpaid interest (including contingent and additional interest, if any), and such accrued and unpaid interest (including contingent and additional interest, if any) to the conversion date will be deemed to be paid in full with the shares of our common stock issued or cash paid upon conversion rather than cancelled, extinguished or forfeited. See “Description of the 2029 Notes — Conversion Rights.”

Make whole premium	If a holder elects to convert its 2029 notes in connection with certain transactions occurring on or before the maturity date that constitute a change of control, as defined in the 2029 note indenture, we will pay, as and to the extent described in this prospectus, a make whole premium on the 2029 notes converted in connection with such transactions by increasing the conversion rate applicable to the 2029 notes.

The amount of the increase in the applicable conversion rate, if any, will be based on the price of our common stock paid, or deemed paid, in the relevant transaction and the effective date of the fundamental change. A description of how the increase in the applicable conversion rate will be determined and a table showing the increase that would apply at various common stock prices and fundamental change effective dates are set forth under “Description of the 2029 Notes — Determination of Make Whole Premium.”

Optional redemption by us	At any time on or after November 15, 2019, we may redeem all or a part of the 2029 notes for cash at a redemption price equal to 100% of the principal amount of the 2029 notes, plus accrued and unpaid interest (including contingent interest and additional interest, if any) to, but not including, the redemption date, if the last reported sale price of our common stock has been at least 150% of the conversion price then in effect for at least 20 trading days during the 30 consecutive trading day period immediately preceding the date on which we provide notice of redemption.

In addition, at any time on or prior to November 15, 2010, if a tax triggering event has occurred, we may redeem all or a part of the 2029 notes for cash at a redemption price equal to 101.5% of the principal amount thereof, plus, if the redemption conversion value as of the redemption date of the 2029 notes being redeemed exceeds their initial conversion value, 95% of the amount determined by subtracting the initial conversion value of such 2029 notes from their redemption conversion value as of the redemption date, plus accrued and unpaid interest (including contingent and additional interest, if any) to, but excluding, the redemption date. See “Description of the 2029 Notes — Optional Redemption.”

Purchase of 2029 notes by us for cash at the option of holders upon a fundamental change	Upon a fundamental change, as defined in the 2029 note indenture, holders will have the right to require us to purchase for cash all or any portion of their 2029 notes at a price equal to 100% of the principal amount of the 2029 notes plus accrued and unpaid interest (including contingent interest and additional interest), if any, to, but excluding, the fundamental change purchase date. See “Description of the 2029 Notes — Purchase of 2029 Notes by Us for Cash at the Option of Holders Upon a Fundamental Change.”

Use of proceeds	We will not receive any cash proceeds from the exchange of 2029 notes for 2012 notes pursuant to the exchange offer.

DTC eligibility	The 2029 notes will be issued in fully registered book-entry form and will be initially represented by a permanent global note without coupons. A global note will be deposited with a custodian for, and registered in the name of a nominee of, DTC in New York, New York. Beneficial interests in the global note will be shown on, and transfers thereof will be effected only through, records maintained by DTC and its direct and indirect participants, and your interest in the global note may not be exchanged for certificated notes, except in limited circumstances described in this prospectus. See “Description of the 2029 Notes — Global Notes; Book-Entry; Form.”

Form and denomination	The 2029 notes will be issued in minimum denominations of $1,000 and integral multiples thereof.

NYSE trading symbol for common stock	Our common stock is listed on the New York Stock Exchange under the symbol “BGC.”

Material U.S. federal income tax considerations	The 2029 notes and the common stock issuable upon conversion of the 2029 notes will be subject to special and complex U.S. federal income tax rules. Holders are urged to consult their own tax advisors with respect to the federal, state, local and foreign tax consequences of purchasing, owning, converting and disposing of the 2029 notes, and owning and disposing of the common stock issuable upon conversion of the 2029 notes. See “Risk Factors — You should consider the U.S. federal income tax consequences of owning 2029 notes” and “Material U.S. Federal Income Tax Considerations.”

Risk factors	See “Risk Factors” beginning on page 28 of this prospectus and other information included or incorporated by reference into this prospectus for a discussion of the factors you should consider carefully before deciding to exchange your 2012 notes and invest in the 2029 notes.

Summary of Comparison of the 2029 Notes and the 2012 Notes

A summary comparison of certain material terms of the 2029 notes and the 2012 notes is provided in the table below. The table below is qualified in its entirety by the information contained elsewhere in this prospectus and the indentures governing the 2029 notes and the 2012 notes, copies of which have been filed with the SEC as exhibits to the registration statement of which this prospectus forms a part. For a more detailed comparison of the terms of the 2029 notes and the 2012 notes, see “Comparison of the 2029 Notes to the 2012 Notes.”

	2029 Notes	2012 Notes

Interest rate	The 2029 notes will bear cash interest at the rate of 4.50% per year until November 15, 2019, and thereafter until maturity will bear cash interest at the rate of 2.25% per year. Interest on the 2029 notes will be payable semi-annually in arrears on May 15 and November 15 of each year, commencing on May 15, 2010.	The 2012 notes bear cash interest at the rate of 1.00% per year. Interest on the 2012 notes is payable semi-annually in arrears on April 15 and October 15 of each year.

Contingent interest	Beginning with the six-month period commencing on November 15, 2019, we will pay contingent interest in cash during any six-month interest period if the trading price of the 2029 notes for each of the five trading days ending on the second trading day immediately preceding the first day of the applicable six-month interest period equals or exceeds 120% of the principal amount of the 2029 notes.

	During any interest period when contingent interest is payable, the contingent interest payable per $1,000 principal amount of 2029 notes will equal 0.50% of the average trading price of $1,000 in principal amount of the 2029 notes during the five trading days ending on the second trading day immediately preceding the first day of the applicable six-month interest period, as more fully described in this prospectus.	None.

Maturity	The 2029 notes will mature on November 15, 2029.	The 2012 notes will mature on October 15, 2012.

	2029 Notes	2012 Notes

Guarantees	None.	The 2012 notes are guaranteed on an unsecured senior basis by each of our subsidiaries that is a borrower or a guarantor under specified senior credit facilities, our 2013 notes, our senior floating rate notes due 2015, or the 2015 notes, or our 7.125% senior fixed rate notes due 2017, or the 2017 notes.

Ranking	The 2029 notes will be unsecured obligations subordinated in right of payment to our existing and future senior indebtedness, will be effectively subordinated in right of payment to all of our secured indebtedness to the extent of the value of the assets securing such indebtedness and will be effectively subordinated in right of payment to all existing and future indebtedness and other liabilities of our subsidiaries, including trade payables.	The 2012 notes and related guarantees are our unsecured senior obligations, are effectively subordinated in right of payment to all of our and our guarantor subsidiaries’ existing and future secured indebtedness to the extent of the value of the assets securing such indebtedness, and are effectively subordinated in right of payment to all existing and future indebtedness and other liabilities of our non-guarantor subsidiaries, including trade payables.

Conversion rights	Holders will be able to convert their 2029 notes prior to the close of business on the trading day before November 15, 2029 based on the applicable conversion rate only under the following circumstances:

• during any calendar quarter commencing after March 31, 2010, if the closing price of our common stock for at least 20 trading days in the 30 consecutive trading days ending on the last trading day of the immediately preceding calendar quarter is more than 130% of the conversion price per share;	Holders may convert their 2012 notes prior to the close of business on the business day before October 15, 2012 based on the applicable conversion rate only under the following circumstances:

• during any calendar quarter, if the closing price of our common stock for at least 20 trading days in the 30 consecutive trading days ending on the last trading day of the immediately preceding calendar quarter is more than 130% of the conversion price per share;

	• during the five business day period after any period of five consecutive trading days in which the trading price per $1,000 principal amount of 2029 notes for each day of that period	• during the five business day period after any period of five consecutive trading days in which the trading price per $1,000 principal amount of 2012 notes for each day of that period

2029 Notes	2012 Notes

was less than 98% of the product of the closing price of our common stock for each day of that period and the then applicable conversion rate;

• if specified distributions to holders of our common stock are made;	was less than 98% of the product of the closing price of our common stock for each day of that period and the then applicable conversion rate;

• if specified distributions to holders of our common stock are made;

•     if we are a party to any transaction or event (including any consolidation or merger) pursuant to which all or substantially all shares of our common stock would be converted into cash, securities or other property;
• if we are a party to any transaction or event (including any consolidation or merger) pursuant to which all or substantially all shares of our common stock would be converted into cash, securities or other property;

•     at any time beginning 15 days before the anticipated effective date of a fundamental change and until the trading day prior to the fundamental change purchase date, if a fundamental change, as defined in the 2029 note indenture, occurs;
• at any time beginning 15 days before the anticipated effective date of a fundamental change and until the trading day prior to the fundamental change purchase date, if a fundamental change, as defined in the 2012 note indenture, occurs; or

•     if we elect to redeem 2029 notes, such 2029 notes to be redeemed may be converted, in full or in part, at any time from the date notice of redemption is given by us to holders until the close of business on the trading day immediately preceding the redemption date; or

•   at any time beginning on August 31, 2029 and ending at the close of business on the trading day immediately preceding the November 15, 2029 maturity date for the 2029 notes.

Subject to the conditions to conversion being satisfied, the 2029 notes will be convertible into cash and, in certain circumstances, shares of our common stock at the conversion price and conversion

•     at any time beginning on September 15, 2012 and ending at the close of business on the business day immediately preceding the October 15, 2012 maturity date for the 2012 notes.

Subject to the conditions to conversion being satisfied, the 2012 notes are convertible into cash and, in certain circumstances, shares of our common stock, based on a conversion rate of 11.9142 shares of our common stock per $1,000 principal amount of 2012 notes. This is equivalent to an initial conversion price of approximately $83.93 per share of common stock. The conversion rate, and thus the conversion price, may be adjusted under certain circumstances.

	2029 Notes	2012 Notes

rate of the 2029 notes. The initial conversion price will equal 122.5% of the average VWAP, rounded to four decimal places; provided that in no event will the initial conversion price be less than $36.75. The initial conversion rate of the 2029 notes will be specified in the 2029 note indenture, and will equal $1,000 divided by the initial conversion price, rounded to four decimal places. In no event will the initial conversion rate exceed 27.2109 shares of our common stock per $1,000 principal amount of 2029 notes. The conversion rate, and thus the conversion price, may be adjusted under certain circumstances.

Optional redemption	The 2029 notes will be subject to redemption for cash by us at any time on or after November 15, 2019, in whole or in part, at a redemption price equal to 100% of the principal amount of the 2029 notes, plus accrued and unpaid interest (including contingent and additional interest, if any) to, but not including, the redemption date if the last reported sale price of our common stock has been at least 150% of the conversion price then in effect for at least 20 trading days during the 30 consecutive trading day period immediately preceding the date on which we provide notice of redemption.	The 2012 notes are not subject to redemption.

The 2029 notes will also be subject to redemption for cash by us at any time on or prior to November 15, 2010, in whole or in part, if a tax triggering event (as defined in this prospectus) has occurred, at a redemption price equal to 101.5% of the principal amount thereof, plus, if the

	2029 Notes	2012 Notes

redemption conversion value (as defined in this prospectus) as of the redemption date of the 2029 notes being redeemed exceeds their initial conversion value (as defined in this prospectus), 95% of the amount determined by subtracting the initial conversion value of such 2029 notes from their redemption conversion value as of the redemption date, plus accrued and unpaid interest (including additional interest, if any) to, but excluding, the redemption date.

Purchase of notes by us for cash at the option of holders upon a fundamental change

Upon specified fundamental changes, holders will have the right to require us to purchase for cash all or any portion of their 2029 notes at a price equal to 100% of the principal amount of the 2029 notes, plus accrued and unpaid interest (including contingent and additional interest), if any, to, but excluding, the fundamental change purchase date.

Upon specified fundamental changes, holders will have the right to require us to purchase for cash all or any portion of their 2012 notes at a price equal to 100% of the principal amount of the 2012 notes, plus accrued and unpaid interest, if any, to, but excluding, the fundamental change purchase date.

Listing	We do not intend to list the 2029 notes on any national securities exchange or to have the 2029 notes quoted on any automated quotation system.	The 2012 notes are not listed on any national securities exchange or quoted on any automated quotation system.

Summary Consolidated Financial Information

The summary consolidated financial information for the years ended December 31, 2006, 2007 and 2008 and as of December 31, 2007 and 2008 was derived from our audited consolidated financial statements incorporated by reference into this prospectus. The summary consolidated financial information for the years ended December 31, 2004 and 2005 and as of December 31, 2004 and 2005 was derived from our audited consolidated financial statements that are not incorporated by reference into this prospectus. The summary consolidated financial information for the six fiscal months ended June 27, 2008 and July 3, 2009 and as of July 3, 2009 was derived from our unaudited consolidated financial statements incorporated by reference into this prospectus, which, in our opinion, include all adjustments (consisting of normal recurring adjustments) necessary for a fair statement of the financial information for such periods. The financial information for the years ended and as of December 31, 2006, 2007 and 2008, and for the six fiscal months ended June 27, 2008, reflects the retrospective implementation of Financial Accounting Standards Board Staff Position No. APB 14-1, Accounting for Convertible Debt Instruments That May Be Settled in Cash Upon Conversion (Including Partial Cash Settlement), as to the 2012 notes and the 2013 notes.

The following summary financial information presented below should be read in conjunction with “Management’s Discussion and Analysis of Financial Condition and Results of Operations” and our consolidated financial statements and the notes thereto incorporated by reference from our Current Report on Form 8-K filed with the SEC on August 12, 2009 and our Quarterly Report on Form 10-Q for the fiscal quarter ended July 3, 2009 filed with the SEC on August 12, 2009. The historical financial information presented below may not be indicative of our future performance.

						Six Fiscal Months Ended
	Years Ended December 31,					June 27,	July 3,
	2004	2005(1)	2006(2)(3)	2007(2)(4)(5)	2008(2)(4)	2008(2)(4)	2009
						(Unaudited)	(Unaudited)
	(In millions, except per share information)

Statement of Operations Information:
Net sales	$1,970.7	$2,380.8	$3,665.1	$4,614.8	$6,230.1	$3,311.2	$2,174.4
Cost of sales	1,756.0	2,110.1	3,194.1	3,952.1	5,427.7	2,871.2	1,810.2

Gross profit	214.7	270.7	471.0	662.7	802.4	440.0	364.2
Selling, general and administrative expenses	158.2	172.2	235.1	296.6	381.0	194.1	176.7

Operating income	56.5	98.5	235.9	366.1	421.4	245.9	187.5
Other income (expense)	(1.2)	(0.5)	(0.1)	(3.4)	(27.2)	(0.4)	10.1
Interest expense, net	(35.9)	(37.0)	(36.7)	(48.5)	(91.8)	(42.5)	(42.8)
Loss on extinguishment of debt	—	—	—	(25.3)	—	—	—

Income before income taxes	19.4	61.0	199.1	288.9	302.4	203.0	154.8
Income tax benefit (provision)	18.1	(21.8)	(65.3)	(97.6)	(104.9)	(71.2)	(49.5)
Equity in net earnings of affiliated companies	—	—	—	0.4	4.6	2.8	0.3

Net income including noncontrolling interest	37.5	39.2	133.8	191.7	202.1	134.6	105.6
Income on disposal of discontinued operations	0.4	—	—	—	—	—	—
Less: Series A preferred stock dividends	(6.0)	(22.0)	(0.3)	(0.3)	(0.3)	(0.2)	(0.2)
Less: Net income attributable to noncontrolling interest	—	—	—	(0.2)	(13.1)	(6.8)	(4.2)

Net income attributable to common shareholders	$31.9	$17.2	$133.5	$191.2	$188.7	$127.6	$101.2

Earnings of continuing operations per common share — basic	$0.81	$0.42	$2.62	$3.66	$3.59	$2.42	$1.95
Earnings of continuing operations per common share — assuming dilution	$0.75	$0.41	$2.57	$3.51	$3.54	$2.32	$1.92
Earnings of discontinued operations per common share — basic	$0.01	—	—	—	—	—	—
Earnings of discontinued operations per common share — assuming dilution	$0.01	—	—	—	—	—	—
Earnings per common share — basic (6)	$0.82	$0.42	$2.62	$3.66	$3.59	$2.42	$1.95
Earnings (loss) per common share assuming dilution	$0.75	$0.41	$2.57	$3.51	$3.54	$2.32	$1.92
Weighted average shares outstanding — basic (6)	39.0	41.1	51.0	52.2	52.6	52.7	51.9
Weighted average shares outstanding — assuming dilution	50.3	41.9	52.0	54.6	53.4	55.0	52.8

	December 31,
	2004	2005(1)	2006(2)(3)	2007(2)(4)(5)	2008(2)(4)	July 3, 2009
						(Unaudited)
	(In millions)

Balance Sheet Information:
Cash and cash equivalents	$36.4	$72.2	$310.5	$325.7	$282.6	$301.3
Working capital (7)	$298.0	$378.6	$734.0	$838.8	$1,060.6	$1,249.2
Property, plant and equipment, net	$356.0	$366.4	$416.7	$738.8	$880.9	$971.1
Total assets	$1,239.3	$1,523.2	$2,215.3	$3,765.6	$3,836.4	$3,841.9
Total debt, net of debt discount	$374.9	$451.6	$617.7	$1,168.9	$1,254.0	$1,253.1
Net debt (8)	$338.5	$379.4	$307.2	$843.2	$971.4	$951.8
Shareholders’ equity	$301.4	$293.3	$553.9	$931.4	$992.1	$1,184.7

											Six Fiscal Months Ended
	Years Ended December 31,										June 27,		July 3,
	2004		2005(1)		2006(2)(3)		2007(2)(4)(5)		2008(2)(4)		2008(2)(4)		2009
											(Unaudited)		(Unaudited)
	(In millions, except ratio and metals data)

Other Information:
Cash flows of operating activities (9)	$12.5		$121.0		$94.0		$231.7		$229.4		$(60.1)		$136.3
Cash flows of investing activities	$(36.3)		$(130.5)		$(95.8)		$(759.8)		$(263.3)		$(126.1)		$(84.9)
Cash flows of financing activities	$28.8		$52.5		$234.7		$528.1		$29.6		$257.8		$(29.0)
Ratio of earnings to fixed charges and preferred dividends (10)	1.2	x	1.4	x	5.6	x	5.0	x	3.8	x	5.0	x	4.3	x
Average daily COMEX price per pound of copper cathode	$1.29		$1.68		$3.09		$3.22		$3.13		$3.67		$1.86
Average daily selling price per pound of aluminum rod	$0.85		$0.92		$1.22		$1.23		$1.21		$1.33		$0.69

(1)	This period includes the preliminary opening balance sheet as of December 31, 2005 for Silec (the wire and cable business of SAFRAN SA) and Beru S.A., which were acquired in 2005. Due to the purchase dates, the effects of the acquisitions on the statement of operations information were not material for the year ended December 31, 2005.

(2)	As adjusted for FSP APB 14-1, Accounting for Convertible Debt Instruments That May be Settled in Cash upon Conversion (Including Partial Cash Settlement). See Note 2 of the Consolidated Financial Statements for additional information.

(3)	This period includes the effects of the adoption of Statement of Financial Accounting Standards (SFAS) No. 123 (Revised 2004), Share-Based Payment, and SFAS No. 158, Employers’ Accounting for Defined Benefit Pension and Other Postretirement Plans — an amendment of FASB Statements No. 87, 88, 106, and 132(R).

(4)	As adjusted for SFAS No. 160, Noncontrolling Interests in Consolidated Financial Statements. See Note 2 of the Consolidated Financial Statements for additional information.

(5)	Includes operating results of the acquisition of the worldwide wire and cable business of Freeport-McMoRan Copper and Gold, Inc., which operated as Phelps Dodge International Corporation, or PDIC, since October 31, 2007 and the effects of the adoption of FASB Interpretation No. 48, Accounting for Uncertainty in Income Taxes.

(6)	As adjusted for FSP EITF 03-6-1, Determining Whether Instruments Granted in Share-Based Payment Transactions Are Participating Securities. See Note 2 of the Consolidated Financial Statements for additional information.

(7)	Working capital means current assets less current liabilities.

(8)	Net debt means our total debt less cash and cash equivalents.

(9)	For the year ended December 31, 2007, our operating cash flows were increased by $25.3 million from a pre-tax loss on the extinguishment of debt, consisting of $20.5 million for the inducement premium, and related fees and expenses; and the write-off of approximately $4.8 million in unamortized fees and expenses related to our 9.5% senior notes due 2010.

(10)	For purposes of calculating the ratio of earnings to fixed charges and preferred dividends, earnings consist of the sum of (i) pre-tax income from continuing operations before adjustment for income or loss from equity investees; (ii) combined fixed charges and preferred dividends; (iii) amortization of capitalized interest; (iv) distributed income of equity investees; and (v) our share of pre-tax losses of equity investees for which charges arising from guarantees are included in fixed charges, minus (vi) capitalized interest; (vii) preference security dividend requirements of consolidated subsidiaries; and (viii) the noncontrolling interest in pre-tax income of subsidiaries that have not incurred fixed charges. Combined fixed charges and preferred dividends include: (a) interest expense, whether expensed or capitalized; (b) amortization of debt issuance cost; (c) the portion of rent expense representative of the interest factor; and (d) the amount of pre-tax earnings required to cover preferred stock dividends and any accretion in the carrying value of the preferred stock.

RISK FACTORS

Any investment in our securities involves a high degree of risk. You should consider the risks described below carefully and all of the information contained in this prospectus before deciding whether to tender your 2012 notes in the exchange offer. In addition, you should carefully consider, among other things, the matters discussed under “Risk Factors” in our Annual Report on Form 10-K/A for our fiscal year ended December 31, 2008, in our subsequently filed quarterly reports on Form 10-Q and in other documents that we file with the SEC prior to the completion or termination of this offering, all of which are incorporated by reference into this prospectus. See “Incorporation of Certain Documents by Reference.” The risks and uncertainties described below are not the only risks and uncertainties we face. Additional risks and uncertainties not presently known to us or that we currently deem immaterial also may impair our business operations. If any of the following risks actually occur, our business, financial condition and results of operations would suffer. In that event, the trading price of our securities could decline, and you may lose all or part of your investment. The risks discussed below also include forward-looking statements and our actual results may differ substantially from those discussed in those forward-looking statements. See “Special Note Regarding Forward-Looking Statements.”

Risks Related to Participating in the Exchange Offer by Holders of 2012 Notes

Our board of directors has not made a recommendation as to whether you should tender your 2012 notes in exchange for 2029 notes in the exchange offer, and we have not obtained a third-party determination that the exchange offer is fair to holders of our 2012 notes.

Our board of directors has not made, and will not make, any recommendation as to whether holders of 2012 notes should tender their 2012 notes in exchange for 2029 notes pursuant to the exchange offer. We have not retained, and do not intend to retain, any unaffiliated representative to act solely on behalf of the holders of the 2012 notes for purposes of negotiating the terms of the 2029 notes or the exchange offer, or preparing a report or making any recommendation concerning the fairness of the exchange offer. If you tender your 2012 notes, you may not receive more or as much value than if you chose to keep them. Holders of 2012 notes must make their own decisions regarding their participation in the exchange offer and are urged to consult with their own financial, tax and legal advisors.

Upon consummation of the exchange offer, holders who exchange 2012 notes will lose their rights under the 2012 notes.

If you tender 2012 notes and your 2012 notes are accepted for exchange pursuant to the exchange offer, you will lose all of your rights as a holder of the exchanged 2012 notes, including, without limitation, your right to future interest and principal payments with respect to the exchanged 2012 notes, your right to have your 2012 notes repaid on October 15, 2012, the maturity date of the 2012 notes, the senior ranking of the 2012 notes and related guarantees, and the fact that the 2012 notes may not be redeemed by us for any reason. In addition, the 2012 notes are our senior obligations and are guaranteed by certain of our subsidiaries, whereas the 2029 notes will be our subordinated obligations and will not benefit from any subsidiary guarantees. Furthermore, we may not redeem the 2012 notes. See “Comparison of the 2029 Notes to the 2012 Notes.”

To the extent that a holder exchanges 2012 notes for 2029 notes in the exchange offer, the holder ultimately may find that we would have been able to repay the 2012 notes when they would have matured but are unable to repay or refinance the 2029 notes when they mature.

If you tender your 2012 notes and your 2012 notes are accepted for exchange, you will receive 2029 notes, which you may not require us to repurchase (except in the case of a fundamental change) and which have a later maturity than the 2012 notes that you presently own. It is possible that holders of 2012 notes who participate in the exchange offer will be adversely affected by the extension of maturity. Following the maturity date of the 2012 notes, but prior to the maturity date of the 2029 notes, we may become subject to a bankruptcy or similar proceeding or we may otherwise be in a position in which we are unable to repay or refinance the 2029 notes when they mature. If so, holders of the 2012 notes who opted not to participate in the exchange offer may have been paid in full, and there is a risk that the holders of the 2029 notes will not be paid in full. If you decide to tender 2012 notes for exchange, you will be exposed to the risk of nonpayment for a longer period of time.

We intend to take the position, although the matter is not free from doubt, that the exchange of 2012 notes for 2029 notes will qualify as a recapitalization for U.S. federal income tax purposes. Nevertheless, a court could determine that the exchange does not qualify as a recapitalization.

We intend to take the position, although the matter is not free from doubt, that the exchange of 2012 notes for 2029 notes will qualify as a recapitalization for U.S. federal income tax purposes. If the exchange so qualifies, you generally should not recognize gain or loss as a result of the exchange, except that you will recognize any gain in an amount equal to the lesser of: (i) the excess, if any, of the issue price of the 2029 notes received in the exchange offer over your adjusted tax basis in your 2012 notes, and (ii) the fair market value of the principal amount of the 2029 notes you receive over the principal amount of the 2012 notes that you surrender in exchange therefor. Subject to certain exceptions (such as the market discount rules), any such gain should generally be treated as capital gain and would be long-term capital gain if the holder held the 2012 note for more than one year at the time of the exchange.

The application of the recapitalization provisions to debt instruments such as the 2029 notes and the 2012 notes is unclear. Moreover, due to the facts and circumstances surrounding a determination of whether an exchange of debt instruments qualifies as a recapitalization, a court could determine that the exchange offer does not qualify as a recapitalization. In the event of a successful challenge by the Internal Revenue Service to this characterization of the exchange offer, you generally would recognize gain or loss with respect to the 2012 notes being exchanged equal to the difference between: (i) the issue price of the 2029 notes received in the exchange offer, and (ii) the adjusted tax basis in your 2012 notes exchanged. Subject to certain exceptions (such as the market discount rules), any such gain should generally be treated as capital gain and would be long-term capital gain if the holder held the 2012 note for more than one year at the time of the exchange. See “Material U.S. Federal Income Tax Considerations.”

Any cash payments in respect of accrued interest will be taxable as interest income to the extent not previously included in income.

The liquidity of any trading market that currently exists for the 2012 notes may be adversely affected by the exchange offer, and holders of 2012 notes who fail to participate in the exchange offer may find it more difficult to sell their 2012 notes after the exchange offer is completed.

There currently is a limited trading market for the 2012 notes. To the extent that 2012 notes are tendered and accepted for exchange pursuant to the exchange offer, the trading market for the remaining 2012 notes will be even more limited or may cease to exist altogether. A debt security with a small outstanding aggregate principal amount or “float” may command a lower price than would a comparable debt security with a larger float. Therefore, the market price for the unexchanged 2012 notes may be adversely affected. The reduced float may also make the trading price of the remaining 2012 notes more volatile. The 2012 notes are not listed on any national securities exchange or quoted on any automated quotation system.

Failure to complete the exchange offer successfully could negatively affect the market prices of the 2012 notes and our common stock.

Several conditions must be satisfied or waived in order to complete the exchange offer, including that there shall not have occurred or be reasonably likely to occur any material adverse change to our business, operations, properties, condition, assets, liabilities, prospects or financial affairs. In addition, the registration statement of which this prospectus forms a part must be declared effective and should not be subject to a stop order or any proceedings for that purpose and a minimum of $100.0 million aggregate principal amount of 2012 notes shall have been validly tendered and not validly withdrawn as of the expiration date. The conditions to the exchange offer may not be satisfied, and if not satisfied or waived, to the extent that the conditions may be waived, the exchange offer may not be completed or may be delayed. If the exchange offer is not completed or is delayed, the respective market prices of our common stock and the 2012 notes may decline to the extent that the respective current market prices reflect an assumption that the exchange offer has been or will be completed.

We cannot assure you that, if we consummate the exchange offer, existing ratings for the 2012 notes or any of our other existing indebtedness, or our corporate rating, will be maintained.

We cannot assure you that, as a result of the exchange offer, the rating agencies, including Standard & Poor’s Ratings Service and Moody’s Investors Service, will not downgrade or negatively comment upon the ratings for the 2012 notes or any of our other existing indebtedness, or our corporate rating. Any such downgrade or negative comment would likely adversely affect us or any market price for such indebtedness.

During the pendency of the exchange offer, it is likely that the market prices of the 2012 notes, our 2013 notes, our Series A preferred stock and our common stock will be volatile.

It is likely, that during the pendency of the exchange offer, the market price of our common stock will be volatile. Holders of 2012 notes may terminate all or a portion of any hedging arrangements they have entered into in respect of their 2012 notes, which may lead to increased purchase activity by or on behalf of such holders during the exchange offer. In addition, holders wishing to exchange their 2012 notes in the exchange offer may seek to establish hedging positions with respect to the 2029 notes or our common stock, which may lead to increased selling activity by or on behalf of such holders during the exchange offer. Such purchase or selling activity may lead to volatility in the price of our common stock, as well as in the price of our 2012 notes or our 2013 notes (both of which securities are convertible into cash and, in certain circumstances, our common stock), and our Series A preferred stock (which is also convertible into our common stock) or may lead to unusually high trading volumes during the period of the exchange offer.

If the initial conversion price is the minimum conversion price, the 2029 notes will be convertible into fewer shares of our common stock than would have been the case in the absence of that limitation and the relative value of the 2029 notes may be diminished.

If the initial conversion price equals the minimum conversion price because the average VWAP is below $36.75, the number of shares of our common stock initially issuable upon conversion of the 2029 notes will be set at the maximum conversion rate of 27.2109 shares of our common stock per $1,000 principal amount of 2029 notes. In such event, this number of shares will be less than the number of shares into which the 2029 notes would have been initially convertible but for the minimum conversion price limitation and the relative value of the 2029 notes may be diminished. If the initial conversion price is set at the minimum conversion price because the average VWAP otherwise would result in an initial conversion price of less than the minimum conversion price, the expiration of the exchange offer will be extended until midnight, New York City time, on the second trading day following the previously scheduled expiration date to permit holders to tender or to withdraw their 2012 notes during those days. Any changes in the price of our common stock on those additional days of the exchange offer will not, however, affect the initial conversion price or the initial minimum conversion rate.

Although the conversion price and the conversion rate will be determined based on the average VWAP of our common stock during the ten trading day period ending on and including the currently scheduled expiration date, the market price of our common stock will fluctuate, and the market price of our common stock upon settlement of the exchange offer could be less than the market price used to determine the initial conversion price and the initial conversion rate.

The initial conversion price and initial conversion rate will be determined based on the average VWAP of our common stock during the ten trading day period ending on and including the currently scheduled expiration date and will not be adjusted regardless of any increase or decrease in the market price of our common stock between the expiration date of the exchange offer and the settlement date. Therefore, the market price of the common stock at the time you receive your 2029 notes on the settlement date could be less than the market price used to determine the initial conversion price and the initial conversion rate. The market price of our common stock has historically been subject to fluctuations and volatility.

Risks Related to the 2029 Notes

Our substantial indebtedness could adversely affect our business and financial condition and could prevent us from fulfilling our obligations under the 2029 notes or our other indebtedness.

We now have, and after giving effect to the exchange offer will continue to have, a significant amount of debt outstanding. As of July 3, 2009, we had $1,253.1 million of total debt outstanding (net of $172.9 million of debt discount), $129.8 million of which was secured indebtedness. Our obligations under the 2029 notes will be subordinated to all of our consolidated indebtedness. In addition, as of July 3, 2009, our subsidiaries had $1,411.5 million in liabilities, excluding consolidated indebtedness but including trade payables, all of which liabilities will be effectively senior to the 2029 notes. In addition to such outstanding indebtedness, as of July 3, 2009, we had $305.6 million of additional borrowing capacity available under our senior secured credit facility, $62.9 million of additional borrowing capacity under our Spanish credit facility, approximately $48.2 million of additional borrowing capacity under agreements related to E.C.N. Cable Group, S.L., or ECN Cable, and approximately $327.6 million of additional borrowing capacity under our various credit agreements related to PDIC, subject to certain conditions. Subject to the terms of the senior secured credit facility, our Spanish term loan and credit facility and the indentures governing our 2012 notes, our 2013 notes, our 2015 notes and our 2017 notes, we may also incur additional indebtedness, including secured debt, in the future. The indenture governing the 2029 notes will not contain any limitations on our ability or the ability of our subsidiaries to incur additional indebtedness.

The degree to which we are leveraged could have significant adverse consequences to us, limiting management’s choices in responding to business, economic, regulatory and competitive conditions. In addition, our ability to generate cash flow from operations sufficient to make scheduled payments on our debts as they become due will depend on our future performance, our ability to successfully implement our business strategy and our ability to obtain other financing, which may be influenced by economic, financial, competitive, legislative, regulatory and other factors that are beyond our control. Our indebtedness also could adversely affect our financial position.

We may not have sufficient cash to pay, or may not be permitted to pay, the cash portion of the required consideration that we may need to pay if our 2012 notes, our 2013 notes or the 2029 notes are converted. Furthermore, the subordination provisions of the 2029 notes may prohibit us from making any cash payments upon conversion of the 2029 notes. We will be required to pay to the holder of a 2012 note, 2013 note or 2029 note a cash payment equal to the lesser of the principal amount of the note being converted or the conversion value of such note. This part of the payment must be made in cash, not in shares of our common stock. As a result, we may be required to pay significant amounts in cash to holders of our 2012 notes, our 2013 notes or the 2029 notes upon conversion. A failure to pay the required cash consideration would be an event of default under the indentures governing our 2012 notes, our 2013 notes and the 2029 notes, which could lead to cross-defaults under our other indebtedness.

In connection with the incurrence of indebtedness under our senior secured credit facility, the lenders under that facility have received a pledge of all of the capital stock of our domestic and Canadian subsidiaries and any future domestic and Canadian subsidiaries. Additionally, the lenders under our senior secured credit facility have a lien on substantially all of our domestic and Canadian assets, including our existing and future accounts receivable, cash, general intangibles, investment property and real property. As a result of these pledges and liens, if we fail to meet our payment or other obligations under our senior secured credit facility, the lenders with respect to this facility would be entitled to foreclose on substantially all of our domestic and Canadian assets and to liquidate these assets.

Our substantial indebtedness could have important consequences to holders of the 2029 notes. For example, it could:

•	make it more difficult for us to satisfy our obligations with respect to the 2029 notes and our obligations under our other indebtedness;

•	increase our vulnerability to general adverse economic and industry conditions;

•	limit our ability to fund future working capital, capital expenditures, research and development and other general corporate requirements;

•	require us to dedicate a substantial portion of our cash flow from operations to service payments on our debt;

•	limit our flexibility to react to changes in our business and the industry in which we operate;

•	place us at a competitive disadvantage to any of our competitors that have less debt; and

•	limit, along with the financial and other restrictive covenants in our indebtedness, among other things, our ability to borrow additional funds.

A substantial amount of our debt will come due prior to the final maturity date of the 2029 notes, which we will be required to repay or refinance. Our 2012 notes, our 2013 notes, our 2015 notes, our 2017 notes, amounts outstanding from time to time under our senior secured credit facility, indebtedness incurred under our Spanish credit facilities and other present and future indebtedness will mature prior to the maturity date of the 2029 notes and will be payable in cash. In addition, upon the occurrence of various events, such as a change of control, some or all of our outstanding debt obligations may become due or be subject to repurchase or similar rights prior to their maturity date.

Despite our current level of indebtedness, we may be able to incur substantially more indebtedness. This could further exacerbate the risks associated with our indebtedness.

Although we now have a significant amount of debt, we may be able to incur substantially more debt in the future. As of July 3, 2009, we had the ability to incur up to $305.6 million of additional secured debt under our senior secured credit facility and $106.0 million in secured debt under our foreign secured credit facilities. Any such additional indebtedness incurred will be expressly or effectively senior to the 2029 notes. Our senior secured credit facility and the indenture governing our 2015 and our 2017 notes contain restrictions on the incurrence of additional debt, which restrictions are subject to a number of qualifications and exceptions, and debt incurred in compliance with these restrictions could be substantial. If new debt is added to our current debt levels, the risks described above would intensify.

The indenture governing the 2029 notes does not limit our or our subsidiaries’ ability to incur indebtedness, and provides only limited protection in the event of a change of control.

The 2029 note indenture will not contain any financial or operating covenants that would restrict or prohibit us or our subsidiaries from undertaking certain types of transactions that could be adverse to the interests of the holders of the 2029 notes. In particular, the 2029 note indenture will not restrict us or our subsidiaries from incurring additional indebtedness. In addition, the 2029 note indenture will not contain restrictions on paying dividends or making distributions of our assets or property, making investments, entering into transactions with affiliates, incurring liens or issuing or repurchasing securities. As a result, the 2029 note indenture may not adequately protect you in the event of a change in control, highly leveraged transaction or other similar transaction involving the company.

The requirement that we offer to repurchase the 2029 notes upon a change of control is limited to the transactions specified in the applicable definition of a “fundamental change.” Similarly, the requirement in the 2029 note indenture to adjust the conversion rate upon the occurrence of a “make whole transaction” does not apply to all change of control transactions. Accordingly, subject to restrictions contained in our other indebtedness, we could enter into certain transactions, such as acquisitions, refinancings or recapitalizations, that could affect our capital structure and the value of the 2029 notes but would not trigger the protections under the 2029 note indenture applicable to a fundamental change or a make whole transaction.

The 2029 notes will be our unsecured subordinated obligations and will be subordinated in right of payment to the company’s existing and future senior indebtedness and effectively subordinated to all indebtedness and other liabilities of our subsidiaries.

The 2029 notes will be unsecured and subordinated in right of payment to all of the company’s existing and future senior indebtedness, including the company’s secured indebtedness and the company’s obligations under the 2012 notes, the 2013 notes, the 2015 notes and the 2017 notes. Consequently, the payment of the principal, any premium and interest (including contingent and additional interest, if any) on the 2029 notes, including amounts payable on any redemption or repurchase, and any cash payable upon conversion of the 2029 notes, will be subordinated to the prior payment in full of all of such existing and future senior debt. As a result, if we experience a bankruptcy, liquidation, reorganization or similar proceeding, or if our obligations under the 2029 notes are accelerated due to an event of default under the indenture, we will not be permitted to make payments on the 2029 notes, including cash-payments upon conversion of the 2029 notes, until we have satisfied all of our senior debt obligations. Also, if payment or other defaults occur on any senior debt, payments on the 2029 notes, including cash-payments upon conversion of the 2029 notes, may be blocked indefinitely or for specified periods. Therefore, payments on the 2029 notes may be delayed or not permitted, or we may not have sufficient assets remaining to pay amounts due on any or all of the 2029 notes.

In addition, the 2029 notes will not be guaranteed by any of our subsidiaries and will not be secured by any of our assets or those of our subsidiaries. Our senior secured credit facility is presently secured by substantially all of our and our U.S. and Canadian subsidiary guarantors’ assets. Our Spanish secured term loan and other European secured credit facilities are presently secured by a portion of the assets of our European subsidiaries. Secured indebtedness effectively ranks senior to the 2029 notes to the extent of the value of the assets securing such indebtedness. If we default on the 2029 notes, become bankrupt, liquidate, restructure or reorganize, it would result in a default under our senior secured credit facility, which in turn would result in a default under our Spanish credit facilities, and our secured creditors could use the collateral securing such debt to satisfy our obligations before you would receive any payment on the 2029 notes. If the value of our collateral is insufficient to pay all of our secured indebtedness, our secured creditors would share equally in the value of our other assets, if any, with you and any other creditors.

The 2029 notes will be effectively subordinated in right of payment to all existing and future liabilities, including trade payables, of our subsidiaries, including any subsidiaries that we may in the future acquire or establish. Consequently, our right to receive assets of any subsidiaries upon their liquidation or reorganization, and the right of holders of the 2029 notes to share in those assets, would be effectively subordinated to all claims of the creditors of our subsidiaries. As of July 3, 2009, we had $1,253.1 million in total debt outstanding (net of $172.9 million of debt discount), including $129.8 million in secured debt, and the ability to incur up to $305.6 million of additional secured debt under our senior secured credit facility and $106.0 million in secured debt under our foreign secured credit facilities. In addition, as of July 3, 2009, our subsidiaries had $1,411.5 million in liabilities, excluding consolidated indebtedness but including trade payables, all of which liabilities will be effectively senior to the 2029 notes.

To service our indebtedness, we will require a significant amount of cash, and our ability to generate cash depends on many factors beyond our control.

Our ability to make payments on our indebtedness, including the 2029 notes, to refinance our indebtedness and fund planned capital expenditures will depend on our ability to generate cash in the future. This, to a certain extent, is subject to general economic, financial, competitive, legislative, regulatory and other factors that are beyond our control.

We believe our cash flows from operating activities and our existing capital resources, including the liquidity provided, and to be provided, by our senior secured credit facility and our European subsidiaries’ credit facilities, will be sufficient to fund our operations and commitments for at least the next twelve months. We cannot assure you, however, that our business will generate sufficient cash flows from operations or that future borrowings will be available to us under our credit facilities in an amount sufficient to enable us to make payments with respect to our indebtedness, including the 2029 notes, or to fund our other liquidity needs. To do so, we may need to refinance all or a portion of our indebtedness (including the 2029 notes) on or before maturity, sell assets, reduce or delay capital expenditures or seek additional equity financing. We cannot assure you that we will be able to refinance any of our indebtedness on commercially reasonable terms or at all.

Our ability to pay principal and interest on the 2029 notes depends upon our receipt of dividends or other intercompany transfers from our subsidiaries, and claims of creditors of our subsidiaries will have priority over claims you may have with respect to the assets and earnings of those subsidiaries.

We are a holding company and substantially all of our properties and assets are owned by, and all our operations are conducted through, our subsidiaries. As a result, we are dependent upon cash dividends and distributions or other transfers from our subsidiaries to meet our debt service obligations, including payment of the interest on and principal of the 2029 notes when due. The ability of our subsidiaries to pay dividends and make other payments to us may be restricted by, among other things, applicable corporate, tax and other laws and regulations in the United States and abroad and agreements made by us and our subsidiaries, including under the terms of our existing and potentially future indebtedness.

In addition, claims of creditors, including trade creditors, of our subsidiaries will generally have priority with respect to the assets and earnings of such subsidiaries over the claims of our creditors. In the event of our dissolution, bankruptcy, liquidation or reorganization, the holders of the 2029 notes will not receive any amounts from our subsidiaries with respect to the 2029 notes until after the payment in full of the claims of the creditors of these subsidiaries.

The agreements that govern our secured indebtedness, our 2015 notes and our 2017 notes contain various covenants that limit our discretion in the operation of our business.

The agreements and instruments that govern our secured indebtedness, our 2015 notes and our 2017 notes contain various restrictive covenants that, among other things, require us to comply with or maintain certain financial tests and ratios and restrict our and our subsidiaries’ ability to:

•	incur or guarantee additional debt;

•	pay dividends, purchase company stock or make other distributions;

•	make certain investments and payments;

•	create liens;

•	enter into transactions with affiliates;

•	make acquisitions;

•	merge or consolidate; and

•	transfer or sell assets.

Our ability and the ability of our subsidiaries to comply with these covenants is subject to various risks and uncertainties. In addition, events beyond our control could affect our ability to comply with and maintain the financial tests and ratios required by this senior indebtedness. Any failure by us or our subsidiaries, as applicable, to comply with and maintain all applicable financial tests and ratios and to comply with all applicable covenants could result in an event of default with respect to, the acceleration of the maturity of, and the termination of the commitments to make further extension of credit under, a substantial portion of our debt. Even if we or our subsidiaries, as applicable, are able to comply with all applicable covenants, the restrictions on our ability to operate our business in our sole discretion could harm our business by, among other things, limiting our ability to take advantage of financing, mergers, acquisitions and other corporate opportunities.

Failure to comply with covenants in our existing or future financing agreements could result in cross-defaults under some of our financing agreements, which cross-defaults could jeopardize our ability to satisfy our obligations under the 2029 notes.

Various risks, uncertainties and events beyond our control could affect our ability or the ability of our subsidiaries to comply with the covenants, financial tests and ratios required by the instruments governing our and their financing arrangements, including, without limitation, the requirement that no final judgment or judgments of a court of competent jurisdiction have been rendered against us or our subsidiaries in excess of stated amounts. Failure to comply with any of the covenants in existing or future financing agreements could result in a default under those agreements and under other agreements containing cross-default provisions, including the indenture governing the 2029 notes. A default would permit lenders to cease to make further extensions of credit, accelerate the maturity of the debt under these agreements and foreclose upon any collateral securing that debt. Under these circumstances, we might not have sufficient funds or other resources to satisfy all of our obligations, including our obligations under the 2029 notes. In addition, the limitations imposed by financing agreements on our ability and the ability of our subsidiaries to incur additional debt and to take other actions might significantly impair our and their ability to obtain other financing. We also may amend the provisions and limitations of our credit facilities from time to time without the consent of the holders of the 2029 notes.

Certain portions of our debt contain prepayment, repurchase or acceleration rights at the election of the holders upon a covenant default, change of control, or fundamental change, which prepayment, repurchase or acceleration rights, if exercised, could constitute an event of default under other portions of our debt, including the 2029 notes. It is possible that we would be unable to fulfill all of these obligations and make payments on the 2029 notes simultaneously.

If we fail to meet our payment or other obligations under our secured indebtedness, the lenders under this indebtedness could foreclose on, and acquire control of, substantially all of our assets.

The lenders under our senior secured credit facility have a pledge of all of the capital stock of our existing domestic and Canadian subsidiaries and any future domestic and Canadian subsidiaries. Additionally, the lenders under our senior secured credit facility have a lien on substantially all of our domestic and Canadian assets, including our existing and future accounts receivable, cash, general intangibles, investment property and real property. We also have incurred secured debt in connection with some of our European operations. The lenders under these European secured credit facilities also have liens on assets of certain of our European subsidiaries. As a result of these pledges and liens, if we fail to meet our payment or other obligations under any of our secured indebtedness, the lenders under the applicable credit agreement would be entitled to foreclose on substantially all of our assets and liquidate these assets. Under those circumstances, we may not have sufficient funds to pay our obligations under the 2029 notes. As a result, you may lose a portion of or the entire value of your investment in the 2029 notes.

Recent developments in the convertible debt markets may adversely affect the market value of the 2029 notes.

The convertible debt markets recently experienced unprecedented disruptions resulting from, among other things, the recent instability in the credit and capital markets and the emergency orders issued by the SEC on September 17 and 18, 2008 (and extended on October 1, 2008). These orders were issued as a stop-gap measure while Congress worked to provide a comprehensive legislative plan to stabilize the credit and capital markets. Among other things, these orders temporarily imposed a prohibition on effecting short sales of common stock of certain financial companies. As a result, the SEC orders made the convertible arbitrage strategy that many convertible debt investors employ difficult to execute for outstanding convertible debt of those companies whose common stock was subject to the short sale prohibition. Although the SEC orders expired on October 8, 2008, the SEC is currently considering instituting other limitations on effecting short sales (such as the uptick rule) and other regulatory organizations may do the same.

On April 8, 2009, the SEC voted to seek public comment on whether short sale price restrictions or circuit breaker restrictions should be imposed. The SEC voted to propose two approaches to restrictions on short selling. One approach would apply on a market wide and permanent basis, including adoption of a new uptick rule, while the other would apply only to a particular security during severe market declines in that security, and would involve, among other limitations, bans on short selling in a particular security during a day if there is a severe decline in price in that security. On August 17, 2009, the SEC voted to seek public comment on a third approach, which would allow under an “alternative uptick rule” short selling only at an increment above the national best bid.

These and other actions that may have the effect of interfering with the ability of convertible debt investors to effect short sales of the underlying common stock could significantly affect the market value of the 2029 notes. Such government actions would make the convertible arbitrage strategy that many convertible debt investors employ difficult to execute for outstanding convertible debt of any company whose common stock is subject to such actions. If such limitations are instituted by the SEC or any other regulatory agencies, the market value of the 2029 notes could be materially and adversely affected.

We may be unable to purchase our 2012 notes, our 2013 notes, our 2015 notes, our 2017 notes or the 2029 notes upon a fundamental change, which would cause defaults under the 2029 notes and our other debt agreements.

Holders of the 2029 notes may require us to repurchase for cash all or a portion of the 2029 notes following the occurrence of a fundamental change at a purchase price equal to 100% of the principal amount of the 2029 notes, plus accrued interest (including contingent and additional interest, if any) to, but excluding, the date of the purchase. See “Description of the 2029 Notes — Purchase of 2029 Notes by Us for Cash at the Option of Holders Upon a Fundamental Change.” Similarly, the indenture governing our 2012 notes and the indenture governing our 2013 notes require us to repurchase those notes in the event of a fundamental change at a purchase price equal to 100% of the principal amount of the notes, plus accrued interest to, but excluding, the date of purchase. In addition, the indenture governing our 2015 notes and our 2017 notes requires us to repurchase those notes in event of a change of control at a purchase price equal to 101% of the principal amount of the notes, plus accrued interest to the date of the purchase.

We are limited by our credit facilities, and may be prohibited under future financing agreements, from purchasing any of our 2012 notes, our 2013 notes, our 2015 notes, our 2017 notes or the 2029 notes prior to their stated maturity. In such circumstances, we will be required to repay or obtain the requisite consent from the applicable lenders to permit the repurchase of our 2012 notes, our 2013 notes, our 2015 notes, our 2017 notes or the 2029 notes. If we are unable to repay all of such debt or are unable to obtain the necessary consents, we will be unable to offer to repurchase these series of notes, which would constitute an event of default under the indenture governing each series of notes, which in turn would constitute a default under our credit agreements and our other existing financing arrangements, and could constitute a default under the terms of any future debt that we may incur. In addition, we may not have sufficient funds available at the time we are required to repurchase our 2012 notes, our 2013 notes, our 2015 notes, our 2017 notes or the 2029 notes.

We may not be able to pay the cash portion of the conversion price pursuant to any conversion of our 2012 notes, our 2013 notes or our 2029 notes.

We may not have sufficient cash to pay, or may not be permitted to pay, the cash portion of the required consideration that we may need to pay if our 2012 notes, our 2013 notes or our 2029 notes are converted. As described under “Description of the 2029 Notes — Conversion Rights,” upon conversion of the 2029 notes, we will be required to pay to the holder of a note a cash payment equal to the lesser of the principal amount of the 2029 notes being converted or the conversion value of those notes. The terms of our 2012 notes and our 2013 notes contain substantially similar provisions. This part of the payment must be made in cash, not in shares of our common stock. As a result, we may be required to pay significant amounts in cash to holders of any of our convertible notes upon conversion.

If we do not have sufficient cash on hand at the time of conversion, we may have to borrow funds under our credit facilities or raise additional funds through other debt or equity financing. Our ability to borrow the necessary funds under our various credit facilities will be subject to our ability to remain in compliance with the terms of those facilities and to have borrowing availability thereunder. In addition, our ability to raise any additional financing, if necessary, will depend on prevailing market conditions. Further, we may not be able to raise such financing within the period required to satisfy our obligation to make timely payment upon any conversion. In addition, the terms of any future debt may prohibit us from making these cash payments upon conversion of our 2012 notes, our 2013 notes or the 2029 notes. Furthermore, the subordination provisions of the 2029 notes may prohibit us from making cash payments upon a conversion of the 2029 notes.

We obtained the consent of the lenders under our senior secured credit facility to issue the 2029 notes. The terms of the senior secured credit facility require us to comply with covenants and other conditions and limitations regarding our ability to make cash payments to holders of our 2012 notes, our 2013 notes and the 2029 notes, including upon conversion of our 2012 notes, our 2013 notes or the 2029 notes, and to receive loans or advances from certain of our subsidiaries. If we fail to comply with these conditions or we exceed these limitations, we would not be permitted to pay the cash portion of the required consideration upon any conversion of our 2012 notes, our 2013 notes or the 2029 notes, and any such payments would constitute an event of default under the senior secured credit facility. A failure to pay the required cash consideration would be an event of default under the indentures governing our 2012 notes, our 2013 notes and the 2029 notes, which could lead to cross-defaults under our other indebtedness.

Fluctuations in the price of our common stock and the 2029 notes may prevent you from being able to convert the 2029 notes, which may also make them more difficult to resell.

The ability of holders of the 2029 notes to convert the 2029 notes is conditioned on the closing price of our common stock reaching a specified threshold or the occurrence of other specified events, such as a change of control. If the closing price threshold for conversion of the 2029 notes is satisfied during a calendar quarter, holders may convert such notes only during the subsequent calendar quarter. If such closing price threshold is not satisfied and the other specified events that would permit a holder to convert such notes do not occur, holders would not be able to convert such notes until the period beginning 30 days before the maturity date and ending at the close of business on the business day immediately preceding the final maturity date. See “Description of the 2029 Notes — Conversion Rights.”

The 2029 notes may be convertible into shares of our common stock. The trading price of the 2029 notes is expected to move in the same direction as the trading price of our common stock. Thus, volatility and fluctuations in our common stock may have a material adverse effect on the price of the 2029 notes. Volatility or weakness in the trading price of the 2029 notes could limit the amount of cash payable, as well as the number of shares of our common stock issuable, upon conversion of such notes. Holders who receive common stock upon conversion of the 2029 notes also will be subject to the risk of volatility and depressed prices of our common stock.

Our stock price and the stock market in general have from time to time experienced very significant and, at times, extreme, price fluctuations. Often, these changes have been unrelated to the operating performance of the affected companies. The trading price of our common stock is affected by many factors, including our results of operations, announcements relating to significant corporate transactions, conditions specific to the wire and cable industry, earnings and other announcements by our competitors, conditions in securities markets in general and recommendations by securities analysts. Furthermore, quarter-to-quarter fluctuations in our results of operations caused by changes in customer demand or other factors may have a significant effect on the market price of our common stock. In addition, general market conditions and international political or economic factors unrelated to our performance may affect our stock price. These and other conditions and factors could cause the price of our common stock, and therefore the price of the 2029 notes, to fluctuate substantially over short periods or in the long term.

A downgrade in our credit ratings could affect the market price of the 2029 notes, limit our ability to conduct our business or offer and sell additional debt securities, and hurt our relationships with creditors.

Nationally recognized rating agencies currently rate our debt, and are expected to rate the 2029 notes. Ratings are not recommendations to buy or sell our securities. We may in the future incur indebtedness with interest rates that may be affected by changes in our credit ratings. Each of the rating agencies reviews its ratings periodically, and previous ratings for our debt may not be maintained in the future. Rating agencies may also place us under review for potential downgrade if we announce our intention to obtain additional indebtedness or take other actions. A downgrade of our debt ratings, or other negative action, such as a review for possible downgrade, could affect the market price of the 2029 notes. Furthermore, these events may affect our ability to raise additional debt with terms and conditions similar to our current debt, and accordingly, likely increase our cost of capital. In addition, a downgrade of these ratings could make it more difficult for us to raise capital to refinance any maturing debt obligations, to support business growth and to maintain or improve the current financial strength of our business and operations.

The conditional conversion feature of the 2029 notes and the 2012 notes could result in your receiving less than the value of the common stock into which a 2029 note or 2012 note is convertible.

The 2029 notes and the 2012 notes are convertible into cash and, in certain circumstances, shares of our common stock only if specified conditions are met. Until these conditions are met, you will not be able to convert your 2029 notes or your 2012 notes, and you may not be able to receive the value of the common stock into which the 2029 notes and the 2012 notes might otherwise be convertible.

The adjustment to the conversion rate that may occur in connection with a change of control may not adequately compensate you for the lost option value of your 2029 notes as a result of such change of control.

If and to the extent you elect to convert your 2029 notes in connection with certain transactions that result in a change of control, we will increase the applicable conversion rate for the 2029 notes surrendered for conversion. While this increase in the conversion rate is designed to compensate you for the lost option value of your 2029 notes as a result of a change of control, such increase is only an approximation of such lost value and may not adequately compensate you for such loss. In addition, even if a change of control occurs, in certain instances described under “Description of the 2029 Notes — Determination of Make Whole Premium,” there will be no such increase in the conversion rate.

Illiquidity and an absence of a public market for the 2029 notes could cause you to be unable to resell the 2029 notes for an extended period of time.

There is no established trading market for the 2029 notes and we do not intend to apply for listing of the 2029 notes on any national securities exchange. An active trading market for the 2029 notes may not develop or, if even such a market develops, it could be very illiquid. While each of the dealer managers has indicated that it intends to make a market in the 2029 notes, neither dealer manager is required to do so, and if a dealer manager does make a market in the 2029 notes, it may discontinue such activity at any time for any reason without notice. Holders of the 2029 notes may experience difficulty in reselling, or an inability to sell, the 2029 notes.

Even if a trading market for the 2029 notes is established, the liquidity of any such trading market, and the market price quoted for the 2029 notes, may be adversely affected by changes in:

•	prevailing interest rates;

•	liquidity of the 2029 notes;

•	the overall market for debt and convertible securities generally;

•	our operating results, financial performance or prospects; or

•	the prospects for companies in the wire and cable industry generally.

Moreover, historically, the market for non-investment grade and convertible debt has been subject to disruptions that have caused substantial fluctuation in the prices of these securities. You should be aware that you may be required to bear the financial risk of an investment in the 2029 notes for an indefinite period of time.

The conversion rates of the 2029 notes may not be adjusted for all dilutive events that may adversely affect the trading price of the 2029 notes or the common stock that may be issuable upon conversion of the 2029 notes.

The conversion rate of the 2029 notes is subject to adjustment upon certain events, including the issuance of stock dividends on our common stock, subdivisions, combinations, distributions of capital stock (other than our common stock), indebtedness or assets, cash dividends and issuer tender or exchange offers. The conversion rate will not be adjusted for certain other events, such as our issuance of common stock for cash, that may adversely affect the trading price of the 2029 notes or the common stock that may be issuable upon conversion of the 2029 notes.

If you hold 2029 notes, you are not entitled to any rights with respect to our common stock, but you are subject to all changes made with respect to our common stock.

If you hold 2029 notes, you are not entitled to any rights with respect to our common stock (including, without limitation, voting rights and rights to receive any dividends or other distributions on our common stock), but you are subject to all changes affecting the common stock. You will only be entitled to rights on the common stock if and when we deliver shares of common stock to you upon conversion of your 2029 notes. For example, in the event that an amendment is proposed to our amended and restated certificate of incorporation or amended and restated by-laws requiring stockholder approval and the record date for determining the stockholders of record entitled to vote on the amendment occurs prior to delivery of the common stock, you will not be entitled to vote on the amendment, although you will nevertheless be subject to any changes in the powers, preferences or special rights of our common stock.

You should consider the U.S. federal income tax consequences of owning 2029 notes.

We and each holder agree in the indenture to treat the 2029 notes as “contingent payment debt instruments” subject to the contingent payment debt regulations and, for purposes of those regulations, to treat the cash and the fair market value of any stock received upon any conversion of the 2029 notes as a contingent payment. As a result, a holder will be required to include amounts in income, as original issue discount, in advance of cash such holder receives on a 2029 note, and to accrue interest on a constant yield to maturity basis at a rate comparable to the rate at which we would borrow in a fixed-rate, noncontingent, nonconvertible borrowing (which we have estimated to be 12.5%, compounded semi-annually), even though the 2029 notes will have a significantly lower yield to maturity. You may obtain the actual comparable yield of the 2029 notes determined as of the initial issue date by submitting a written request for it to us at General Cable Corporation, 4 Tesseneer Drive, Highland Heights, Kentucky 41076-9753, Attention: Chief Financial Officer. A holder will recognize taxable income significantly in excess of cash received while the 2029 notes are outstanding. In addition, a holder will recognize ordinary income, if any, upon a sale, exchange, conversion, repurchase or redemption of the 2029 notes at a gain. Holders are urged to consult their own tax advisors as to the U.S. federal, state and other tax consequences of acquiring, owning and disposing of the 2029 notes and shares of common stock. See “Material U.S. Federal Income Tax Considerations.”

In connection with any conversion rate adjustments, you may be deemed to receive a taxable distribution without the receipt of any cash.

The conversion rate of the 2029 notes will be adjusted in certain circumstances. Under Section 305(c) of the Internal Revenue Code of 1986, as amended, or the Code, adjustments, or failures to make adjustments, that have the effect of increasing your proportionate interest in our assets or earnings may in some circumstances result in a deemed distribution to you. Certain of the possible conversion rate adjustments provided in the 2029 notes (including, without limitation, adjustments in respect of taxable dividends to holders of our common stock) will result in deemed distributions to the holders of 2029 notes even though they have not received any cash or property as a result of such adjustments. Any deemed distributions will be taxable as a dividend, return of capital or capital gain in accordance with the earnings and profits rules under the Code. If you are a non-U.S. holder, such deemed dividend may be subject to U.S. federal withholding tax at a 30% rate or such lower rate as may be specified by an applicable income tax treaty. See “Material U.S. Federal Income Tax Considerations.”

We could enter into various transactions, such as acquisitions, refinancings, recapitalizations or other highly leveraged transactions, which would not constitute a fundamental change under the terms of the 2029 notes, but which could nevertheless increase the amount of our outstanding debt at such time, or adversely affect our capital structure or credit ratings, or otherwise adversely affect holders of the 2029 notes.

Under the terms of the 2029 notes, a variety of acquisition, refinancing, recapitalization or other highly leveraged transactions would not be considered fundamental change transactions. As a result, we could enter into any such transactions without being required to make an offer to repurchase the 2029 notes even though the transaction could increase the total amount of our outstanding debt, adversely affect our capital structure or credit ratings or otherwise materially adversely affect the holders of the 2029 notes. In addition, if such transaction is not considered a fundamental change under the terms of the 2029 notes, holders may not be able to convert their 2029 notes or be eligible to receive a make whole premium adjustment in connection with such conversion.

Provisions of the 2029 notes, our 2012 notes, our 2013 notes and our other debt securities could discourage an acquisition of us by a third party.

Certain provisions of the 2029 notes, our 2012 notes, our 2013 notes and our other debt securities could make it more difficult or more expensive for a third party to acquire us. Upon the occurrence of certain transactions constituting a fundamental change, holders of the 2029 notes, our 2012 notes, our 2013 notes and our other debt securities will have the right, at their option, to require us to repurchase all or a portion of their 2029 notes, their 2012 notes, their 2013 notes or their other debt securities. In addition, the occurrence of certain change of control transactions may result in the 2029 notes, our 2012 notes, our 2013 notes or our other debt securities becoming convertible for additional shares or require us to repurchase such notes or securities at the option of the holder thereof, which may have the effect of making an acquisition of us less attractive. We may also be required to issue additional shares upon conversion or provide for conversion into the acquirer’s capital stock in the event of certain change of control transactions.

The issuance of shares of common stock upon conversion of any of our 2012 notes, our 2013 notes, our 2029 notes or our Series A preferred stock would have a dilutive effect on our existing security holders, and this future potential dilution may encourage short selling by market participants.

The issuance of shares of our common stock upon the conversion of our 2012 notes, our 2013 notes, our 2029 notes or our Series A preferred stock would dilute the ownership interests of our existing security holders. The issuance of shares of our common stock upon conversion of these convertible securities also may have the effect of reducing our net income per share and could reduce the market price of our common stock unless revenue growth or cost savings sufficient to offset the effect of such issuance can be achieved. In addition, the existence of our 2012 notes, our 2013 notes, the 2029 notes or our Series A preferred stock may encourage short selling by market participants due to this potential dilution.

It may be difficult to enforce judgments against us in foreign jurisdictions.

Because a significant portion of our assets are located outside the United States, any judgments obtained in the United States against us, including judgments with respect to the payment of principal, premium, interest or other amounts payable with respect to the 2029 notes, may be not collectible within the United States. If holders of 2029 notes intend to enforce a judgment obtained in the United States against our assets located outside the United States, they may be subject to additional procedures and other difficulties that would not be required for enforcement of judgments in the United States, and there can be no assurance that such courts will be required to enforce any final judgment obtained in a court located in the United States.

Risks Related to Our Business

Our net sales, net income and growth depend largely on the economic strength of the geographic markets that we serve, and if these markets become weaker, we would suffer decreased sales and net income.

Many of our customers use our products as components in their own products or in projects undertaken for their customers. Our ability to sell our products is largely dependent on general economic conditions, including how much our customers and end-users spend on power transmission and distribution infrastructures, industrial manufacturing assets, new construction and building, information technology and maintaining or reconfiguring their communications networks. Should the economic slowdown in the United States and European markets worsen or expand more fully to other parts of the world, we would suffer a decrease in sales and net income.

The markets for our products are highly competitive, and if we fail to invest in product development, productivity improvements and customer service and support, sales of our products could be adversely affected.

The markets for copper, aluminum and fiber optic wire and cable products are highly competitive, and some of our competitors may have greater financial resources than we have. We compete with at least one major competitor in each of our business segments. Many of our products are made to common specifications and therefore may be fungible with competitors’ products. Accordingly, we are subject to competition in many markets on the basis of price, delivery time, customer service and our ability to meet specific customer needs.

We believe that competitors will continue to improve the design and performance of their products and to introduce new products with competitive price and performance characteristics. We expect that we will be required to continue to invest in product development, productivity improvements and customer service and support in order to compete in our markets. Furthermore, an increase in imports of competing products could adversely affect our sales on a region-by-region basis.

Our business is subject to the economic, political and other risks of maintaining facilities and selling products in foreign countries.

During the six fiscal months ended July 3, 2009, approximately 65% of our sales and approximately 77% of our assets were in markets outside North America. Our operations outside North America generated approximately 96% of our cash flows from operations during this period. Our financial results may be adversely affected by significant fluctuations or devaluations in the value of the U.S. dollar against foreign currencies or by the enactment of exchange controls or foreign governmental or regulatory restrictions on the transfer of funds. In addition, negative tax consequences relating to the repatriation of certain foreign income may adversely affect our cash flows.

Furthermore, our foreign operations are subject to risks inherent in maintaining operations abroad, such as economic and political destabilization, international conflicts, restrictive actions by foreign governments, nationalizations or expropriations, changes in regulatory requirements, the difficulty of effectively managing diverse global operations, adverse foreign tax laws and the threat posed by potential pandemics in countries that do not have the resources necessary to deal with such outbreaks. Over time, we intend to continue to expand our foreign operations, which would serve to exacerbate these risks and their potential effect on our business, financial position and results of operations. In particular, with the acquisition of PDIC, we have significant operations in countries in Central and South America, Africa and Asia. Economic and political developments in these countries, including future economic changes or crises (such as inflation, currency devaluation or recession), government deadlock, political instability, civil strife, international conflicts, changes in laws and regulations and expropriation or nationalization of property or other resources, could impact our operations or the market value of our common stock and have an adverse effect on our business, financial condition and results of operations. Although PDIC and its subsidiaries maintain political risk insurance related to its operations in a number of countries, any losses we may incur may not be covered by this insurance and, even if covered, such insurance may not fully cover such losses. In addition to these general risks, there are significant country specific risks, including:

•	Brazil and other Latin American countries have historically experienced uneven periods of economic growth as well as recession, high inflation, currency devaluation and economic instability. These countries’ governments have been known to intervene in their respective economies in the form of price controls, currency devaluations, capital controls and limits on imports.

•	Thailand recently experienced significant political and militant unrest in certain provinces. The country’s elected government was overthrown in September 2006, with an elected government only recently restored.

•	Venezuela has experienced difficult economic conditions, relatively high levels of inflation, and foreign exchange and price controls. The President of Venezuela has the authority to legislate certain areas by decree, and the Venezuelan government has nationalized or announced plans to nationalize certain industries and has sought to expropriate certain companies and property.

•	Algeria has a tumultuous past, characterized by violence and terrorism. The country’s government has been moderately successful in neutralizing these threats creating a more receptive political and social atmosphere.

Compliance with foreign and U.S. laws and regulations applicable to our international operations, including the Foreign Corrupt Practices Act, or the FCPA, is difficult and may increase the cost of doing business in international jurisdictions.

Various laws and regulations associated with our current international operations are complex and increase our cost of doing business. Furthermore, these laws and regulations expose us to fines and penalties if we fail to comply with them. These laws and regulations include import and export requirements, U.S. laws such as the FCPA, and local laws prohibiting corrupt payments to governmental officials and other corrupt practices. Although we have implemented policies and procedures designed to ensure compliance with these laws, there can be no assurance that our employees, contractors and agents will not take actions in violation of our policies, particularly as we expand our operations through organic growth and acquisitions. Any such violations could subject us to civil or criminal penalties, including substantial fines or prohibitions on our ability to offer our wire and cable products in one or more countries, and could also materially damage our reputation, our brand, our international expansion efforts, our business and our operating results. In addition, if we fail to address the challenges and risks associated with our international expansion and acquisition strategy, we may encounter difficulties implementing our strategy, which could impede our growth or harm our operating results.

Volatility in the price of copper and other raw materials, as well as fuel and energy, could adversely affect our businesses.

The costs of copper and aluminum, the most significant raw materials we use, have been subject to considerable volatility over the past few years. Volatility in the price of copper, aluminum, polyethylene, petrochemicals, and other raw materials, as well as fuel, natural gas and energy, may in turn lead to significant fluctuations in our cost of sales. Additionally, sharp increases in the price of copper can also reduce demand if customers decide to defer their purchases of copper wire and cable products or seek to purchase substitute products. Although we attempt to recover copper and other raw material price changes either in the selling price of our products or through our commodity hedging programs, there is no assurance that we can do so successfully or at all in the future.

Interruptions of supplies from our key suppliers may affect our results of operations and financial performance.

Interruptions of supplies from our key suppliers, including as a result of catastrophes such as hurricanes, earthquakes, floods or terrorist activities, could disrupt production or impact our ability to increase production and sales. All copper and aluminum rod used in our North American operations is externally sourced, and our largest supplier of copper rod, Freeport McMoRan Copper & Gold, Inc., accounted for approximately 89% of our North American purchases during the first six fiscal months of 2009, while our largest supplier of aluminum rod, Alcoa Inc., accounted for approximately 87% of our North American purchases during the first six fiscal months of 2009. Our European operations purchase copper and aluminum rod from many suppliers with each supplier generally providing a small percentage of the total copper and aluminum rod purchased, while operations in ROW internally produce the majority of their copper and aluminum rod production needs and obtain cathode and ingots from various sources with each supplier generally providing a small percentage of the total amount of raw materials purchased. Any unanticipated problems with our copper or aluminum rod suppliers could have a material adverse effect on our business. Additionally, we use a limited number of sources for most of the other raw materials that we do not produce. We do not have long-term or volume purchase agreements with most of our suppliers, and may have limited options in the short-term for alternative supply if these suppliers fail to continue the supply of material or components for any reason, including their business failure, inability to obtain raw materials or financial difficulties. Moreover, identifying and accessing alternative sources may increase our costs.

Failure to negotiate extensions of our labor agreements as they expire may result in a disruption of our operations.

As of July 3, 2009, approximately 49% of our employees were represented by various labor unions. From January 1, 2004 to July 3, 2009, we have experienced only two strikes, which were settled on satisfactory terms. There have been no strikes during the six fiscal months ended July 3, 2009.

We are party to labor agreements with unions that represent employees at many of our manufacturing facilities. In the United States, Canada, Chile, Thailand, Venezuela and Zambia, labor agreements expired at seven facilities during the first six fiscal months of 2009, representing approximately 9% of total employees as of July 3, 2009, and agreements at seven facilities will expire in 2010, representing approximately 14% of total employees as of July 3, 2009. During the first six fiscal months of 2009, we successfully renegotiated three labor agreements and continue to negotiate the remaining four labor agreements. Labor agreements are generally negotiated on an annual or bi-annual basis unless otherwise noted above and the risk exists that labor agreements may not be renewed on reasonably satisfactory terms to us or at all. We cannot predict what issues may be raised by the collective bargaining units representing our employees and, if raised, whether negotiations concerning such issues will be successfully concluded. A protracted work stoppage could result in a disruption of our operations which could, in turn, adversely affect our ability to deliver certain products and our financial results.

Our inability to continue to achieve productivity improvements may result in increased costs.

Part of our business strategy is to increase our profitability by lowering costs through improving our processes and productivity. In the event we are unable to continue to implement measures improving our manufacturing techniques and processes, we may not achieve desired efficiency or productivity levels and our manufacturing costs may increase. In addition, productivity increases are related in part to factory utilization rates. Unanticipated decreases in utilization rates may adversely impact productivity.

Changes in industry standards and regulatory requirements may adversely affect our business.

As a manufacturer and distributor of wire and cable products for customers that operate in various industries, we are subject to a number of industry standard-setting authorities, such as Underwriters Laboratories, the Telecommunications Industry Association, the Electronics Industries Association, the International Electrotechnical Commission and the Canadian Standards Association. In addition, many of our products are subject to the requirements of federal, state and local or foreign regulatory authorities. Changes in the standards and requirements imposed by such authorities could have an adverse effect on us. In the event that we are unable to meet any such new or modified standards when adopted, our business could be adversely affected.

In addition, changes in the legislative environment could affect the growth and other aspects of important markets served by us. The Energy Policy Act of 2005 was enacted to establish a comprehensive, long-range national energy policy. Among other things, it provides tax credits and other incentives for the production of traditional sources of energy, as well as alternative energy sources, such as wind, wave, tidal and geothermal power generation systems. Although we believe this legislation has had a positive impact on us and our financial results, we cannot be certain that this impact will continue. Further, we cannot predict the impact, either positive or negative, that changes in laws or industry standards may have on our future financial results, cash flows or financial position.

Advancing technologies, such as fiber optic and wireless technologies, may continue to make some of our products less competitive.

Technological developments continue to have an adverse effect on elements of our business. For example, a continued increase in the rate of installations using fiber optic systems or an increase in the cost of copper-based systems may have an adverse effect on our business. While we do manufacture and sell fiber optic cables, any further acceleration in the erosion of our sales of copper cables due to increased market demand for fiber optic cables would most likely not be offset by an increase in sales of our fiber optic cables.

Also, advancing wireless technologies, as they relate to network and communications systems, represent an alternative to certain copper cables we manufacture and may reduce customer demand for premise wiring. Traditional telephone companies are facing increasing competition within their respective territories from, among others, providers of voice over Internet protocol, or VoIP, and wireless carriers. Wireless communications depend heavily on a fiber optic backbone and do not depend as much on copper-based systems. The increased acceptance and use of VoIP and wireless technology, or introduction of new wireless or fiber-optic based technologies, continues to have an adverse effect on the marketability of our products and our profitability. Our sales of copper premise cables currently face downward pressure from wireless and VoIP technology, and the increased acceptance and use of these technologies has heightened this pressure and the potential negative impact on our results of operations.

We are substantially dependent upon distributors and retailers for non-exclusive sales of our products and they could cease purchasing our products at any time.

During 2008 and the first six fiscal months of 2009, approximately 38% and 35%, respectively, of our domestic net sales were made to independent distributors and four and three, respectively, of our ten largest customers were distributors. Distributors accounted for a substantial portion of sales of our communications- and industrial-related products. During 2008 and the first six fiscal months of 2009, approximately 10% and 12%, respectively, of our domestic net sales were to retailers. The two largest retailers combined to account for approximately 2% of our worldwide net sales in each of 2008 and the first six fiscal months of 2009.

These distributors and retailers are not contractually obligated to carry our product lines exclusively or for any period of time. Therefore, these distributors and retailers may purchase products that compete with our products or cease purchasing our products at any time. The loss of one or more large distributors or retailers could have a material adverse effect on our ability to bring our products to end users and on our results of operations. Moreover, a downturn in the business of one or more large distributors or retailers could adversely affect our sales and could create significant credit exposure.

In each of our markets, we face pricing pressures that could adversely affect our results of operations and financial performance.

We face pricing pressures in each of our markets as a result of significant competition or over-capacity. While we continually work toward reducing our costs to respond to the pricing pressures that may continue, we may not be able to achieve proportionate reductions in costs. As a result of over-capacity and economic and industry downturn, pricing pressures have increased in the last several quarters. While we generally have been successful in raising prices to recover increased raw material costs, pricing pressures have continued through the first six fiscal months of 2009, and price volatility is expected for the foreseeable future. Further pricing pressures, without offsetting cost reductions, could adversely affect our financial results.

If either our uncommitted accounts payable confirming arrangement or our accounts receivable financing arrangement for our European operations is terminated, our liquidity may be negatively impacted.

Our Spanish operations participate in accounts payable confirming arrangements with several European financial institutions. We negotiate payment terms with suppliers of generally 180 days and submit invoices to the financial institutions with instructions for the financial institutions to transfer funds from our Spanish operations’ accounts on the due date (on the 180th day) to the receiving parties to pay the invoices in full. As of July 3, 2009, the arrangements had a maximum availability limit of the equivalent of approximately $431.2 million, of which approximately $192.7 million was drawn. We also have approximately $138.4 million available under uncommitted, Euro-denominated facilities in Europe, which allow us to sell at a discount, with no or limited recourse, a portion of our accounts receivable to financial institutions. As of July 3, 2009, we have drawn approximately $34.3 million from these accounts receivable facilities. We do not have firm commitments from these institutions to purchase our accounts receivable. Should the availability under these arrangements be reduced or terminated, we may be required to repay the outstanding obligations over 180 days and may have to seek alternative arrangements. We cannot assure you that alternate arrangements will be available on favorable terms or at all. Failure to obtain alternative arrangements in such case would negatively impact our liquidity.

We are exposed to counterparty risk in our hedging arrangements.

From time to time we enter into arrangements with financial institutions to hedge our exposure to fluctuations in commodity prices, currency and interest rates, including forward contracts and swap agreements. Recently, a number of financial institutions similar to those that serve as counterparties to our hedging arrangements have been adversely affected by the global credit crisis. The failure of one or more counterparties to our hedging arrangements to fulfill or renew their obligations to us could adversely affect our results of operations.

As a result of market and industry conditions, we may be required to recognize impairment charges for our long-lived assets, including goodwill, or in the event we close additional plants.

In accordance with generally accepted accounting principles, we periodically assess our assets, including goodwill, to determine if they are impaired. Significant negative industry or economic trends, disruptions to our business, unexpected significant changes or planned changes in use of the assets, divestitures and market capitalization declines may result in impairments to goodwill and other long-lived assets. Future impairment charges could significantly affect our results of operations in the period recognized.

During the fourth quarter of 2007, we rationalized outside plant telecommunication products manufacturing capacity due to continued declines in telecommunications cable demand. We closed a portion of our telecommunications capacity located primarily at our Tetla, Mexico facility and have taken a pre-tax charge to write-off certain production equipment of $6.6 million. This action has freed approximately 100,000 square feet of manufacturing space, which has been converted and is being utilized for other products for the Central and South American markets. Future rationalization of plant manufacturing capacity could result in charges that affect our results of operations in the period recognized.

As a result of market and industry conditions, we may be required to reduce our recorded inventory values, which would result in charges against income.

If, as a result of volatile copper prices, we are not able to recover the LIFO value of our inventory in a period when replacement costs are lower than the LIFO value of the inventory, we would be required to take a charge to recognize an adjustment of LIFO inventory to market value. If LIFO inventory quantities are reduced in a future period when replacement costs exceed the LIFO value of the inventory, we would experience an increase in reported earnings. Conversely, if LIFO inventory quantities are reduced in a future period when replacement costs are lower than the LIFO value of the inventory, we would experience a decline in reported earnings.

We are subject to certain asbestos litigation and unexpected judgments or settlements that could have a material adverse effect on our financial results.

As of July 3, 2009, there were 1,128 pending non-maritime asbestos cases involving our subsidiaries. The majority of these cases involve plaintiffs alleging exposure to asbestos-containing cable manufactured by our predecessors. In addition to our subsidiaries, numerous other wire and cable manufacturers have been named as defendants in these cases. Our subsidiaries have also been named, along with numerous other product manufacturers, as defendants in 33,550 suits in which plaintiffs alleged that they suffered an asbestos-related injury while working in the maritime industry. These cases are referred to as MARDOC cases and are currently managed under the supervision of the U.S. District Court for the Eastern District of Pennsylvania. On May 1, 1996, the District Court ordered that all pending MARDOC cases be administratively dismissed without prejudice and the cases cannot be reinstated, except in certain circumstances involving specific proof of injury. We cannot assure you that any judgments or settlements of the pending non-maritime and/or MARDOC asbestos cases or any cases which may be filed in the future will not have a material adverse effect on our financial results, cash flows or financial position. Moreover, certain of our insurers may become financially unstable and in the event one or more of these insurers enter into insurance liquidation proceedings, we will be required to pay a larger portion of the costs incurred in connection with these cases. While the cumulative average settlement through July 3, 2009 has been approximately $475 per case, the average settlement paid to resolve litigation has increased significantly above that amount, reaching $5,900 per case for litigation settled in 2009, as the mix of cases currently being listed for trial in state courts and those which may be listed in the future, which may need to be resolved, generally involve more serious asbestos related injuries.

Environmental liabilities could potentially adversely impact us and our affiliates.

We are subject to federal, state, local and foreign environmental protection laws and regulations governing our operations and the use, handling, disposal and remediation of hazardous substances currently or formerly used by us and our affiliates. A risk of environmental liability is inherent in our and our affiliates’ current and former manufacturing activities in the event of a release or discharge of a hazardous substance generated by us or our affiliates. Under certain environmental laws, we could be held jointly and severally responsible for the remediation of any hazardous substance contamination at our facilities and at third party waste disposal sites and could also be held liable for any consequences arising out of human exposure to such substances or other environmental damage. We and our affiliates have been named as potentially responsible parties in proceedings that involve environmental remediation. There can be no assurance that the costs of complying with environmental, health and safety laws and requirements in our current operations or the liabilities arising from past releases of, or exposure to, hazardous substances, will not result in future expenditures by us that could materially and adversely affect our financial results, cash flows or financial condition.

Growth through acquisition has been a significant part of our strategy and we may not be able to successfully identify or integrate acquisitions.

Growth through acquisition has been, and is expected to continue to be, a significant part of our strategy. We regularly evaluate possible acquisition candidates. We cannot assure you that we will be successful in identifying, financing and closing acquisitions at favorable prices and terms. Potential acquisitions may require us to issue additional shares of stock or obtain additional or new financing. The issuance of shares of our common or preferred stock in connection with potential acquisitions may dilute the value of shares held by our then existing equity holders. Further, we cannot assure you that we will be successful in integrating any such acquisitions that are completed. Integration of any such acquisitions may require substantial management, financial and other resources and may pose risks with respect to production, customer service and market share of existing operations. In addition, we may acquire businesses that are subject to technological or competitive risks, and we may not be able to realize the benefits originally expected from such acquisitions.

We have assumed substantially all of the liabilities of the PDIC operations, which may expose us to additional risks and uncertainties that we would not face if the acquisition had not occurred.

As a result of the PDIC acquisition, we succeeded to substantially all of the liabilities associated with the wire and cable business we acquired, which may include, without limitation:

•	environmental risks and liabilities related to the operation of the acquired assets;

•	risks associated with these operations in various foreign countries, including in Brazil, China, Colombia, India, Thailand, Venezuela and Zambia;

•	existing product liability claims with respect to the acquired wire and cable products;

•	other existing litigation and tax liabilities involving the acquired wire and cable business;

•	issues relating to compliance with the Sarbanes-Oxley Act of 2002, including issues relating to internal control over financial reporting, or other applicable laws;

•	issues related to debt assumed in connection with the acquisition; and

•	employee and employee benefit liabilities.

In addition to the risks set forth above, we may discover additional information, risks or uncertainties about this business that may adversely affect us. An acquisition of operations in many foreign countries, such as this acquisition, makes it extremely difficult for the acquirer to discover and adequately protect itself against all potentially adverse liabilities, risks or uncertainties that exist or may arise. Based on all of the foregoing liabilities, risks and uncertainties, there can be no assurance that the acquisition will not, in fact, have a negative impact on our business or financial results.

Subject to certain limitations and exceptions, the stock purchase agreement we entered into in connection with the acquisition provides us with indemnification rights for losses we incur in connection with:

•	a breach by the sellers of specified representations and warranties;

•	a breach by the sellers of a covenant in the stock purchase agreement; or

•	specified environmental and tax liabilities.

Our right to seek indemnification for such losses is limited by the terms of the stock purchase agreement, which requires us to absorb specified amounts of losses before we may seek indemnification. Moreover, the maximum amount of indemnity we may seek under the stock purchase agreement is limited. Furthermore, it may be extremely difficult for us to prove that a loss we incur was caused by a specified breach of a covered representation or warranty or covenant. Except in the case of fraud and as to available equitable remedies, our right to seek indemnification will be the exclusive remedy we may pursue under the stock purchase agreement for any losses we incur in connection with the acquisition.

If we are unable to prove a breach of a representation, warranty or covenant necessary to support an indemnification claim, if a claim or loss we incur is not covered by these indemnification provisions, or if the total amount of liabilities and obligations we incur in the acquisition exceeds the amount of indemnification provided, we may be responsible to pay unforeseen additional expenses and costs. Furthermore, any claim by us for indemnification under the stock purchase agreement may be contested, which could have the effect of delaying or ultimately preventing our receipt of remuneration for such a claim. As a result, our business may be materially adversely affected and our stock price could decline.

Terrorist and other attacks or acts of war may adversely affect the markets in which we operate and our profitability.

The attacks of September 11, 2001 and subsequent events, including the military actions in Afghanistan, Iraq and elsewhere in the Middle East, have caused and may continue to cause instability in our markets and have led, and may continue to lead to, further armed hostilities or further acts of terrorism worldwide, which could cause further disruption in our markets. Acts of terrorism and those of guerilla groups or drug cartels may impact any or all of our facilities and operations, or those of our customers or suppliers and may further limit or delay purchasing decisions of our customers. Depending on their magnitude, these or similar acts could have a material adverse effect on our business, financial results, cash flows and financial position.

We carry insurance coverage on our facilities of types and in amounts that we believe are in line with coverage customarily obtained by owners of similar properties. We continue to monitor the state of the insurance market in general and the scope and cost of coverage for acts of terrorism and similar acts in particular, but we cannot anticipate what coverage will be available on commercially reasonable terms in future policy years. Currently, we do not carry terrorism insurance coverage. If we experience a loss that is uninsured or that exceeds policy limits, we could lose the capital invested in the damaged facilities, as well as the anticipated future net sales from those facilities. Depending on the specific circumstances of each affected facility, it is possible that we could be liable for indebtedness or other obligations related to the facility. Any such loss could materially and adversely affect our business, financial results, cash flows and financial position.

If we fail to retain our key employees, our business may be harmed.

Our success has been largely dependent on the skills, experience and efforts of our key employees and the loss of the services of any of our executive officers or other key employees, without a properly executed transition plan, could have an adverse effect on us. The loss of our key employees who have intimate knowledge of our manufacturing process could lead to increased competition to the extent that those employees are hired by a competitor and are able to recreate our manufacturing process. Our future success will also depend in part upon our continuing ability to attract and retain highly qualified personnel, who are in great demand.

Declining returns in the investment portfolio of our defined benefit pension plans and changes in actuarial assumptions could increase the volatility in our pension expense and require us to increase cash contributions to the plans.

We sponsor defined benefit pension plans around the world. Pension expense for the defined benefit pension plans sponsored by us is determined based upon a number of actuarial assumptions, including an expected long-term rate of return on assets and discount rate. The use of these assumptions makes our pension expense and our cash contributions subject to year-to-year volatility. As of December 31, 2008, 2007 and 2006, the defined benefit pension plans were underfunded by approximately $122.2 million, $72.5 million and $35.7 million, respectively, based on the actuarial methods and assumptions utilized for purposes of the applicable accounting rules and interpretations. We have experienced volatility in our pension expense and in our cash contributions to our defined benefit pension plans. Pension expense for our defined benefit pension plans increased from $4.0 million for the first six fiscal months of 2008 to $8.1 million for the first six fiscal months of 2009, and our required cash contributions for each period were $2.2 million and $3.6 million, respectively. We estimate our 2009 pension expense for our defined benefit pension plans will increase approximately $8.5 million from 2008. In the event that actual results differ from the actuarial assumptions or actuarial assumptions are changed, the funded status of our defined benefit pension plans may change and any such deficiency could result in additional charges to equity and an increase in future pension expense and cash contributions.

An ownership change could result in a limitation of the use of our net operating losses.

As of December 31, 2008, we had U.S. net operating losses, or NOL, carryforwards of approximately $5.4 million that are subject to an annual limitation under Section 382 of the Code. This NOL carryforward is scheduled to expire at December 31, 2009. Our ability to utilize this NOL carryforward, including any future NOL carryforwards that may arise, may be further limited by Section 382 if we undergo an ownership change as a result of the sale of our stock by holders of our equity securities or as a result of subsequent changes in the ownership of our outstanding stock. We would undergo an ownership change if, among other things, the stockholders, or group of stockholders, who own or have owned, directly or indirectly, 5% or more of the value of our stock or are otherwise treated as 5% stockholders under Section 382 and the regulations promulgated thereunder increase their aggregate percentage ownership of our stock by more than 50 percentage points over the lowest percentage of our stock owned by these stockholders at any time during the testing period, which is generally the three-year period preceding the potential ownership change. In the event of an ownership change, Section 382 imposes an annual limitation on the amount of post-ownership change taxable income a corporation may offset with pre-ownership change NOL carryforwards and certain recognized built-in losses. The limitation imposed by Section 382 for any post-change year would be determined by multiplying the value of our stock immediately before the ownership change (subject to certain adjustments) by the applicable long-term tax-exempt rate in effect at the time of the ownership change. Any unused annual limitation may be carried over to later years, and the limitation may under certain circumstances be increased by built-in gains which may be present in assets held by us at the time of the ownership change that are recognized in the five-year period after the ownership change.

Risks Related to Our Capital Stock

Our stock price has been and continues to be volatile, and our ability to pay dividends on our common stock is limited.

The price of our common stock may fluctuate as a result of various factors, such as:

•	announcements relating to significant corporate transactions;

•	operating and stock price performance of companies that investors deem comparable to us;

•	sales or the expectation of sales of a substantial number of shares of our common stock in the public market;

•	changes in government regulation or proposals relating thereto; and

•	general stock market fluctuations unrelated to our operating performance.

We do not expect to pay cash dividends on our common stock in the foreseeable future. Payment of dividends on our common stock will depend on the earnings and cash flows of our business and that of our subsidiaries, and on our subsidiaries’ ability to pay dividends or to advance or repay funds to us. Before declaring any dividend, our board of directors will consider factors that ordinarily affect dividend policy, such as earnings, cash flow, estimates of future earnings and cash flow, business conditions, regulatory factors, our financial condition and other matters within its discretion, as well as contractual restrictions on our ability to pay dividends. We may not be able to pay dividends in the future or, if paid, we cannot assure you that the dividends will be in the same amount or with the same frequency as in the past.

Under the Delaware General Corporation Law, we may pay dividends, in cash or otherwise, only if we have surplus in an amount at least equal to the amount of the relevant dividend payment. Any payment of cash dividends will depend upon our financial condition, capital requirements, earnings and other factors deemed relevant by our board of directors. Further, our senior secured credit facility and the indenture governing our 2015 notes and our 2017 notes limit our ability to pay cash dividends, including cash dividends on our common stock. In addition, the certificate of designations for our Series A preferred stock prohibits us from the payment of any cash dividends on our common stock if we are not current on dividend payments with respect to our Series A preferred stock. Agreements governing future indebtedness will likely contain restrictions on our ability to pay cash dividends.

Future issuances of shares of our common stock may depress its market price.

Sales or issuances of substantial numbers of additional shares of common stock, including shares of common stock underlying our 2012 notes, our 2013 notes and the 2029 notes and shares of our outstanding Series A preferred stock, as well as sales of shares that may be issued in connection with future acquisitions, or the perception that such sales could occur, may have a harmful effect on prevailing market prices for our common stock, our convertible securities, including the 2029 notes and our 2012 notes, and our ability to raise additional capital in the financial markets at a time and price favorable to us. Our amended and restated certificate of incorporation, as amended, provides that we have authority to issue 200 million shares of common stock. As of October 21, 2009, there were approximately 52.0 million shares of common stock outstanding (net of treasury shares), approximately 1.2 million shares of common stock issuable upon the exercise of currently outstanding stock options and approximately 0.4 million shares of common stock issuable upon conversion of our outstanding Series A preferred stock. In addition, a maximum of approximately 9.0 million shares of common stock may be issuable upon conversion of our 2013 notes and related guarantees and a maximum of approximately 7.0 million shares of common stock may be issuable due to the issuance of warrants we issued in connection with the offering of our 2013 notes and related guarantees. Also, additional shares of common stock may be issuable upon conversion of any 2012 notes that remain outstanding at the expiration of the exchange offer. Based on the minimum conversion price of $36.75 with respect to the 2029 notes, a maximum of approximately 12.0 million shares of common stock would be issuable upon conversion in full of approximately $439.4 million aggregate principal amount of the 2029 notes to be offered hereby, to the extent that all such 2029 notes are issued in the exchange offer. All of the shares of our common stock that could be issued pursuant to conversions of our 2012 notes, our 2013 notes and, to the extent issued in the exchange offer, our 2029 notes, by holders who are not our affiliates will be freely tradable by such holders.

Our convertible note hedge and warrant transactions may affect the trading price of our common stock.

In connection with the issuance of our 2013 notes, we entered into convertible note hedge transactions with one or more of the then participating underwriters or their affiliates, referred to as the counterparties. The convertible note hedge transactions are comprised of purchased call options and sold warrants. The purchased call options are expected to reduce our exposure to potential dilution upon the conversion of our 2013 notes. We also entered into warrant transactions with such counterparties. The sold warrants have an exercise price that is approximately 92.4% higher than the closing price of our common stock on the date our 2013 notes were priced. The warrants are expected to provide us with some protection against increases in our stock price over the conversion price per share with respect to our 2013 notes. In connection with these transactions, the counterparties, or their affiliates:

•	may enter into various over-the-counter derivative transactions or purchase or sell our common stock in secondary market transactions; and

•	may enter into, or may unwind, various over-the-counter derivatives or purchase or sell our common stock in secondary market transactions, including during any conversion reference period with respect to a conversion of our 2013 notes.

These activities may have the effect of increasing, or preventing a decline in, the market price of our common stock. In addition, any hedging transactions by the counterparties, or their affiliates, including during any conversion reference period with respect to our 2013 notes, may have an adverse impact on the trading price of our common stock. The counterparties, or their affiliates, are likely to modify their hedge positions from time to time prior to conversion or maturity of our 2013 notes by purchasing and selling shares of our common stock, other of our securities, or other instruments, including over-the-counter derivative instruments, that they may wish to use in connection with such hedging. In addition, we intend to exercise our purchased call options whenever our 2013 notes are converted, although we are not required to do so. In order to unwind any hedge positions with respect to our exercise of the purchased call options, the counterparties or their affiliates would expect to sell shares of common stock in secondary market transactions or unwind various over-the-counter derivative transactions with respect to our common stock during the conversion reference period for any 2013 notes that may be converted.

The effect, if any, of these transactions and activities in connection with our 2013 notes on the market price of our common stock will depend in part on market conditions and cannot be ascertained at this time, but any of these activities could adversely affect the trading price of our common stock and, as a result, the number of shares and value of the common stock received upon conversion of our 2012 notes, our 2013 notes or the 2029 notes.

Issuances of additional series of preferred stock could adversely affect holders of our common stock.

Our board of directors is authorized to issue additional series of preferred stock without any action on the part of our stockholders. Our board of directors also has the power, without stockholder approval, to set the terms of any such series of preferred stock that may be issued, including voting rights, conversion rights, dividend rights, preferences over our common stock with respect to dividends or if we liquidate, dissolve or wind up our business and other terms. If we issue preferred stock in the future that has preference over our common stock with respect to the payment of dividends or upon our liquidation, dissolution or winding-up, or if we issue preferred stock with voting rights that dilute the voting power of our common stock, the rights of holders of our common stock or the market price of our common stock could be adversely affected.

Provisions in our constituent documents could make it more difficult to acquire our company.

Our amended and restated certificate of incorporation and amended and restated by-laws contain provisions that may discourage, delay or prevent a third party from acquiring us, even if doing so would be beneficial to our stockholders. Under our amended and restated certificate of incorporation, only our board of directors may call special meetings of stockholders, and stockholders must comply with advance notice requirements for nominating candidates for election to our board of directors or for proposing matters that can be acted upon by stockholders at stockholder meetings. Directors may be removed by stockholders only for cause and only by the effective vote of at least 66 2/3% of the voting power of all shares of capital stock then entitled to vote generally in the election of directors, voting together as a single class. Additionally, the severance policy applicable to our executive officers may have the effect of making a transaction that would constitute a change of control more expensive and, therefore, less attractive.

Pursuant to our amended and restated certificate of incorporation, our board of directors may by resolution establish one or more series of preferred stock, having such number of shares, designation, relative voting rights, dividend rates, conversion rights, liquidation or other rights, preferences and limitations as may be fixed by our board of directors without any further stockholder approval. Such rights, preferences, privileges and limitations as may be established, as well as provisions related to our 2012 notes, our 2013 notes and the 2029 notes that may entitle holders of those notes to receive make whole or other payments upon the consummation of a change of control or other fundamental transaction, could have the further effect of impeding or discouraging the acquisition of control of our company.

SELECTED HISTORICAL FINANCIAL INFORMATION

The selected historical consolidated financial information for the years ended December 31, 2006, 2007 and 2008 and as of December 31, 2007 and 2008 was derived from our audited consolidated financial statements incorporated by reference into this prospectus. The selected consolidated financial information for the years ended December 31, 2004 and 2005 and as of December 31, 2004 and 2005 was derived from our audited consolidated financial statements that are not incorporated by reference into this prospectus. The summary consolidated financial information for the six fiscal months ended June 27, 2008 and July 3, 2009 and as of July 3, 2009 was derived from our unaudited consolidated financial statements incorporated by reference into this prospectus, which, in our opinion, include all adjustments (consisting of normal recurring adjustments) necessary for a fair statement of the financial information for such periods. The financial information for the years ended and as of December 31, 2006, 2007 and 2008, and for the six fiscal months ended June 27, 2008, reflects the retrospective implementation of FSP APB 14-1 as to the 2012 notes and the 2013 notes. The adoption of FSP APB 14-1 did not impact 2004 or 2005, and the financial information for the years ended and as of December 31, 2004 and 2005 has not been adjusted.

The following selected historical financial information presented below should be read in conjunction with “Management’s Discussion and Analysis of Financial Condition and Results of Operations” and our consolidated financial statements and the notes thereto incorporated by reference from our Current Report on Form 8-K and our Quarterly Report on Form 10-Q for the fiscal quarter ended July 3, 2009, each filed with the SEC on August 12, 2009. The historical financial information presented below may not be indicative of our future performance.

	Year Ended December 31,					Six Fiscal Months Ended
						June 27,	July 3,
	2004	2005(1)	2006(2)(3)	2007(2)(4)(5)	2008(2)(4)	2008(2)(4)	2009
						(Unaudited)	(Unaudited)
	(In millions, except per share information)

Statement of Operations Information:
Net sales	$1,970.7	$2,380.8	$3,665.1	$4,614.8	$6,230.1	$3,311.2	$2,174.4
Cost of sales	1,756.0	2,110.1	3,194.1	3,952.1	5,427.7	2,871.2	1,810.2

Gross profit	214.7	270.7	471.0	662.7	802.4	440.0	364.2
Selling, general and administrative expenses	158.2	172.2	235.1	296.6	381.0	194.1	176.7

Operating income	56.5	98.5	235.9	366.1	421.4	245.9	187.5
Other income (expense)	(1.2)	(0.5)	(0.1)	(3.4)	(27.2)	(0.4)	10.1
Interest expense, net	(35.9)	(37.0)	(36.7)	(48.5)	(91.8)	(42.5)	(42.8)
Loss on extinguishment of debt	—	—	—	(25.3)	—	—	—

Income from continuing operations before income taxes	19.4	61.0	199.1	288.9	302.4	203.0	154.8
Income tax benefit (provision)	18.1	(21.8)	(65.3)	(97.6)	(104.9)	(71.2)	(49.5)
Equity in net earnings of affiliated companies	—	—	—	0.4	4.6	2.8	0.3

Income from continuing operations including noncontrolling interest	37.5	39.2	133.8	191.7	202.1	134.6	105.6
Income on disposal of discontinued operations	0.4	—	—	—	—	—	—
Less: Net income attributable to noncontrolling interest	—	—	—	(0.2)	(13.1)	(6.8)	(4.2)

Net income	37.9	39.2	133.8	191.5	189.0	127.8	101.4
Less: Series A preferred stock dividends	(6.0)	(22.0)	(0.3)	(0.3)	(0.3)	(0.2)	(0.2)

Net income attributable to common shareholders	$31.9	$17.2	$133.5	$191.2	$188.7	$127.6	$101.2

	Year Ended December 31,					Six Fiscal Months Ended
						June 27,	July 3,
	2004	2005(1)	2006(2)(3)	2007(2)(4)(5)	2008(2)(4)	2008(2)(4)	2009
						(Unaudited)	(Unaudited)
	(In millions, except per share information)

Per Share Information:
Earnings of continuing operations per common share — basic	$0.81	$0.42	$2.62	$3.66	$3.59	$2.42	$1.95
Earnings of continuing operations per common share — assuming dilution	$0.75	$0.41	$2.57	$3.51	$3.54	$2.32	$1.92
Earnings of discontinued operations per common share — basic	$0.01	—	—	—	—	—	—
Earnings of discontinued operations per common share — assuming dilution	$0.01	—	—	—	—	—	—
Earnings per common share — basic(6)	$0.82	$0.42	$2.62	$3.66	$3.59	$2.42	$1.95
Earnings (loss) per common share assuming dilution	$0.75	$0.41	$2.57	$3.51	$3.54	$2.32	$1.92
Weighted average shares outstanding — basic(6)	39.0	41.1	51.0	52.2	52.6	52.7	51.9
Weighted average shares outstanding — assuming dilution	50.3	41.9	52.0	54.6	53.4	55.0	52.8

	December 31,
	2004	2005(1)	2006(2)(3)	2007(2)(4)(5)	2008(2)(4)	July 3, 2009
						(Unaudited)
	(In millions)

Balance Sheet Information:
Cash and cash equivalents	$36.4	$72.2	$310.5	$325.7	$282.6	$301.3
Working capital(7)	$298.0	$378.6	$734.0	$838.8	$1,060.6	$1,249.2
Property, plant and equipment, net	$356.0	$366.4	$416.7	$738.8	$880.9	$971.1
Total assets	$1,239.3	$1,523.2	$2,215.3	$3,765.6	$3,836.4	$3,841.9
Total debt	$374.9	$451.6	$617.7	$1,168.9	$1,254.0	$1,253.1
Net debt(8)	$338.5	$379.4	$307.2	$843.2	$971.4	$951.8
Shareholders’ equity	$301.4	$293.3	$553.9	$931.4	$992.1	$1,184.7

	Year Ended December 31,										Six Fiscal Months Ended
											June 27,		July 3,
	2004		2005(1)		2006(2)(3)		2007(2)(4)(5)		2008(2)(4)		2008(2)(4)		2009
											(Unaudited)		(Unaudited)
	(In millions, except ratio and metal price data)

Other Information:
Cash flows of operating activities(9)	$12.5		$121.0		$94.0		$231.7		$229.4		$(60.1)		$136.3
Cash flows of investing activities	$(36.3)		$(130.5)		$(95.8)		$(759.8)		$(263.3)		$(126.1)		$(84.9)
Cash flows of financing activities	$28.8		$52.5		$234.7		$528.1		$29.6		$257.8		$(29.0)
Ratio of earnings to fixed charges and preferred dividends(10)	1.2	x	1.4	x	5.6	x	5.0	x	3.8	x	5.0	x	4.3	x
Average daily COMEX price per pound of copper cathode	$1.29		$1.68		$3.09		$3.22		$3.13		$3.67		$1.86
Average daily selling price per pound of aluminum rod	$0.85		$0.92		$1.22		$1.23		$1.21		$1.33		$0.69

(1)	This period includes the preliminary opening balance sheet as of December 31, 2005 for Silec (the wire and cable business of SAFRAN SA) and Beru S.A., which were acquired in 2005. Due to the purchase dates, the effects of the acquisitions on the statement of operations information were not material for the year ended December 31, 2005.

(2)	As adjusted for FSP APB 14-1. See Note 2 of the Consolidated Financial Statements for additional information.

(3)	This period includes the effects of the adoption of Statement of Financial Accounting Standards (SFAS) No. 123 (Revised 2004), Share-Based Payment, and SFAS No. 158, Employers’ Accounting for Defined Benefit Pension and Other Postretirement Plans — an amendment of FASB Statements No. 87, 88, 106, and 132(R).

(4)	As adjusted for SFAS No. 160, Noncontrolling Interests in Consolidated Financial Statements. See Note 2 of the Consolidated Financial Statements for additional information.

(5)	Includes operating results of the acquisition of the worldwide wire and cable business of Freeport-McMoRan Copper and Gold, Inc., which operated as PDIC since October 31, 2007 and the effects of the adoption of FASB Interpretation No. 48, Accounting for Uncertainty in Income Taxes.

(6)	As adjusted for FSP EITF 03-6-1, Determining Whether Instruments Granted in Share-Based Payment Transactions Are Participating Securities. See Note 2 of the Consolidated Financial Statements for additional information.

(7)	Working capital means current assets less current liabilities.

(8)	Net debt means our total debt less cash and cash equivalents.

(9)	For the year ended December 31, 2007, our operating cash flows were increased by $25.3 million from a pre-tax loss on the extinguishment of debt, consisting of $20.5 million for the inducement premium, and related fees and expenses; and the write-off of approximately $4.8 million in unamortized fees and expenses related to our 9.5% senior notes due 2010.

(10)	For purposes of calculating the ratio of earnings to fixed charges and preferred dividends, earnings consist of the sum of (i) pre-tax income from continuing operations before adjustment for income or loss from equity investees; (ii) combined fixed charges and preferred dividends; (iii) amortization of capitalized interest; (iv) distributed income of equity investees; and (v) our share of pre-tax losses of equity investees for which charges arising from guarantees are included in fixed charges, minus (vi) capitalized interest; (vii) preference security dividend requirements of consolidated subsidiaries; and (viii) the noncontrolling interest in pre-tax income of subsidiaries that have not incurred fixed charges. Combined fixed charges and preferred dividends include: (a) interest expense, whether expensed or capitalized; (b) amortization of debt issuance cost; (c) the portion of rent expense representative of the interest factor; and (d) the amount of pre-tax earnings required to cover preferred stock dividends and any accretion in the carrying value of the preferred stock.

USE OF PROCEEDS

Subject to the terms and conditions set forth in the prospectus, the 2029 notes will be issued in the exchange offer in exchange for any and all 2012 notes that are validly tendered and not validly withdrawn as of the expiration time. We will not receive any cash proceeds from the exchange of the 2029 notes for the 2012 notes pursuant to the exchange offer or upon any conversion of the 2029 notes into our common stock.

CAPITALIZATION

The following table sets forth our capitalization as of July 3, 2009 on:

•	an actual basis; and

•	an as adjusted basis to reflect the consummation of the exchange offer, assuming all $475.0 million in outstanding principal amount of 2012 notes are exchanged in the exchange offer and after deducting (i) anticipated cash interest payments of approximately $0.5 million in the aggregate to holders of 2012 notes in the exchange offer and (ii) payments of approximately $14.5 million in the aggregate for the maximum fee payable to the dealer managers and our other estimated expenses of the exchange offer.

This table should be read in conjunction with “Management’s Discussion and Analysis of Financial Condition and Results of Operations” and our financial statements, including all related notes, incorporated by reference in this prospectus. See “Where You Can Find More Information” and “Incorporation of Certain Documents by Reference.”

	As of July 3, 2009
	Actual	As Adjusted
	(Unaudited, in millions)

Cash and cash equivalents(1)	$301.3	$286.3

Debt:
Senior secured credit facility(2)	10.6	10.6
Spanish term loans and credit facilities	57.0	57.0
Senior convertible notes due 2012, net of debt discount	387.4	—
Senior convertible notes due 2013, net of debt discount	269.7	269.7
Senior floating rate notes due 2015	125.0	125.0
Senior fixed rate notes due 2017	200.0	200.0
PDIC credit facilities	71.1	71.1
Silec credit facilities	49.4	49.4
Subordinated convertible notes due 2029 being offered hereby, net of debt discount	—	159.8
Other debt(3)	82.9	82.9

Total debt	1,253.1	1,025.5

Shareholders’ equity:
Preferred stock, $0.01 par value; 25,000,000 shares authorized: Series A redeemable convertible preferred stock; 2,070,000 shares authorized; 76,202 shares issued and outstanding actual and as adjusted	$3.8	$3.8
Common stock, $0.01 par value; 200,000,000 shares authorized; 51,981,549 shares issued and outstanding actual and as adjusted (net of 6,148,591 treasury shares actual and as adjusted)(4)	0.6	0.6
Additional paid-in capital	493.0	636.2
Treasury stock	(73.3)	(73.3)
Retained earnings	699.2	699.3
Accumulated other comprehensive loss	(73.0)	(73.0)

Total shareholders’ equity	1,050.3	1,193.6

Total capitalization	$2,303.4	$2,219.1

(1)	Includes (i) payments of approximately $14.5 million in the aggregate for the maximum fee payable to the dealer managers and our other estimated expenses of the exchange offer; and (ii) estimated cash interest payments of approximately $0.5 million in the aggregate to holders of 2012 notes that may tender such

2012 notes for exchange with respect to accrued and unpaid interest on the 2012 notes accepted for exchange from the last applicable interest payment date to, but excluding, the settlement date (assuming the settlement date occurs on November 24, 2009).

(2)	Excludes $29.9 million of letters of credit outstanding under the senior secured credit facility. As of July 3, 2009, we have the ability to borrow up to $305.6 million under the senior secured credit facility.

(3)	Includes $26.9 million, which is the balance outstanding on debt assumed in connection with the acquisition of ECN Cable, $6.4 million in capital lease obligations and $49.6 million in other indebtedness.

(4)	Excludes: (i) an aggregate of 1.2 million shares of common stock issuable upon the exercise of outstanding stock options; (ii) an aggregate of 7.0 million shares of common stock issuable upon the exercise of certain warrants issued as part of convertible note hedging transactions we entered into in connection with the issuance of our 2013 notes; and (iii) an estimated aggregate of 13.2 million shares of common stock that may be received upon conversion in full of the outstanding Series A preferred stock, the 2012 notes and the 2013 notes; and (iv) shares of common stock issuable upon conversion in full of the 2029 notes being offered hereby.

RATIO OF EARNINGS TO COMBINED FIXED CHARGES AND PREFERRED DIVIDENDS

The following table sets forth our consolidated ratio of earnings to combined fixed charges and preferred stock dividends for each of the periods indicated. For purposes of calculating the ratio of earnings to combined fixed charges and preferred dividends, earnings consist of the sum of (i) pre-tax income from continuing operations before adjustment for income or loss from equity investees; (ii) combined fixed charges and preferred dividends; (iii) amortization of capitalized interest; (iv) distributed income of equity investees; and (v) our share of pre-tax losses of equity investees for which charges arising from guarantees are included in fixed charges, minus (vi) capitalized interest; (vii) preference security dividend requirements of consolidated subsidiaries; and (viii) the noncontrolling interest in pre-tax income of subsidiaries that have not incurred fixed charges.

Combined fixed charges and preferred dividends include:

•	interest expense, whether expensed or capitalized;

•	amortization of debt issuance cost;

•	the portion of rent expense representative of the interest factor; and

•	the amount of pre-tax earnings required to cover preferred stock dividends and any accretion in the carrying value of the preferred stock.

						Six Fiscal
	Year Ended December 31,					Months Ended
	2004	2005	2006	2007	2008	July 3, 2009

Ratio of Earnings to Combined Fixed Charges and Preferred Dividends	1.2x	1.4x	5.6x	5.0x	3.8x	4.3x

THE EXCHANGE OFFER

Purpose of the Exchange Offer

The 2012 notes mature on October 15, 2012. The purpose of the exchange offer is to provide us with financial and strategic flexibility by extending the maturity of a portion of our total debt represented by the 2012 notes, which mature on October 15, 2012.

Terms of the Exchange Offer

Upon the terms and subject to the conditions set forth in this prospectus and the related letter of transmittal, we are offering to exchange $925 principal amount of our new 2029 notes for each $1,000 in principal amount of our 2012 notes. The maximum aggregate principal amount of 2029 notes that we will issue in the exchange offer is approximately $439.4 million. We will also pay in cash accrued and unpaid interest on 2012 notes accepted for exchange from the last interest payment date to, but excluding, the settlement date. Subject to the satisfaction or waiver of all conditions to the exchange offer and the terms of the exchange offer described in this prospectus, 2012 notes that are validly tendered and not validly withdrawn as of the expiration date will be accepted for exchange in accordance with the terms of the exchange offer. The 2029 notes will be issued only in minimum denominations of $1,000 and integral multiples thereof.

The exchange offer is subject to the conditions discussed under “— Conditions to the Exchange Offer,” including, among other things, that the registration statement of which this prospectus forms a part having been declared effective and not being subject to a stop order or any proceedings for that purpose. The exchange offer is also conditioned on at least $100.0 million aggregate principal amount of the 2012 notes being validly tendered and not validly withdrawn as of the expiration date. If only $100.0 million aggregate principal amount of the 2012 notes is accepted for exchange pursuant to the terms and conditions of the exchange offer, approximately $92.5 million aggregate principal amount of 2029 notes will be issued. We will not be required to accept for exchange any outstanding 2012 notes tendered and may terminate the exchange offer if any condition of the exchange offer as described under “— Conditions to the Exchange Offer” is not satisfied on or prior to the expiration date. We also will not be required to, but we reserve the right to, waive any of the conditions to the exchange offer except as to the condition that the registration statement of which this prospectus forms a part having been declared effective and not being subject to a stop order or any proceedings for that purpose, and the condition that at least $100.0 million aggregate principal amount of the 2012 notes shall have been validly tendered and not validly withdrawn as of the expiration date, which conditions we cannot waive.

The exchange offer will expire at midnight, New York City time, on November 24, 2009, unless extended or earlier terminated by us. You may withdraw your tendered 2012 notes at any time on or prior to the expiration date. You must validly tender and not validly withdraw your 2012 notes for exchange in the exchange offer on or prior to the expiration date to be eligible to receive the exchange offer consideration. If the initial conversion price is set at the minimum conversion price because the average VWAP otherwise would result in an initial conversion price of less than the minimum conversion price, we will extend the exchange offer until midnight, New York City time, on the second trading day following the previously scheduled expiration date to permit holders to tender or withdraw their 2012 notes during those days. Any changes in the price of our common stock on those additional days of the exchange offer will not, however, affect the initial conversion price or the initial conversion ratio.

Assuming that we have not previously elected to terminate the exchange offer, 2012 notes validly tendered and not validly withdrawn in accordance with the procedures set forth in this prospectus and the related letter of transmittal on or prior to midnight, New York City time, on the expiration date, will, upon the terms and subject to the conditions of the exchange offer, be accepted for exchange and payment by us of the exchange offer consideration, and payments will be made therefor on the settlement date, which will be promptly after the expiration date. We expect that the settlement date will occur within three New York Stock Exchange trading days after the expiration date.

This prospectus and the related letter of transmittal are being sent to all registered holders of 2012 notes. There will be no fixed record date for determining registered holders of 2012 notes entitled to participate in the exchange offer.

Any 2012 notes that are accepted for exchange in the exchange offer will be cancelled and retired in accordance with the terms of the indenture governing the 2012 notes. Any 2012 notes tendered but not accepted because they were not validly tendered or were validly withdrawn shall remain outstanding following the completion of the exchange offer. If any tendered 2012 notes are not accepted for exchange and payment because of an invalid tender, the occurrence of other events set forth in this prospectus or otherwise, they will be returned, without expense, to the tendering holder as promptly as practicable after the expiration date. Any 2012 notes that are not exchanged in the exchange offer will remain outstanding and continue to accrue interest and will be entitled to the rights and benefits their holders have under the indenture governing the 2012 notes. Holders of 2012 notes do not have any appraisal rights under the indenture governing the 2012 notes or otherwise in connection with the exchange offer.

If your 2012 notes are held through a broker or other nominee who tenders the 2012 notes on your behalf (other than those tendered through a dealer manager), your broker may charge you a commission for doing so. You should consult with your broker or nominee to determine whether any charges will apply. In addition, holders who tender 2012 notes in the exchange offer will not be required to pay transfer taxes with respect to the exchange of 2012 notes, subject to the instructions in the related letter of transmittal. We will pay all charges and expenses in connection with the exchange offer, other than applicable taxes as described below in “— Transfer Taxes.” See “ Fees and Expenses” for more details regarding fees and expenses to be incurred in the exchange offer.

We shall be deemed to have accepted for exchange 2012 notes validly tendered and not validly withdrawn when we have given oral or written notice of the acceptance to the exchange agent. The exchange agent will act as agent for the holders of 2012 notes who tender their 2012 notes in the exchange offer for the purposes of receiving the exchange offer consideration from us and delivering the exchange offer consideration to the exchanging holders. We expressly reserve the right to amend or terminate the exchange offer, and not to accept for exchange any 2012 notes not previously accepted for exchange, if the conditions specified below under “— Conditions to the Exchange Offer” are not satisfied, or where permitted by the terms of the exchange offer, waived, on or prior to the expiration date.

In lieu of issuing 2029 notes in denominations of other than a minimum denomination of $1,000 and integral multiples thereof, if the amount of 2012 notes accepted for exchange from a particular holder is such that the minimum denomination threshold of the 2029 notes is not reached, at settlement, we will deliver 2029 notes in a minimum denomination of $1,000 and integral multiples thereof and cash equal to the remaining principal amount of 2029 notes that would otherwise have been issued to such holder but for the minimum denomination threshold.

Resale of 2029 Notes Received Pursuant to the Exchange Offer

Any 2029 notes received pursuant to the exchange offer generally may be offered for resale, resold and otherwise transferred without further registration under the Securities Act and without delivery of a prospectus meeting the requirements of Section 10 of the Securities Act if the holder is not our “affiliate” within the meaning of Rule 144(a)(1) under the Securities Act. Any holder who is our affiliate at the time of the exchange must comply with the registration and prospectus delivery requirements of the Securities Act in connection with any resale, unless such sale or transfer is made pursuant to an exemption from such requirements and the requirements under applicable state securities laws.

Consequences of Failure to Participate in the Exchange Offer

Any 2012 notes that are not exchanged in the exchange offer will remain outstanding and continue to accrue interest and will be entitled to the rights and benefits their holders have under the indenture governing the 2012 notes.

There currently is a limited trading market for the 2012 notes. To the extent that 2012 notes are tendered and accepted for exchange pursuant to the exchange offer, the trading market for the remaining 2012 notes will be even more limited or may cease to exist altogether. A debt security with a small outstanding aggregate principal amount or “float” may command a lower price than would a comparable debt security with a larger float. Therefore, the market price for the unexchanged 2012 notes may be adversely affected. The reduced float may also make the trading price of the remaining 2012 notes more volatile.

Following completion of the exchange offer, we may (but are not required to) repurchase 2012 notes that remain outstanding after the exchange offer in the open market, in privately negotiated transactions, tender offers, additional exchange offers, or otherwise. Future purchases of 2012 notes that remain outstanding after the exchange offer may be on terms that are more or less favorable than the exchange offer. Exchange Act Rule 13e-4 generally prohibits us and our affiliates from purchasing any 2012 notes, other than pursuant to the exchange offer, until 10 business days after the expiration date of the exchange offer. Exchange Act Rule 14e-5 also prohibits us and our affiliates and the dealer managers and their affiliates from purchasing the 2012 notes outside of the exchange offer from the time that the exchange offer is first announced until the expiration of the exchange offer, subject to certain exceptions. Future purchases, if any, will depend on many factors, which include market conditions and the condition of our business.

Expiration Date; Extension; Termination; Amendment

The exchange offer will expire at midnight, New York City time, on November 24, 2009, unless we have extended the period of time that the exchange offer is open. The exchange offer will be open for at least 20 business days as required by Rules 13e-4(f)(1) and 14e-1(a) under the Exchange Act.

If the initial conversion price is set at the minimum conversion price because the average VWAP otherwise would result in an initial conversion price of less than the minimum conversion price, we will extend the exchange offer until midnight, New York City time, on the second trading day following the previously scheduled expiration date to permit holders to tender or withdraw their 2012 notes during those days. Any changes in the price of our common stock on those additional days of the exchange offer will not, however, affect the initial conversion price or the initial minimum conversion rate.

We reserve the right to extend the period of time that the exchange offer is open, and delay acceptance for exchange of any 2012 notes, by giving oral or written notice to the exchange agent and by timely public announcement no later than 9:00 a.m., New York City time, on the next business day after the previously scheduled expiration date. During any extension, all 2012 notes previously tendered will remain subject to the exchange offer unless properly withdrawn.

In addition, we reserve the right to:

•	terminate or amend the exchange offer and not to accept for exchange any 2012 notes not previously accepted for exchange upon the occurrence of any of the events specified below under “— Conditions to the exchange offer” that have not been waived by us; and

•	amend the terms of the exchange offer in any manner permitted or not prohibited by law.

If we terminate or amend the exchange offer, we will notify the exchange agent by oral or written notice (with any oral notice to be promptly confirmed in writing) and will issue a timely press release or other public announcement regarding the termination or amendment.

Other than with respect to changes described in the following paragraph, if we make a material change in the terms of the exchange offer or the information concerning the exchange offer, we will promptly disseminate disclosure regarding the changes to the exchange offer and extend the exchange offer, if required by law, to ensure that the exchange offer remains open a minimum of five business days from the date we disseminate disclosure regarding the changes.

If we make a change in the principal amount of 2012 notes sought or the exchange offer consideration, including the applicable exchange ratio or in the provisions for determining the initial conversion price and initial conversion rate, we will promptly disseminate disclosure regarding the changes and extend the exchange offer, if required by law, to ensure that the exchange offer remains open a minimum of ten business days from the date we disseminate disclosure regarding the changes.

Procedures for Tendering 2012 Notes

We have forwarded to you, along with this prospectus, a letter of transmittal relating to the exchange offer. A holder need not submit a letter of transmittal if the holder tenders 2012 notes in accordance with the procedures mandated by DTC’s Automated Tender Offer Program, or ATOP. To tender 2012 notes without submitting a letter of transmittal, the electronic instructions sent to DTC and transmitted to the exchange agent must contain your acknowledgment of receipt of, and your agreement to be bound by and to make all of the representations contained in, the letter of transmittal. In all other cases, a letter of transmittal must be manually executed and delivered as described in this prospectus.

Only a holder of record of 2012 notes may tender 2012 notes in the exchange offer. To tender in the exchange offer, a holder must:

(1) either:

•	properly complete, duly sign and date the letter of transmittal, or a facsimile of the letter of transmittal, have the signature on the letter of transmittal guaranteed if the letter of transmittal so requires and deliver the letter of transmittal or facsimile together with any other documents required by the letter of transmittal, to the exchange agent on or prior to the expiration date; or

•	instruct DTC to transmit on behalf of the holder an agent’s message to the exchange agent in which the holder of the 2012 notes acknowledges and agrees to be bound by the terms of, and to make all of the representations contained in, the letter of transmittal, which agent’s message shall be received by the exchange agent on or prior to midnight, New York City time, on the expiration date, according to the procedure for book-entry transfer described below; and

(2) deliver to the exchange agent on or prior to the expiration date confirmation of book-entry transfer of such holder’s 2012 notes into the exchange agent’s account at DTC pursuant to the procedure for book-entry transfers described below.

To be tendered effectively, the exchange agent must receive any physical delivery of the letter of transmittal and other required documents at the address set forth on the back cover of this prospectus on or prior to the expiration date. To receive confirmation of valid tender of 2012 notes, a holder should contact the exchange agent at its telephone numbers listed on the back cover of this prospectus.

The tender of 2012 notes by a holder that is not validly withdrawn prior to expiration of the exchange offer will constitute an agreement between that holder and us in accordance with the terms and subject to the conditions set forth in this prospectus and the related letter of transmittal. Such agreement will be governed by, and construed in accordance with, the laws of the State of New York.

If the related letter of transmittal or any other required documents are physically delivered to the exchange agent, the method of delivery is at the holder’s election and risk. Rather than mail these items, we recommend that holders use an overnight or hand delivery service, properly insured. In all cases, holders should allow sufficient time to assure delivery to the exchange agent before expiration of the exchange offer. Holders should not send letters of transmittal to us, the dealer managers or the information agent. Holders may request their respective brokers, dealers, commercial banks, trust companies or other nominees to effect the above transactions for them.

Any beneficial owner whose 2012 notes are registered in the name of a broker, dealer, commercial bank, trust company or other nominee and who wishes to tender should contact the registered holder promptly and instruct it to tender on the owner’s behalf if it wishes to participate in the exchange offer. You should keep in mind that your intermediary may require you to take action with respect to the exchange offer a number of days before the expiration date in order for such entity to tender 2012 notes on your behalf on or prior to the expiration date in accordance with the terms of the exchange offer.

If the applicable letter of transmittal is signed by a participant in DTC, the signature must correspond with the name as it appears on the security position listing as the holder of the 2012 notes.

A signature on a letter of transmittal or a notice of withdrawal must be guaranteed by an eligible institution in certain circumstances. As used in this prospectus, “eligible institution” means a bank, broker, dealer, municipal securities dealer, municipal securities broker, government securities dealer, government securities broker, credit union, national securities exchange, registered securities association, clearing agency or savings association. The signature need not be guaranteed by an eligible institution if the 2012 notes are tendered:

•	by a registered holder who has not completed either of the boxes entitled “Special Issuance Instructions” or “Special Delivery Instructions” on the letter of transmittal; or

•	for the account of an eligible institution.

If the letter of transmittal is signed by trustees, executors, administrators, guardians, attorneys-in-fact, officers of corporations or others acting in a fiduciary or representative capacity, these persons should so indicate when signing. Unless we waive this requirement, they should also submit evidence satisfactory to us of their authority to deliver the letter of transmittal.

We will determine in our sole discretion all questions as to the validity, form, eligibility, including time of receipt, acceptance and withdrawal, of tendered 2012 notes. Our determination will be final and binding, absent a finding to the contrary by a court of competent jurisdiction. We reserve the absolute right to reject any 2012 notes not validly tendered or any 2012 notes the acceptance of which would, in the opinion of our counsel, be unlawful. We also reserve the right to waive any defects, irregularities or conditions of tender as to particular 2012 notes. A waiver of any defect or irregularity with respect to the tender of one tendered security shall not constitute a waiver of the same or any other defect or irregularity with respect to the tender of any other tendered securities except to the extent we may otherwise so provide. Our interpretation of the terms and conditions of the exchange offer, including the instructions in the letter of transmittal, will be final and binding on all parties, absent a finding to the contrary by a court of competent jurisdiction.

Unless waived, any defects or irregularities in connection with tenders of 2012 notes must be cured within the time that we determine. Although we intend to notify holders of defects or irregularities with respect to tenders of 2012 notes, none of us, the dealer managers, the information agent, the exchange agent or any other person will incur any liability for failure to give notification. Tenders of 2012 notes will not be deemed made until those defects or irregularities have been cured or waived. Any 2012 notes received by the exchange agent that are not validly tendered and as to which the defects or irregularities have not been cured or waived will be returned by the exchange agent without cost to the tendering holder, unless otherwise provided in the letter of transmittal, promptly following the expiration date.

In all cases, we will accept 2012 notes for exchange pursuant to the exchange offer only after the exchange agent timely receives:

•	a timely book-entry confirmation that 2012 notes have been transferred into the exchange agent’s account at DTC; and

•	a properly completed and duly executed letter of transmittal and all other required documents or a properly transmitted agent’s message to the exchange agent.

Holders should receive copies of the letter of transmittal with this prospectus. A holder may obtain additional copies of the letter of transmittal for the 2012 notes from the information agent at its offices listed on the back cover of this prospectus.

Book-Entry Transfer

The exchange agent has established accounts with respect to the 2012 notes at DTC for purposes of the exchange offer.

The exchange agent and DTC have confirmed that any financial institution that is a participant in DTC may utilize DTC’s ATOP procedures to tender 2012 notes.

Any participant in DTC may make book-entry delivery of 2012 notes by causing DTC to transfer the 2012 notes into the exchange agent’s applicable account in accordance with DTC’s ATOP procedures for transfer.

However, the exchange for the 2012 notes so tendered will be made only after a book-entry confirmation of such book-entry transfer of 2012 notes into the exchange agent’s applicable account, and timely receipt by the exchange agent of an agent’s message and any other documents required by the letter of transmittal. The term “agent’s message” means a message, transmitted by DTC and received by the exchange agent and forming part of a book-entry confirmation, which states that DTC has received an express acknowledgment from a participant tendering 2012 notes that are the subject of the book-entry confirmation that the participant has received and agrees to be bound by the terms of, and to make all of the representations contained in, the letter of transmittal, and that we may enforce that agreement against the participant.

No Guaranteed Delivery

There are no guaranteed delivery procedures applicable to the exchange offer and, accordingly, 2012 notes may not be tendered by delivering a notice of guaranteed delivery. All tenders must be completed by midnight, New York City time, on the expiration date in order to be considered valid.

Withdrawal Rights

You may withdraw your tender of 2012 notes at any time on or prior to midnight, New York City time, on the expiration date. In addition, if not previously returned, you may withdraw 2012 notes that you have tendered and that have not been accepted by us for exchange after expiration of 40 business days from October 27, 2009. For a withdrawal to be effective, the exchange agent must receive a notice of withdrawal, transmitted by DTC on behalf of the holder in accordance with the standard operating procedures of DTC or a written notice of withdrawal, sent by facsimile transmission, receipt confirmed by telephone, or letter, before the expiration date. A form of notice of withdrawal may be obtained from the information agent. Any notice of withdrawal must:

•	specify the name of the person that tendered the 2012 notes to be withdrawn;

•	identify the 2012 notes to be withdrawn, including the certificate number or numbers, if physical certificates were tendered, and principal amount of such 2012 notes;

•	include a statement that the holder is withdrawing its election to have the 2012 notes exchanged;

•	be signed by the holder in the same manner as the original signature on the letter of transmittal by which the 2012 notes were tendered, or by the same entity previously delivering the related agent’s message, including any required signature guarantees, and, in the case of certificated securities, be accompanied by documents of transfer sufficient to have the trustee under the indenture governing the 2012 notes register the transfer of the 2012 notes into the name of the person withdrawing the tender; and

•	specify the name in which any of the 2012 notes are to be registered, if different from that of the person that tendered the 2012 notes.

Any notice of withdrawal must specify the name and number of the account at DTC to be credited with the withdrawn 2012 notes or otherwise comply with DTC’s procedures, or, in the case of certificated securities, the name and address to which such withdrawn 2012 notes are to be sent.

Any 2012 notes validly withdrawn will not have been validly tendered for exchange for purposes of the exchange offer. Any 2012 notes that have been tendered for exchange but which are not exchanged for any reason will be credited to an account with DTC specified by the holder, or, in the case of certificated securities, if any, returned to the tendering holder, as soon as practicable after withdrawal, rejection of tender or termination of the exchange offer. Properly withdrawn 2012 notes may be re-tendered by following one of the procedures described under “— Procedures for Tendering 2012 Notes” above at any time on or prior to the expiration date.

Acceptance of 2012 Notes for Exchange; Delivery of Exchange Offer Consideration

Upon satisfaction or waiver of all of the conditions to the exchange offer and upon the terms and subject to the conditions of the exchange offer, we will promptly accept such 2012 notes validly tendered that have not been validly withdrawn. We will pay the exchange offer consideration in exchange for such 2012 notes accepted for exchange on the settlement date. We expect that the settlement date will occur within three New York Stock Exchange trading days after the expiration date. For purposes of the exchange offer, we will be deemed to have accepted 2012 notes for exchange when we give oral (promptly confirmed in writing) or written notice of acceptance to the exchange agent.

In all cases, we will pay the exchange offer consideration in exchange for 2012 notes that are accepted for exchange pursuant to the exchange offer only after the exchange agent timely receives a book-entry confirmation of the transfer of the 2012 notes into the exchange agent’s account at DTC, and a properly completed and duly executed letter of transmittal and all other required documents, or a properly transmitted agent’s message.

We will deliver 2029 notes in exchange for 2012 notes accepted for exchange in the exchange offer, pay in cash accrued and unpaid interest on 2012 notes accepted for exchange and cash equal to the principal amount of 2029 notes that would have been issued to a holder tendering 2012 notes in an amount that would result in the issuance of 2029 notes in less than the minimum denomination of $1,000, on the settlement date, by issuing the 2029 notes and paying such accrued and unpaid interest and any other cash payments on the settlement date to the exchange agent (or upon its instructions, to DTC), which will act as agent for you for the purpose of receiving the 2029 notes and accrued and unpaid interest and any other cash payments and transmitting the 2029 notes and accrued and unpaid interest and any other cash payments to you. Tendering holders of the 2012 notes should indicate in the applicable box in the letter of transmittal or to the book-entry transfer facility in the case of holders who electronically transmit their acceptance through ATOP the name and address to which delivery of the 2029 notes and payment of accrued and unpaid interest on the 2012 notes accepted for exchange and any other cash payments is to be sent, if different from the name and address of the person signing the letter of transmittal or transmitting such acceptance through ATOP.

We expressly reserve the right, subject to applicable law, to (1) delay acceptance for exchange of 2012 notes tendered under the exchange offer or the delivery of 2029 notes in exchange for the 2012 notes tendered and accepted (subject to Rule 14e-1(e) under the Exchange Act, which requires that we pay the consideration offered or return the 2012 notes deposited by or on behalf of the holders promptly after the termination or withdrawal of the exchange offer), or (2) terminate the exchange offer at any time if the conditions to the exchange offer have not been satisfied, or to the extent permitted by the terms of the exchange offer, waived.

We will not be liable for any interest as a result of a delay by the exchange agent or DTC in distributing the consideration for the exchange offer.

Conditions to the Exchange Offer

Notwithstanding any other provision of the exchange offer to the contrary, the exchange offer is subject to the following conditions that we cannot waive: (i) the registration statement of which this prospectus forms a part shall have been declared effective; (ii) no stop order suspending the effectiveness of the registration statement and no proceedings for that purpose shall have been instituted or be pending, or to our knowledge, be contemplated or threatened by the SEC; and (iii) a minimum of at least $100.0 million aggregate principal amount of the 2012 notes shall have been validly tendered and not validly withdrawn as of the expiration date.

In addition, we will not be required to accept for exchange, or to pay the exchange offer consideration in exchange for, any 2012 notes and may terminate or amend the exchange offer, by oral or written notice (with any oral notice to be promptly confirmed in writing) to the exchange agent, followed by a timely press release, at any time before accepting any of the 2012 notes for exchange, if, in our reasonable judgment:

•	there shall have been instituted, threatened in writing or be pending any action or proceeding before or by any court, governmental, regulatory or administrative agency or instrumentality, or by any other person, in connection with the exchange offer, that is, or is reasonably likely to be, in our reasonable judgment, materially adverse to our business, operations, properties, condition, assets, liabilities or prospects, or which would or might, in our reasonable judgment, prohibit, prevent, restrict or delay consummation of the exchange offer or materially impair the contemplated benefits to us (as set forth under “— Purpose of the Exchange Offer”) of the exchange offer;

•	an order, statute, rule, regulation, executive order, stay, decree, judgment or injunction shall have been proposed, enacted, entered, issued, promulgated, enforced or deemed applicable by any court or governmental, regulatory or administrative agency or instrumentality, or there shall have occurred any development, that, in our reasonable judgment, would or would be reasonably likely to prohibit, prevent, restrict or delay consummation of the exchange offer or materially impair the contemplated benefits to us of the exchange offer, or that is, or is reasonably likely to be, materially adverse to our business, operations, properties, condition, assets, liabilities or prospects;

•	there shall have occurred or be reasonably likely to occur any material adverse change to our business, operations, properties, condition, assets, liabilities or prospects; or

•	there shall have occurred:

•	any general suspension of, or limitation on prices for, trading in securities in U.S. securities or financial markets;

•	a declaration of a banking moratorium or any suspension of payments in respect to banks in the United States;

•	any limitation (whether or not mandatory) by any government or governmental, regulatory or administrative authority, agency or instrumentality, domestic or foreign, or other event that, in our reasonable judgment, would or would be reasonably likely to affect the extension of credit by banks or other lending institutions; or

•	a commencement or significant worsening of a military action or armed hostilities or other national or international calamity, including, but not limited to, catastrophic terrorist attacks against the United States or its citizens.

We expressly reserve the right to amend or terminate the exchange offer and to reject for exchange any 2012 notes not previously accepted for exchange, upon the occurrence of any of the conditions of the exchange offer specified above. In addition, we expressly reserve the right, at any time or at various times, to waive any of the conditions of the exchange offer, in whole or in part, except as to the requirements that the registration statement of which this prospectus forms a part shall not have been declared effective and shall not be subject to a stop order or any proceedings for that purpose, or that at least $100.0 million aggregate principal amount of 2012 notes shall have been validly tendered and not validly withdrawn as of the expiration date, which conditions we cannot waive. We will give oral or written notice (with any oral notice to be promptly confirmed in writing) of any amendment, non-acceptance, termination or waiver to the exchange agent as promptly as practicable, followed by a timely press release.

These conditions are for our sole benefit, and we may assert them regardless of the circumstances that may give rise to them or waive them in whole or in part at any or at various times in our sole discretion. If we fail at any time to exercise any of the foregoing rights, this failure will not constitute a waiver of such right. Each such right will be deemed an ongoing right that we may assert at any time or at various times.

All conditions to the exchange offer must be satisfied or, to the extent permitted by the terms of the exchange offer, waived, prior to the expiration date.

Transfer Taxes

We will pay all transfer taxes, if any, applicable to the exchange of 2012 notes pursuant to the exchange offer. The tendering holder, however, will be required to pay any transfer taxes, whether imposed on the registered holder or any other person, if:

•	tendered 2012 notes are registered in the name of any person other than the person signing the letter of transmittal; or

•	a transfer tax is imposed for any reason other than the exchange of 2012 notes under the exchange offer.

If satisfactory evidence of payment of transfer taxes is not submitted with the letter of transmittal, the amount of any transfer taxes will be billed to the tendering holder.

Future Purchases and Exchanges

Following completion of the exchange offer, we may, but are not obligated to, acquire additional 2012 notes that remain outstanding in the open market, in privately negotiated transactions, in tender offers, in new exchange offers or otherwise. Future purchases or exchanges of 2012 notes that remain outstanding after the exchange offer may be on terms that are more or less favorable than the exchange offer. However, Exchange Act Rules 14e-5 and 13e-4 generally prohibit us and our affiliates from purchasing any 2012 notes other than pursuant to the exchange offer until 10 business days after the expiration date of the exchange offer. Future purchases or exchanges, if any, will depend on many factors, which include market conditions and the condition of our business.

No Appraisal Rights

No appraisal rights are available to holders of 2012 notes under applicable law in connection with the exchange offer.

Compliance With “Short Tendering” Rule

It is a violation of Rule 14e-4 under the Exchange Act for a person, directly or indirectly, to tender 2012 notes for such person’s own account unless the person so tendering (a) has a net long position equal to or greater than the aggregate principal amount of the 2012 notes being tendered and (b) will cause such 2012 notes to be delivered in accordance with the terms of the exchange offer. Rule 14e-4 provides a similar restriction applicable to the tender or guarantee of a tender on behalf of another person.

A tender of 2012 notes in response to the exchange offer under any of the procedures described above will constitute a binding agreement between the tendering holder and us with respect to the exchange offer upon the terms and subject to the conditions of the exchange offer, including the tendering holder’s acceptance of the terms and conditions of the exchange offer, as well as the tendering holder’s representation and warranty that (a) such holder has a net long position in the 2012 notes being tendered pursuant to the exchange offer within the meaning of Rule 14e-4 under the Exchange Act and (b) the tender of such 2012 notes complies with Rule 14e-4.

Compliance With Securities Laws

We are making the exchange offer to all holders of outstanding 2012 notes. We are not aware of any jurisdiction in which the making of the exchange offer is not in compliance with applicable law. If we become aware of any jurisdiction in which the making of the exchange offer would not be in compliance with applicable law, we will make a good faith effort to comply with any such law. If, after such good faith effort, we cannot comply with any such law, the exchange offer will not be made to, nor will tenders of 2012 notes be accepted from or on behalf of, the holders of 2012 notes residing in any such jurisdiction. In any jurisdiction where the securities, blue sky or other laws require the exchange offer to be made by a licensed broker or dealer, the exchange offer will be deemed to be made on our behalf by one of the dealer managers if licensed under the laws of that jurisdiction.

No action has been or will be taken in any jurisdiction other than in the United States that would permit a public offering of our 2029 notes, or the possession, circulation or distribution of this prospectus or any other material relating to us or our 2029 notes in any jurisdiction where action for that purpose is required. Accordingly, our 2029 notes may not be offered or sold, directly or indirectly, and neither this prospectus nor any other offering material or advertisement in connection with our 2029 notes may be distributed or published, in or from any country or jurisdiction except in compliance with any applicable rules and regulations of any such country or jurisdiction. This prospectus does not constitute an offer to sell or a solicitation of any offer to buy in any jurisdiction where such offer or solicitation would be unlawful. Persons into whose possession this prospectus comes are advised to inform themselves about and to observe any restrictions relating to the exchange offer, the distribution of this prospectus, and the resale of the 2029 notes.

European Economic Area

In relation to each Member State of the European Economic Area, or EEA, which has implemented the Prospectus Directive, each, a relevant member state, no offer to the public of any 2029 notes as contemplated by this document may be made in that relevant member state, except that an offer to the public in that relevant member state of any such 2029 notes may be made at any time under the following exemptions under the Prospectus Directive, to the extent those exemptions have been implemented in that relevant member state:

(a) to legal entities which are authorized or regulated to operate in the financial markets or, if not so authorized or regulated, whose corporate purpose is solely to invest in securities;

(b) to any legal entity which has two or more of (1) an average of at least 250 employees during the last financial year; (2) a total balance sheet of more than €43,000,000; and (3) an annual net turnover of more than €50,000,000, as shown in its last annual or consolidated accounts;

(c) by any managers to fewer than 100 natural or legal persons (other than qualified investors as defined in the Prospectus Directive) subject to obtaining the prior consent of the dealer managers for any such offer; or

(d) in any other circumstances which do not require the publication by us of a prospectus pursuant to Article 3 of the Prospectus Directive.

For the purposes of this provision, the expression an “offer to the public” in relation to any 2029 notes in any relevant member state means the communication in any form and by any means of sufficient information on the terms of the offer and any 2029 notes to be offered so as to enable an investor to decide to exchange for any 2029 notes, as the same may be varied in that relevant member state by any measure implementing the Prospectus Directive in that relevant member state, and the expression “Prospectus Directive” means Directive 2003/71/EC and includes any relevant implementing measure in each relevant member state.

This prospectus has been prepared on the basis that all offers of such 2029 notes will be made pursuant to an exemption under the Prospectus Directive, as implemented in member states of the EEA, from the requirement to produce a prospectus for offers of such 2029 notes. Accordingly any person making or intending to make any offer within the EEA of 2029 notes that are the subject of the placement contemplated in this document should only do so in circumstances in which no obligation arises for us or the dealer managers to produce a prospectus for such offer. Neither we nor either of the dealer managers have authorized, nor do we or either dealer manager authorize, the making of any offer of such 2029 notes through any financial intermediary, other than offers made by the dealer managers that constitute the final placement of such 2029 notes contemplated in this prospectus.

Each person in a relevant member state who receives any communication in respect of, or who acquires any 2029 notes under, the offer contemplated in this document will be deemed to have represented, warranted and agreed to and with the dealer managers and us that in the case of any 2029 notes acquired by it as a financial intermediary, as that term is used in Article 3(2) of the Prospectus Directive, (i) the 2029 notes acquired by it in the offer have not been acquired on behalf of, nor have they been acquired with a view to their offer or resale to, persons in any relevant member state other than qualified investors, as that term is defined in the Prospectus Directive, or in circumstances in which the prior consent of the dealer managers has been given to the offer or resale; or (ii) where 2029 notes have been acquired by it on behalf of persons in any relevant member state other than qualified investors, the offer of those 2029 notes to it is not treated under the Prospectus Directive as having been made to such persons.

United Kingdom

This prospectus is only being distributed to and directed at (i) persons outside the United Kingdom, (ii) investment professionals falling within Article 19(5) of the Financial Services and Markets Act 2000 (Financial Promotion) Order 2005, or Order, or (iii) high net worth entities, and other persons to whom it may lawfully be communicated, falling within Article 49(2)(a) to (d) of the Order, all such persons, relevant persons. 2029 notes are only available to, and any invitation, offer or agreement to subscribe or otherwise acquire such 2029 notes will be engaged in only with, relevant persons. Any person who is not a relevant person should not act or rely on this document or any of its contents.

Hong Kong

The 2029 notes may not be offered or sold by means of any document other than (i) in circumstances which do not constitute an offer to the public within the meaning of the Companies Ordinance (Cap.32, Laws of Hong Kong), or (ii) to “professional investors” within the meaning of the Securities and Futures Ordinance (Cap.571, Laws of Hong Kong) and any rules made thereunder, or (iii) in other circumstances which do not result in the document being a “prospectus” within the meaning of the Companies Ordinance (Cap.32, Laws of Hong Kong), and no advertisement, invitation or document relating to the 2029 notes may be issued or may be in the possession of any person for the purpose of issue (in each case whether in Hong Kong or elsewhere), which is directed at, or the contents of which are likely to be accessed or read by, the public in Hong Kong (except if permitted to do so under the laws of Hong Kong) other than with respect to notes which are or are intended to be disposed of only to persons outside Hong Kong or only to “professional investors” within the meaning of the Securities and Futures Ordinance (Cap. 571, Laws of Hong Kong) and any rules made thereunder.

Japan

The 2029 notes have not been and will not be registered under the Financial Instruments and Exchange Law of Japan, or the Financial Instruments and Exchange Law, and will not offered or sold, directly or indirectly, in Japan or to, or for the benefit of, any resident of Japan (which term as used herein means any person resident in Japan, including any corporation or other entity organized under the laws of Japan), or to others for re-offering or resale, directly or indirectly, in Japan or to a resident of Japan, except pursuant to an exemption from the registration requirements of, and otherwise in compliance with, the Financial Instruments and Exchange Law and any other applicable laws, regulations and ministerial guidelines of Japan.

Singapore

This prospectus or any other offering material relating to 2012 notes has not been and will not be registered as a prospectus with the Monetary Authority of Singapore. Accordingly, this prospectus and any other document or material in connection with the offer or sale, or invitation for subscription or purchase, of the 2012 notes may not be circulated or distributed, nor may the 2029 notes be offered or sold, or be made the subject of an invitation for subscription or purchase, whether directly or indirectly, to person in Singapore other than (a) to an institutional investor under Section 274 of the Securities and Futures Act, Chapter 289 of Singapore, or the Securities and Futures Act; (b) to a relevant person, or any person pursuant to Section 275(1A), and in accordance with the conditions specified in Section 275 of the Securities and Futures Act; or (c) otherwise pursuant to, and in accordance with the conditions of, any other applicable provision of the Securities and Futures Act.

Where the 2029 notes are subscribed or purchased under Section 275 by a relevant person which is: (a) a corporation (which is not an accredited investor) the sole business of which is to hold investments and the entire share capital of which is owned by one or more individuals, each of whom is an accredited investor; or (b) a trust (where the trustee is not an accredited investor) whose sole purpose is to hold investments and each beneficiary is an accredited investor, shares, debentures and units of shares and debentures of that corporation or the beneficiaries’ rights and interest in that trust shall not be transferable for 6 months after that corporation or that trust has acquired the shares under Section 275 except: (1) to an institutional investor under Section 274 of the Securities and Futures Act or to a relevant person, or any person pursuant to Section 275(1A), and in accordance with the conditions, specified in Section 275 of the Securities and Futures Act; (2) where no consideration is given for the transfer; or (3) by operation of law.

Schedule TO

Pursuant to Rule 13e-4 under the Exchange Act, we have filed with the SEC an Issuer Tender Offer Statement on Schedule TO that contains additional information with respect to the exchange offer. Such Schedule TO, including the exhibits and any amendment thereto, may be examined, and copies may be obtained, at the same places and in the same manner as is set forth under the caption “Where You Can Find More Information.”

Accounting Treatment

We will consider the fair value of the debt component of the 2012 notes tendered compared to the book value of the debt component and will record the resulting anticipated gain or loss on the transaction on our consolidated statement of operations in the period the exchange offer closes. Any excess between the face value of the 2029 notes to be issued and the aggregate fair value of the debt component of the 2012 notes will reduce stockholders’ equity. Any remaining deferred tax liability relating to the 2012 notes will increase stockholders’ equity.

MARKET FOR OUR COMMON STOCK AND DIVIDENDS

Our common stock is listed on the New York Stock Exchange under the symbol “BGC.” The following table sets forth the high and low sales price per share of our common stock during the periods shown.

	High	Low

Year Ended December 31, 2007:
First Fiscal Quarter	$55.66	$42.25
Second Fiscal Quarter	79.23	51.82
Third Fiscal Quarter	84.95	48.16
Fourth Fiscal Quarter	83.50	62.16
Year Ended December 31, 2008:
First Fiscal Quarter	$73.93	$47.88
Second Fiscal Quarter	75.00	57.84
Third Fiscal Quarter	63.95	32.96
Fourth Fiscal Quarter	38.00	6.73
Year Ending December 31, 2009:
First Fiscal Quarter	$23.64	$12.77
Second Fiscal Quarter	41.69	21.02
Third Fiscal Quarter	42.73	32.13
Fourth Fiscal Quarter (through October 26, 2009)	40.68	33.50

On October 26, 2009, the closing sale price of our common stock, as reported by the New York Stock Exchange, was $34.44 per share. As of October 21, 2009, there were approximately 1,830 holders of record of our common stock.

We paid a $0.05 per share dividend on our common stock each quarter beginning in the fourth quarter of 1997 and through the third quarter of 2002. In October 2002, as a result of an amendment to our then existing credit facility, our board of directors suspended the payment of the quarterly cash dividends on our common stock. As a result, we have not paid a cash dividend on our common stock since 2002. The future payment of dividends on our common stock is subject to:

•	the discretion of our board of directors;

•	restrictions under our outstanding Series A preferred stock;

•	limitations under our senior secured credit facility;

•	provisions of the indentures governing our 2012 notes, our 2013 notes, our 2015 notes and our 2017 notes;

•	provisions of the indenture governing our 2029 notes that we are offering in the exchange offer; and

•	the requirements of the General Corporation Law of the State of Delaware.

Furthermore, our ability to pay dividends on our common stock will depend upon general business conditions, our financial performance and other factors our board of directors may consider relevant. We do not expect to pay cash dividends on our common stock in the foreseeable future.

DESCRIPTION OF OTHER INDEBTEDNESS

The following contains a summary of the material provisions of our senior secured credit facility and certain other of our indebtedness. It does not purport to be complete, is subject to, and is qualified in its entirety by reference to, the underlying documents. Some of the terms used herein are defined in these agreements and we have not included all of such definitions herein.

Senior Secured Credit Facility

On October 31, 2007, in connection with the acquisition of PDIC, we and certain of our subsidiaries amended and restated our asset based senior secured revolving credit facility. We originally established this senior secured credit facility in November 2003. General Cable Industries, our wholly-owned subsidiary, is the borrower under this senior secured credit facility, and General Cable Corporation and its U.S. and Canadian subsidiaries are guarantors thereunder. On October 26, 2009, we amended the terms of our senior secured credit facility to, among other things, permit us to effect the exchange offer with respect to the 2012 notes and to issue the 2029 notes therein.

The senior secured credit facility, as amended, is a $400.0 million asset based revolving credit agreement that includes a sublimit of approximately $50.0 million for the issuance of commercial and standby letters of credit and a $20.0 million sublimit for swingline loans. The senior secured credit facility will mature on July 16, 2012. The borrower has the option (subject to certain limitations and conditions) to elect whether loans under the senior secured credit facility will be LIBOR loans or alternative base rate loans. Eurodollar loans bear interest at a rate equal to an adjusted LIBOR rate plus an applicable margin percentage (which margin has a range of 1.125% to 1.875%) and alternative base rate loans bear interest at a rate equal to an alternative base rate plus an applicable margin percentage (which margin has a range of 0.00% to 0.625%). The applicable margin percentage is subject to adjustments based upon the excess availability, as defined in the senior secured credit facility. An unused line fee is payable with respect to the unborrowed portion of the senior secured credit facility. At July 3, 2009, we had outstanding borrowings of $10.6 million and undrawn availability of $305.6 million under the senior secured credit facility. We also had outstanding letters of credit related to the senior secured credit facility of $29.9 million at July 3, 2009.

Indebtedness under the senior secured credit facility is secured by a first-priority security interest in tangible and intangible property and assets of our U.S. and Canadian subsidiaries. The lenders have also received a pledge of all of the capital stock of our existing domestic and Canadian subsidiaries and any future domestic and Canadian subsidiaries and also a pledge of 65% of our first tier foreign subsidiaries (excluding certain designated immaterial foreign subsidiaries and certain other specifically excluded first tier foreign subsidiaries).

The senior secured credit facility requires us to comply with certain financial covenants, the principal covenant of which is a quarterly minimum fixed charge coverage ratio test, which is only applicable when excess availability, as defined, is below a certain threshold. In addition, the senior secured credit facility includes negative covenants, which limit, among other things, our and our subsidiaries’ ability to:

•	incur or guarantee additional indebtedness;

•	create liens;

•	enter into sale and leaseback transactions;

•	make investments, loans or advances;

•	make certain restricted payments;

•	consolidate, merge or transfer all or substantially all assets; and

•	engage in transactions with affiliates.

The senior secured credit facility also contains customary affirmative covenants and events of default, including upon the occurrence of a change of control. However, we will be permitted to declare and pay dividends or distributions on our Series A preferred stock so long as there is no default under the senior secured credit facility and we meet certain financial conditions. At July 3, 2009, we were in compliance with all covenants under our senior secured credit facility.

Certain of the parties to the agreements governing the senior secured credit facility or their affiliates from time to time have provided and currently provide investment banking and financial advisory services to us in the ordinary course of business, for which they have received or will receive customary fees and commissions. Certain of the parties to these agreements or their affiliates may in the future engage in investment banking or other transactions of a financial nature with us or our affiliates, including the provision of advisory services, for which they would receive customary fees or other payments.

Spanish Term Loans and Spanish Credit Facilities

In February 2008, we entered into a term loan in the amount of 20 million euros with an interest rate of Euribor plus 0.5%. The term loan is payable in semi-annual installments, due in September and March, maturing in March 2013. Simultaneously, we entered into a fixed interest rate swap to coincide with the terms and conditions of the term loan starting in September 2008 and maturing in March 2013, which effectively hedges the variable interest rate with a fixed interest rate of 4.2%. In April 2008, we entered into a term loan in the amount of 10 million euros with an interest rate of Euribor plus 0.75%. The term loan is payable in semi-annual installments, due in April and October, maturing in April 2013. Simultaneously, we entered into a fixed interest rate swap to coincide with the terms and conditions of the term loan starting in October 2008 and maturing in April 2013 that effectively hedges the variable interest rate with a fixed interest rate of 4.58%. In June 2008, we entered into a term loan in the amount of 21 million euros with an interest rate of Euribor plus 0.75%. The term loan is payable in quarterly installments, due in March, June, September and December, maturing in June 2013. Simultaneously, we entered into a fixed interest rate swap to coincide with the terms and conditions of the term loan starting in September 2008 and maturing in June 2013 that effectively hedges the variable interest rate with a fixed interest rate of 4.48%. As of July 3, 2009, the U.S. dollar equivalent of $57.0 million was outstanding under these term loan facilities. There is no remaining availability under these Spanish term loans. The weighted average interest rate, including the effect of the interest rate swaps, was 4.4% under these Spanish term loans as of July 3, 2009. In September 2009, we entered into a term loan in the amount of 15 million euros with an interest rate of Euribor plus 2%. The term loan is payable in semi-annual installments, due in February and August, maturing in August 2014.

Three Spanish credit facilities totaling 45 million euros were established in 2008, and mature in 2010, 2011 and 2013, respectively. The facilities bear interest at a rate of Euribor plus 0.4% to 0.65%, depending on certain debt ratios. No funds are currently drawn under these facilities, leaving undrawn availability of approximately the U.S. dollar equivalent of $62.9 million as of July 3, 2009. We are required to pay quarterly commitment fees ranging from 15 to 25 basis points per year on any unused commitments under these credit facilities.

The Spanish term loans and the Spanish credit facilities are subject to certain financial ratios of our European subsidiaries, including minimum net equity and net debt to EBITDA (earnings before interest, taxes, depreciation and amortization). At July 3, 2009, we were in compliance with all covenants under these facilities.

PDIC Credit Facilities

On October 31, 2007, we acquired PDIC and assumed the U.S. dollar equivalent of $64.3 million (at the prevailing exchange rate on that date) of mostly short-term PDIC debt as a part of the acquisition. As of July 3, 2009, PDIC-related debt was $71.1 million, of which approximately $70.9 million was short-term financing agreements at various interest rates. The weighted average interest rate was 3.0% as of July 3, 2009. We have approximately $327.6 million of borrowing availability, subject to certain defined conditions, under the various credit facilities at July 3, 2009.

0.875% Senior Convertible Notes Due 2013

On November 15, 2006, we issued $355.0 million aggregate principal amount of our 0.875% senior convertible notes due 2013. At July 3, 2009, $355.0 million aggregate principal amount of the 2013 notes was outstanding (excluding $85.3 million in debt discount attributable to the 2013 notes). The 2013 notes were issued by us under an indenture with U.S. Bank National Association, as trustee, and are unconditionally guaranteed, jointly and severally, on a senior unsecured basis, by each of our subsidiaries that is a borrower or a guarantor under any U.S. senior credit facility. The 2013 notes bear cash interest at a fixed rate of 0.875% per year, payable semi-annually in arrears on May 15 and November 15 of each year. The 2013 notes mature on November 15, 2013.

The 2013 notes and the related guarantees are our and the guarantors’ unsecured senior obligations and rank equal in right of payment with all of our and the guarantors’ existing and future unsecured senior indebtedness and senior in right of payment to any of our and the guarantors’ future subordinated indebtedness. The 2013 notes are effectively subordinated to all of our and the guarantors’ existing and any future secured debt, including obligations under our existing senior secured credit facility, to the extent of the value of the assets securing such debt, and are effectively subordinated to all existing and future indebtedness and other liabilities, including trade payables, of our subsidiaries that are not guarantors of the 2013 notes. The indenture governing the 2013 notes does not contain any financial covenants.

The 2013 notes are convertible at the option of the holder into our common stock at a conversion rate of 19.8560 shares per $1,000 principal amount of 2013 notes, which is equivalent to a conversion price of approximately $50.36 per share, subject to adjustment under certain circumstances. Holders may convert the 2013 notes upon the occurrence of certain events, including:

•	at any time from October 15, 2013 to the close of business on the business day immediately preceding the maturity date;

•	if, during a specified period in any calendar quarter, the closing price of our common stock is greater than 130% of the applicable conversion price per share, as calculated under the terms of the indenture governing the 2013 notes;

•	upon us making certain distributions to the holders of our common stock;

•	if we become a party to certain corporate transactions (including any consolidation or merger);

•	upon a fundamental change, as defined in the indenture governing the 2013 notes; or

•	if the trading price of the 2013 notes falls below certain stated thresholds for specified periods of time.

For each $1,000 principal amount of 2013 notes surrendered for conversion, a holder will receive:

•	an amount of cash equal to the lesser of $1,000 and the conversion value, as determined in the manner set forth in the 2013 note indenture; and

•	if the conversion value is greater than $1,000, a specified number of shares of our common stock, subject to adjustment, and subject to our election to deliver cash in lieu of all or a portion of such shares of our common stock.

Upon a fundamental change, which is generally a change of control (as defined in the 2013 note indenture) or a termination of the trading of our common stock, each holder of the 2013 notes may require us to purchase all or a portion of such holder’s notes at a price equal to 100% of the principal amount of notes to be purchased, plus accrued and unpaid interest to, but excluding, the fundamental change purchase date. The conversion rate is subject to adjustment as provided in the indenture governing the 2013 notes and, if holders of the 2013 notes convert their notes in connection with certain transactions, we may be required to pay a make-whole premium to those holders by increasing the conversion rate as provided in the 2013 note indenture.

1.00% Senior Convertible Notes Due 2012

On October 2, 2007, we issued our 1.00% senior convertible notes due 2012 in the aggregate principal amount of $475.0 million. At July 3, 2009, $475.0 million aggregate principal amount of the 2012 notes was outstanding (excluding $87.6 million in debt discount attributable to the 2012 notes). The 2012 notes were issued by us under an indenture with U.S. Bank National Association, as trustee, and are unconditionally guaranteed, jointly and severally, on a senior unsecured basis, by each of our subsidiaries that is a borrower or guarantor under any U.S. senior credit facility, or under our 2013 notes, our 2015 notes or our 2017 notes. The 2012 notes bear cash interest at a fixed rate of 1.00% per year, payable semi-annually in arrears on April 15 and October 15 of each year. The 2012 notes mature on October 15, 2012.

The 2012 notes and the related guarantees are our and the guarantors’ unsecured senior obligations and rank equal in right of payment with all of our and the guarantors’ existing and future unsecured senior indebtedness and senior in right of payment to any of our and the guarantors’ future subordinated indebtedness. The 2012 notes are effectively subordinated to all of our and the guarantors’ existing and any future secured debt, including obligations under our existing senior secured credit facility, to the extent of the value of the assets securing such debt, and are effectively subordinated to all existing and future indebtedness and other liabilities, including trade payables, of our subsidiaries that are not guarantors of the 2012 notes. The indenture governing the 2012 notes does not contain any financial covenants.

The 2012 notes are convertible at the option of the holder into our common stock at a conversion rate of 11.9142 shares per $1,000 principal amount of 2012 notes, which is equivalent to a conversion price of approximately $83.93 per share, subject to adjustment under certain circumstances. Holders may convert the 2012 notes upon the occurrence of certain events, including:

•	at any time from September 15, 2012 to the close of business on the business day immediately preceding the maturity date;

•	if, during a specified period in any calendar quarter, the closing price of our common stock is greater than 130% of the applicable conversion price per share, as calculated under the terms of the indenture governing the 2012 notes;

•	upon us making certain distributions to holders of our common stock;

•	if we become a party to certain corporate transactions (including any consolidation or merger);

•	upon a fundamental change, as defined in the indenture governing the 2012 notes; or

•	if the trading price of the 2012 notes falls below certain stated thresholds for specified periods of time.

For each $1,000 principal amount of 2012 notes surrendered for conversion, a holder will receive:

•	an amount of cash equal to the lesser of $1,000 and the conversion value, as determined in the manner set forth in the 2012 note indenture; and

•	if the conversion value is greater than $1,000, a specified number of shares of our common stock, subject to adjustment, and subject to our election to deliver cash in lieu of all or a portion of such shares of our common stock.

Upon a fundamental change, which is generally a change of control (as defined in the 2012 note indenture) or a termination of the trading of our common stock, each holder of the 2012 notes may require us to purchase all or a portion of such holder’s notes at a price equal to 100% of the principal amount of notes to be purchased, plus accrued and unpaid interest to, but excluding, the fundamental change purchase date. The conversion rate is subject to adjustment as provided in the indenture governing the 2012 notes and, if holders of the 2012 notes convert their notes in connection with certain transactions, we may be required to pay a make-whole premium to those holders by increasing the conversion rate as provided in the 2012 note indenture.

Senior Floating Rate Notes Due 2015 and 7.125% Senior Fixed Rate Notes Due 2017

On March 21, 2007, we completed the issuance and sale of $325.0 million aggregate principal amount of senior unsecured notes, comprised of $125.0 million of senior floating rate notes due 2015 and $200.0 million of 7.125% senior fixed rate notes due 2017. The 2015 notes and 2017 notes are jointly and severally guaranteed by each of our subsidiaries that is a borrower or a guarantor under any U.S. credit facility.

The 2015 notes bear cash interest at an annual rate equal to the 3-month LIBOR rate plus 2.375%, or 2.9% at July 3, 2009. Interest on the 2015 notes is payable quarterly in arrears in cash on January 1, April 1, July 1 and October 1 of each year. The 2017 notes bear cash interest at a fixed rate of 7.125% per year, payable semi-annually in arrears in cash on April 1 and October 1 of each year. The 2015 notes mature on April 1, 2015 and the 2017 notes mature on April 1, 2017.

The indenture governing these notes contains covenants that limit our and certain of our subsidiaries’ ability to:

•	pay dividends on, redeem or repurchase our capital stock;

•	incur or guarantee additional indebtedness;

•	make investments;

•	create liens;

•	sell assets;

•	engage in certain transactions with affiliates;

•	create or designate unrestricted subsidiaries; and

•	consolidate, merge or transfer all or substantially all assets.

However, these covenants are subject to important exceptions and qualifications, one of which will permit us to declare and pay dividends or distributions on our Series A preferred stock so long as there is no default on either series of notes and we meet certain financial conditions.

Subject to the terms and conditions of the indenture governing these notes, we may, at our option, redeem these notes, in whole or in part, on or after the following dates and at the following repurchase prices (stated as a percentage of the aggregate principal amount redeemed) plus accrued and unpaid interest:

2015 Notes		2017 Notes
Beginning Date	Repurchase Price	Beginning Date	Percentage

April 1, 2009	102.000%	April 1, 2012	103.563%
April 1, 2010	101.000%	April 1, 2013	102.375%
April 1, 2011	100.000%	April 1, 2014	101.188%
		April 1, 2015	100.000%

These notes may also be repurchased at the option of the holders in connection with a change of control (as defined in the indenture governing the 2015 notes and the 2017 notes) or in connection with certain asset sales.

Silec Credit Facilities

At July 3, 2009, SILEC Cable, S.A.S., our French subsidiary, had approximately $32.3 million in debt relating to an uncommitted accounts receivable facility and $17.1 million of short-term financing agreements at a weighted average interest rate of 2.6%. At July 3, 2009, we had a total of approximately $59.1 million of excess availability under these short-term financing agreements.

Other Indebtedness

As of July 3, 2009, ECN Cable, a Spanish subsidiary, had outstanding debt of $26.9 million, consisting of approximately $2.0 million relating to an uncommitted accounts receivable facility and approximately $24.9 million of various credit facilities. As of July 3, 2009, we had a total of approximately $48.2 million of excess availability under the uncommitted accounts receivable facility and the credit facilities.

DESCRIPTION OF THE 2029 NOTES

We will issue the 2029 notes under an indenture (the “2029 note indenture”) to be dated as of the settlement date for the exchange offer, between General Cable Corporation, as issuer, and U.S. Bank National Association, as trustee. We have summarized the material provisions of the 2029 notes below. The following description is not complete and is subject to, and qualified by reference to, all of the provisions of the 2029 note indenture and the 2029 notes, which we urge you to read because they, and not this “Description of the 2029 Notes,” define your rights as a holder of 2029 notes. As used in this “Description of the 2029 Notes,” the words “the company,” “we,” “us,” “our” or “General Cable” refer only to General Cable Corporation and do not include any of our current or future subsidiaries. As used in this “Description of the 2029 Notes,” all references to our common stock are to our common stock, par value $0.01 per share. See “Description of Capital Stock.”

Brief Description of the 2029 Notes

The 2029 notes will:

•	be limited to $439,375,000 aggregate principal amount;

•	mature on November 15, 2029, unless earlier converted, redeemed by us at our option or repurchased by us at your option upon the occurrence of a fundamental change;

•	bear cash interest at the rate of 4.50% per year until November 15, 2019 and thereafter until maturity bear cash interest at the rate of 2.25% per year;

•	beginning with the six-month interest period commencing November 15, 2019, may bear contingent interest at the rates and under the circumstances described under “— Contingent Interest;”

•	be unsecured obligations subordinated in right of payment to our existing and future senior debt, effectively subordinated to all of our existing and future secured indebtedness to the extent of the value of the assets securing such indebtedness and effectively subordinated in right of payment to all existing and future indebtedness and other liabilities of our subsidiaries;

•	be convertible by you at any time on or prior to the close of business on the trading day preceding the maturity date, only upon satisfaction of one of the conditions for conversion, as described under “— Conversion Rights,” into cash and, under certain circumstances, shares of our common stock, at an initial conversion price equal to 122.5% of the average VWAP, provided that in no event will the initial conversion price be less than $36.75;

•	have an increased conversion rate in the event of certain types of fundamental changes, as described herein;

•	be subject to redemption for cash by us at any time on or after November 15, 2019, in whole or in part, at a redemption price equal to 100% of the principal amount of the 2029 notes plus accrued and unpaid interest (including contingent and additional interest, if any) to, but not including, the redemption date if the last reported sale price of our common stock has been at least 150% of the conversion price then in effect for at least 20 trading days during any 30 consecutive trading day period prior to the date on which we provide notice of redemption;

•	be subject to redemption for cash by us at any time on or prior to November 15, 2010, in whole or in part, if a tax triggering event has occurred, at a redemption price equal to 101.5% of the principal amount thereof, plus, if the redemption conversion value as of the redemption date of the 2029 notes being redeemed exceeds their initial conversion value, 95% of the amount determined by subtracting the initial conversion value of such 2029 notes from their redemption conversion value as of the redemption date, plus accrued and unpaid interest (including additional interest, if any) to, but excluding, the redemption date;

•	be subject to repurchase by us at your option if a fundamental change occurs, at a cash repurchase price equal to 100% of the principal amount of the 2029 notes, plus accrued and unpaid interest (including contingent and additional interest, if any) to, but not including, the repurchase date, as set forth under “— Purchase of 2029 Notes by Us for Cash at the Option of Holders Upon a Fundamental Change”; and

•	will be issued in denominations of $1,000 and integral multiples of $1,000.

Neither we nor any of our subsidiaries will be subject to any financial covenants under the 2029 note indenture. The 2029 note indenture will not limit the amount of additional indebtedness that we can create, incur, assume or guarantee, nor will the 2029 note indenture limit the amount of indebtedness or other liabilities that our subsidiaries can create, incur, assume or guarantee. In addition, neither we nor any of our subsidiaries will be restricted under the 2029 note indenture from paying dividends, incurring debt or issuing or repurchasing our securities. You are not afforded protection under the 2029 note indenture in the event of a highly leveraged transaction or a change in control of us, except to the extent described below under “— Conversion Rights” and “— Purchase of 2029 Notes by Us for Cash at the Option of Holders Upon a Fundamental Change.”

We have applied to list the common stock issuable upon conversion of the 2029 notes on the New York Stock Exchange. We do not intend to list the 2029 notes on any national securities exchange.

The 2029 notes initially will be issued the form of one or more global notes. The global notes will be deposited with the trustee as custodian for The Depository Trust Company, or DTC. Except in limited circumstances described below under “—  Global Notes; Book-Entry; Form”, beneficial interests in the 2029 notes will be shown on, and transfers of beneficial interests in the 2029 notes will be effected only through, records maintained by DTC or its nominee, and any such interests may not be exchanged for certificated notes. For information regarding conversion, registration of transfer and exchange of global notes held by DTC, see ‘‘— Global Notes; Book-Entry; Form.”

If certificated notes are issued, you may present them for conversion, registration of transfer and exchange, without service charge, at our office or agency in New York City, which will initially be the office or agency of the trustee in New York City.

Subordination

The payment of the principal, any premium and interest (including contingent and additional interest, if any) on the 2029 notes, and any cash payable upon conversion of the 2029 notes, including amounts payable on any redemption or repurchase, will be subordinated to the prior payment in full of all of our existing and future senior debt. The 2029 notes are also effectively subordinated to all secured indebtedness of the company to the extent of the value of the assets securing such indebtedness and are also effectively subordinated to the existing and future debt or other liabilities of our subsidiaries, including trade payables.

As of July 3, 2009, our total consolidated debt was approximately $1,253.1 million (net of $172.9 million of debt discount), $129.8 million of which was secured indebtedness. In addition, as of July 3, 2009, our subsidiaries had $1,411.5 million in liabilities, excluding consolidated indebtedness but including trade payables, all of which liabilities will be effectively senior to the 2029 notes. Assuming that $475.0 million outstanding aggregate principal amount of 2012 notes are validly tendered in the exchange offer and are exchanged for approximately $439.4 million aggregate principal amount of 2029 notes pursuant to the terms of the exchange offer, our total consolidated debt as of July 3, 2009 would have been approximately $1,025.5 million (net of $364.9 million of debt discount).

“Senior debt” is defined in the 2029 note indenture to mean the principal of (and premium, if any) and interest (including contingent and additional interest, if any, and all interest accruing subsequent to the commencement of any bankruptcy or similar proceeding, whether or not a claim for post-petition interest is allowable as a claim in any such proceeding) on, and all fees and other amounts payable in connection with, the following, whether absolute or contingent, secured or unsecured, due or to become due, outstanding on the date of the 2029 note indenture or thereafter created, incurred or assumed:

•	our indebtedness evidenced by a credit or loan agreement, note, bond or other written obligation;

•	all of our obligations for money borrowed;

•	our obligations (i) as lessee under leases required to be capitalized on the balance sheet of the lessee under generally accepted accounting principles or (ii) as lessee under other leases for facilities, capital equipment or related assets, whether or not capitalized, entered into or leased for financing purposes;

•	all of our obligations under (i) interest rate swap agreements, interest rate cap agreements, interest rate collar agreements and similar agreements or arrangements and (ii) foreign currency or commodity hedge, swap, exchange and similar agreements;

•	all of our obligations with respect to letters of credit, bankers’ acceptances and similar facilities (including reimbursement obligations with respect to the foregoing);

•	all of our obligations issued or assumed as the deferred purchase price of property or services (but excluding trade accounts payable and accrued liabilities arising in the ordinary course of business);

•	all obligations of the type referred to in the above clauses of another person and all dividends of another person, the payment of which, in either case, we have assumed or guaranteed, or for which we are responsible or liable, directly or indirectly, jointly or severally, as obligor, guarantor or otherwise, or which are secured by a lien on our property; and

•	renewals, extensions, modifications, replacements, restatements and refundings of, or any indebtedness or obligation issued in exchange for, any such indebtedness or obligation described in the above clauses of this definition.

Senior debt will not include

•	indebtedness or other obligations under the 2029 notes;

•	any other indebtedness or obligation created, evidenced, assumed or guaranteed if its terms or the terms of the instrument under which or pursuant to which it is issued expressly provide that it is subordinate, or not superior, in right of payment, to the 2029 notes or expressly provide that it is “pari passu” or “junior” to the 2029 notes;

•	any indebtedness or obligation of ours to any of our subsidiaries; or

•	trade payables or indebtedness for goods or materials purchased or services obtained in the ordinary course.

We may not make any payment on account of principal, premium or interest (including contingent or additional interest, if any) on the 2029 notes, or cash payable upon conversion of the 2029 notes, or redeem or repurchase the 2029 notes, if either of the following occurs:

•	we default in our obligations to pay principal, premium, interest or other amounts on our senior debt, including a default under any redemption or repurchase obligation, and the default continues beyond any grace period that we may have to make those payments; or

•	any other default occurs and is continuing on any designated senior debt (a “nonpayment default”) and (i) the default permits the holders of the designated senior debt to accelerate its maturity and (ii) the trustee has received a notice (a “payment blockage notice”) of the default from us, the holder of such debt or such other person permitted to give such notice under the 2029 note indenture.

If payments on the 2029 notes have been blocked by a payment default on senior debt, payments on the 2029 notes may resume when the payment default has been cured or waived or ceases to exist. If payments on the 2029 notes have been blocked by a nonpayment default, payments on the 2029 notes may resume on the earlier of (i) the date the nonpayment default is cured or waived or ceases to exist and (ii) 179 days after the payment blockage notice is received.

No nonpayment default that existed on the day a payment blockage notice was delivered to the trustee can be used as the basis for any subsequent payment blockage notice. In addition, once a holder of designated senior debt has blocked payment on the 2029 notes by giving a payment blockage notice, no new period of payment blockage can be commenced pursuant to a subsequent payment blockage notice until both of the following are satisfied:

•	365 days have elapsed since the effectiveness of the immediately prior payment blockage notice; and

•	all scheduled payments of principal, any premium and interest with respect to the 2029 notes that have come due, and all cash payments due in respect of conversions of 2029 notes, have been paid in full in cash.

“Designated senior debt” means our obligations under any particular senior debt in which the instrument creating or evidencing the same or the assumption or guarantee thereof (or related agreements or documents to which we are a party) expressly provides that such indebtedness shall be “designated senior debt” for purposes of the 2029 note indenture. The instrument, agreement or other document evidencing any designated senior debt may place limitations and conditions on the right of such senior debt to exercise the rights of designated senior debt.

Upon any acceleration of the principal due on the 2029 notes as a result of an event of default or payment or distribution of our assets to creditors upon any dissolution, winding up, liquidation or reorganization, whether voluntary or involuntary, marshaling of assets, assignment for the benefit of creditors, or in bankruptcy, insolvency, receivership or other similar proceedings, all principal, premium, if any, interest (including contingent and additional interest, if any) and other amounts due on all senior debt must be paid in full before you are entitled to receive any payment. See “— Events of Default and Acceleration.”

In addition to the contractual subordination provisions described above, the 2029 notes will also be effectively subordinated to all of our existing and future secured indebtedness to the extent of the value of the assets securing such indebtedness and effectively subordinated to all indebtedness and other liabilities, including trade payables and lease obligations, of our subsidiaries. The ability of our subsidiaries to pay dividends and make other payments to us is also restricted by, among other things, applicable corporate and other laws and regulations as well as agreements to which our subsidiaries are or may become a party.

By reason of the subordination provisions contained in the 2029 note indenture, in the event of a liquidation or insolvency proceeding, creditors of the company who are holders of senior debt of the company may recover more, ratably, than the holders of the 2029 notes, and holders of the 2029 notes will likely experience a reduction or elimination of payments on the 2029 notes.

Payment at Maturity

On the maturity date, each holder will be entitled to receive on such date $1,000 in cash for each $1,000 in principal amount of 2029 notes, together with accrued and unpaid interest (including contingent and additional interest, if any) to, but not including, the maturity date. With respect to global notes, principal, premium, if any, and interest (including contingent and additional interest, if any) will be paid to DTC in immediately available funds. With respect to any certificated notes, principal, premium, if any, and interest (including contingent and additional interest, if any) will be payable at our office or agency in New York City, which initially will be the office or agency of the trustee in New York City.

Interest

The 2029 notes will bear cash interest at a rate of 4.50% per year until November 15, 2019 and thereafter until maturity will bear cash interest at the rate of 2.25% per year. Interest will accrue from the date of initial issue of the 2029 notes, namely the settlement date for the exchange offer, or from the most recent date to which interest has been paid or duly provided for. Beginning with the six-month interest period commencing November 15, 2019, we will pay contingent interest under certain circumstances as described below under “— Contingent Interest.”

We will pay interest semi-annually in arrears in cash on November 15 and May 15 of each year, beginning on May 15, 2010, to the holders of record at the close of business on the preceding November 1 and May 1, respectively; provided, however, that accrued and unpaid interest (including contingent and additional interest, if any) payable upon a redemption or a purchase by us upon a fundamental change will be paid to the person to whom principal is payable, unless the redemption date or fundamental change purchase date is after a record date and on or prior to the related interest payment date, in which case accrued and unpaid interest (including contingent and additional interest, if any) to, but excluding, such interest payment date shall be paid on such interest payment date to the record holder as of the record date.

In general, we will not pay accrued and unpaid interest (or contingent or additional interest) on any 2029 notes that are surrendered for conversion. If a holder surrenders a 2029 note for conversion after the close of business on the record date for the payment of an installment of interest and before the related interest payment date, then, despite the conversion, we will, on the interest payment date, pay the interest (including contingent and additional interest, if any) due with respect to the 2029 note to the person who was the record holder of the 2029 note at the close of business on the record date. A holder who surrenders the 2029 note for conversion after the close of business on the record date must pay to the conversion agent upon surrender of the 2029 note an amount equal to the interest (including contingent and additional interest, if any) payable on such next succeeding interest payment date on the portion of the 2029 note being converted, provided that no such payment need be made:

•	in connection with a conversion following the regular record date preceding the maturity date;

•	if we have specified a redemption date that is after a regular record date and on or prior to the corresponding interest payment date; or

•	if we have specified a fundamental change purchase date that is after a regular record date and on or prior to the corresponding interest payment date; or

•	to the extent of any overdue interest, if any overdue interest exists at the time of conversion with respect to the 2029 note.

Except as provided below, we will pay interest (including contingent and additional interest, if any) on:

•	the global 2029 note to DTC in immediately available funds;

•	any certificated 2029 notes having an aggregate principal amount of $5,000,000 or less by check mailed to the holders of those 2029 notes; and

•	any certificated 2029 notes having an aggregate principal amount of more than $5,000,000 by wire transfer in immediately available funds if requested by the holders of those 2029 notes.

At maturity, interest (including contingent and additional interest, if any) on outstanding certificated 2029 notes will be payable at the office of the trustee as set forth in the 2029 note indenture. We will make payments of interest (including contingent and additional interest, if any) at maturity on outstanding global 2029 notes to DTC in immediately available funds.

Any payment required to be made on any day that is not a business day will be made on the next succeeding business day, and no interest (including contingent and additional interest, if any) on such payment will accrue or be payable for the period from and after the date on which such payment is due to such next succeeding business day. Interest (including contingent and additional interest, if any) will be calculated using a 360-day year composed of twelve 30-day months. A “business day” is any day that is not a day on which banking institutions in The City of New York are authorized or obligated to close.

Contingent Interest

Beginning with the six-month interest period commencing November 15, 2019, we will pay contingent interest during any six-month interest period to the holders of the 2029 notes if the trading price of the 2029 notes for each of the five trading days ending on the second trading day immediately preceding the first day of the applicable six-month interest period equals or exceeds 120% of the principal amount of the 2029 notes.

During any six-month period when contingent interest shall be payable, the contingent interest payable per $1,000 principal amount of the 2029 notes will equal 0.50% of the average trading price of $1,000 principal amount of 2029 notes during the five trading days ending on the second trading day immediately preceding the first day of the applicable six-month interest period. We will pay contingent interest semi-annually in arrears in cash on the same dates on which payments of non-contingent interest are made.

“Trading price” for purposes of determining contingent interest shall have the meaning set forth under “— Conversion Rights — Conversion Based on Trading Price of 2029 Notes,” except that, for purposes of determining the trading price for the contingent interest provisions only, if the trustee cannot reasonably obtain at least one bid for $5,000,000 principal amount of the 2029 notes from a nationally recognized securities dealer, then the trading price per $1,000 principal amount of the 2029 notes will be deemed to equal the product of:

•	the conversion rate then in effect; and

•	the average closing price of our common stock over the five trading-day period ending on the determination date.

We will notify holders by issuing a press release prior to the beginning of any six-month interest period that they will be entitled to receive contingent interest during such six-month interest period.

Conversion Rights

General

Holders may convert their 2029 notes into cash and, if applicable, shares of our common stock prior to the close of business on the trading day immediately preceding the maturity date, only if the conditions for conversion described below are satisfied.

The initial conversion rate of the 2029 notes will be specified in the 2029 note indenture for the 2029 notes, and will equal 1,000 divided by the initial conversion price. The initial conversion price will be a price specified in the 2029 note indenture for the 2029 notes equal to 122.5% of the average VWAP, rounded to four decimal places; provided that in no event will the initial conversion price be less than $36.75. The “average VWAP” means the arithmetic average, as determined by us, of the daily VWAP for each trading day during the ten trading day period ending on and including the expiration date, rounded to four decimal places. The “daily VWAP” for any trading day means the per share volume weighted average price of our common stock on that day as displayed under the heading Bloomberg VWAP on Bloomberg Page BGC.N <Equity> AQR (or its equivalent successor page if such page is not available) in respect of the period from the scheduled open of trading on the relevant trading day until the scheduled close of trading on the relevant trading day (or if such volume weighted average price is unavailable, the market price of one share of our common stock on such trading day determined, using a volume weighted average method, by a nationally recognized investment banking firm retained by us for this purpose).

Throughout the exchange offer, the indicative average VWAP, the resulting indicative initial conversion price and initial conversion rate will be available at http://www.dfking.com/generalcable and from the information agent at one of its numbers listed on the back cover page of this prospectus. We will announce the definitive initial conversion price and initial conversion rate by 4:30 p.m., New York City time, on the date the exchange offer is currently scheduled to expire, and the definitive initial conversion price and initial conversion rate will also be available by that time at http://www.dfking.com/generalcable and from the information agent.

The following summarizes the initial conversion price and initial conversion rate information that will be available during the exchange offer:

•	By 4:30 p.m., New York City time, on each trading day before the ten trading day period referred to in the next bullet, the web page referred to above will show an indicative initial conversion price and initial conversion rate calculated using the daily VWAP for that day and the preceding nine trading days (as though that day were the expiration date of the exchange offer).

•	During the ten trading day period ending on and including the currently scheduled expiration date, the web page will show indicative initial conversion price and initial conversion rate using cumulative actual trading data, updated every three hours starting at 10:30 a.m., New York City time. In particular:

•	On the first trading day of that ten trading day period, indicative conversion price and initial conversion rate will reflect actual intra-day VWAP during the elapsed portion of that day.

•	On each subsequent trading day during that ten trading day period, indicative conversion price and initial conversion rate will reflect the simple arithmetic average of VWAP on the preceding trading days in that ten trading day period and actual intra-day VWAP during the elapsed portion of that subsequent trading day, weighting VWAP for each preceding trading day in the period the same as such actual intra-day VWAP. For example, on the last trading day of the ten trading day period the simple arithmetic average will equal (a) the combined VWAP for the preceding nine trading days plus the actual intra-day VWAP during the elapsed portion of the last trading day divided by (b) ten.

“Intra-day VWAP” at any time on any day means the volume weighted average price of our common stock on the New York Stock Exchange for the period beginning at the official open of trading on that day and ending as of that time on that day, as calculated by Bloomberg. The data used to derive the intra-day VWAP during the last five trading days will reflect a 20-minute reporting delay.

•	We will announce the definitive initial conversion price and initial conversion rate by 4:30 p.m., New York City time, on the date the exchange offer is scheduled to expire, and the definitive exchange ratio, initial conversion price and initial conversion rate will also be available by that time at http://www.dfking.com/generalcable.

•	At any time during the exchange offer, you may also contact the information agent to obtain the indicative average VWAP, the resulting indicative initial conversion price and initial conversion rate (and, once determined, the definitive initial conversion price and initial conversion rate) at its toll-free number provided on the back cover page of this prospectus.

The conversion rate will be subject to adjustment as described below under “— Conversion Rate Adjustments and Business Combinations.”

As described under “— Conversion Procedures — Settlement Upon Conversion,” upon conversion of 2029 notes, holders who convert will receive cash and, if applicable, at our option as described below, shares of our common stock. The conversion rate per $1,000 principal amount of 2029 notes in effect at any given time is referred to as the applicable conversion rate in this prospectus and will be subject to adjustment as described below. The “applicable conversion price” per share of common stock as of any given time is equal to $1,000 divided by the then applicable conversion rate, rounded to the nearest cent. A 2029 note for which a holder has delivered a fundamental change purchase notice, as described below, requiring us to purchase the 2029 note may be surrendered for conversion only if such notice is withdrawn in accordance with the 2029 note indenture. A holder may convert fewer than all of such holder’s 2029 notes so long as the 2029 notes converted are an integral multiple of $1,000 principal amount.

Settlement Upon Conversion

Upon conversion of any 2029 note, a holder will receive, for each $1,000 principal amount of 2029 notes surrendered for conversion:

•	cash in an amount equal to the lesser of (1) $1,000 and (2) the conversion value, as defined below; and

•	if the conversion value is greater than $1,000, a number of shares of our common stock, which we refer to as the “remaining shares,” equal to the sum of the daily share amounts, as defined below, for each of the 20 consecutive trading days in the conversion reference period, as defined below, appropriately adjusted to reflect events occurring during the conversion reference period that would result in a conversion rate adjustment, subject to our right to deliver cash in lieu of all or a portion of such remaining shares as described below.

The “conversion value” means the average of the daily conversion values, as defined below, for each of the 20 consecutive trading days of the conversion reference period.

The “daily conversion value” means, with respect to any trading day, for each $1,000 principal amount of 2029 notes, an amount equal to the product of (1) the applicable conversion rate and (2) the daily VWAP (as defined above under “— Conversion Rights — General”) per share of our common stock on each such trading day; provided that after the consummation of a change of control in which the consideration is comprised entirely of cash, the amount used in clause (2) will be the cash price per share received by holders of our common stock in such change of control.

The “conversion reference period” means:

•	for 2029 notes that are converted during the 25 scheduled trading days prior to the maturity date of the 2029 notes, the 20 consecutive trading days preceding and ending on the third trading day prior to the maturity date, subject to any extension due to a market disruption event; and

•	in all other instances, the 20 consecutive trading days beginning on the third trading day following the conversion date.

The “conversion date” with respect to a 2029 note means the date on which the holder of the 2029 note has complied with all requirements under the 2029 note indenture to convert such 2029 note.

The “daily share amount” means, for each trading day during the conversion reference period and each $1,000 principal amount of 2029 notes surrendered for conversion, a number of shares (but in no event less than zero) determined by the following formula:

(daily VWAP per share of our common stock for such trading day × applicable conversion rate) — $1,000 daily VWAP per share of our common stock for such trading day × 20

A “trading day” is any day on which (i) there is no market disruption event (as defined below) and (ii) the New York Stock Exchange is open for trading, or, if our common stock is not listed on the New York Stock Exchange, any day on which the Nasdaq Global Market is open for trading, or, if our common stock is neither listed on the New York Stock Exchange nor quoted on the Nasdaq Global Market, any day on which the principal national securities exchange on which our common stock is listed is open for trading, or, if the common stock is not listed on a national securities exchange, any business day. A “trading day” only includes those days that have a scheduled closing time of 4:00 p.m., New York City time, or the then standard closing time for regular trading on the relevant exchange or trading system.

A “market disruption event” means the occurrence or existence for more than one half hour period in the aggregate on any scheduled trading day for our common stock of any suspension or limitation imposed on trading (by reason of movements in price exceeding limits permitted by the New York Stock Exchange or otherwise) in our common stock or in any options, contracts or future contracts relating to our common stock, and such suspension or limitation occurs or exists at any time before 1:00 p.m., New York City time, on such day.

On any day prior to the first trading day of the applicable conversion reference period, we may specify a percentage of the daily share amount that will be settled in cash, referred to as the cash percentage in this prospectus. If we elect to specify a cash percentage, the amount of cash that we will deliver in respect of each trading day in the applicable conversion reference period will equal the product of: (1) the cash percentage; (2) the daily share amount for such trading day; and (3) the daily VWAP of our common stock on such trading day (provided that after the consummation of a change of control in which the consideration is comprised entirely of cash, the amount used in this clause (3) will be the cash price per share received by holders of our common stock in such change of control). The number of shares deliverable in respect of each trading day in the applicable conversion reference period will be a percentage of the daily share amount equal to 100% minus the cash percentage. If we do not specify a cash percentage by the start of the applicable conversion reference period, we must settle 100% of the daily share amount for each trading day in the applicable conversion reference period with shares of our common stock; provided, however, that we will pay cash in lieu of fractional shares otherwise issuable upon conversion of such 2029 note.

A holder of a 2029 note otherwise entitled to a fractional share will receive cash equal to the applicable portion of the arithmetic average of the daily VWAP of our common stock for each of the 20 consecutive trading days of the conversion reference period, rounding to the nearest whole cent.

The conversion value, daily share amount and the number of shares, if any, to be issued upon conversion of the 2029 notes will be determined by us at the end of the conversion reference period. Upon conversion of a 2029 note, we will pay the cash and deliver the shares of common stock, as applicable, as promptly as practicable after the later of the conversion date and the date all calculations necessary to make such payment and delivery have been made, but in no event later than ten business days after the later of such dates.

We may not have sufficient cash to pay, or may not be permitted to pay, the cash portion of the required consideration that we may need to pay if the 2029 notes are converted. If we do not have sufficient cash on hand at the time of conversion, we may have to borrow funds under our senior secured credit facility or raise additional funds through other debt or equity financing. Our ability to raise such financing will depend on prevailing market conditions and other factors, some of which are beyond our control. Further, we may not be able to raise such financing within the period required to satisfy our obligation to make timely payment upon any conversion. See “Risk Factors — Risks Related to the 2029 Notes — We may not be able to pay the cash portion of the conversion price pursuant to any conversion of the 2029 notes, the 2012 notes or the 2013 notes.” In addition, your receipt of cash payable upon conversion may be delayed or prevented by the subordination provisions applicable to the 2029 notes. See “— Subordination.”

The ability to surrender 2029 notes for conversion will expire at the close of business on the trading day immediately preceding the stated maturity date.

Conversion Based on Common Stock Price

Holders may surrender 2029 notes for conversion on any business day in any calendar quarter commencing at any time after March 31, 2010, and only during such calendar quarter, if, as of the last day of the preceding calendar quarter, the closing price of our common stock for at least 20 trading days in a period of 30 consecutive trading days ending on the last trading day of such preceding calendar quarter was more than 130% of the applicable conversion price per share of common stock on the last day of such preceding calendar quarter, referred to as the conversion trigger price in this prospectus.

The “closing price” of our common stock on any trading day means the reported last sale price per share (or, if no last sale price is reported, the average of the bid and ask prices per share or, if more than one in either case, the average of the average bid and the average ask prices per share) on such date reported by the New York Stock Exchange, or, if our common stock is not listed on the New York Stock Exchange, as reported by the Nasdaq Global Market, or, if our common stock is not quoted on the Nasdaq Global Market, as reported by the principal national securities exchange on which our common stock is listed, or otherwise as provided in the 2029 note indenture.

The conversion agent will, on our behalf, determine at the beginning of each calendar quarter commencing at any time after March 31, 2010 whether the 2029 notes are convertible as a result of the price of our common stock and notify us and the trustee.

Conversion Based on Trading Price of 2029 Notes

Holders may also surrender 2029 notes for conversion on any business day during the five business day period after any five consecutive trading day period in which the “trading price” per $1,000 principal amount of 2029 notes, as determined following a request by a holder of 2029 notes in accordance with the procedures described below, for each day of that period was less than 98% of the product of the closing price of our common stock and the then applicable conversion rate, referred to as the trading price condition in this prospectus.

The “trading price” of the 2029 notes on any date of determination means the average of the secondary market bid quotations obtained by the trustee for $5,000,000 principal amount of the 2029 notes at approximately 3:30 p.m., New York City time, on such determination date from three nationally recognized securities dealers we select, which may include Goldman, Sachs & Co. and/or J.P. Morgan Securities Inc.; provided, that if three such bids cannot reasonably be obtained by the trustee, but two such bids are obtained, then the average of the two bids shall be used, and if only one such bid can reasonably be obtained by the trustee, that one bid shall be used. If the trustee cannot reasonably obtain at least one bid for $5,000,000 principal amount of the 2029 notes from a nationally recognized securities dealer or, in our reasonable judgment, the bid quotations are not indicative of the secondary market value of the 2029 notes, then the trading price per $1,000 principal amount of 2029 notes will be deemed to be less than 98% of the product of the closing price of our common stock and the then applicable conversion rate per $1,000 principal amount of the 2029 notes.

In connection with any conversion upon satisfaction of the trading price condition, the trustee shall have no obligation to determine the trading price of the 2029 notes unless we have requested such determination; and we shall have no obligation to make such request unless a holder of the 2029 notes provides us with reasonable evidence that the trading price per $1,000 principal amount of 2029 notes would be less than 98% of the product of the closing price of our common stock and the then applicable conversion rate per $1,000 principal amount of the 2029 notes. At such time, we shall instruct the trustee to determine the trading price of the 2029 notes beginning on the next trading day and on each successive trading day until the trading price per $1,000 principal amount of the 2029 notes is greater than 98% of the product of the closing price of our common stock and the then applicable conversion rate per $1,000 principal amount of 2029 notes.

Conversion Upon Occurrence of Specified Corporate Transactions

Conversions Upon Certain Distributions

If we elect to:

•	distribute to all or substantially all holders of our common stock any rights entitling them to purchase, for a period expiring within 45 days of distribution, common stock, or securities convertible into common stock, at less than, or having a conversion price per share less than, the then current market price of our common stock; or

•	distribute to all or substantially all holders of our common stock our assets, cash, debt securities or certain rights to purchase our securities, which distribution has a per share value as determined by our board of directors exceeding 15% of the closing price of our common stock on the trading day immediately preceding the declaration date for such distribution, we will notify the holders of 2029 notes at least 25 trading days prior to the ex-dividend date for such distribution; provided, that if we distribute rights pursuant to a stockholder rights agreement, we will notify the holders of the 2029 notes on the business day after we are required to give notice generally to our stockholders pursuant to such stockholder rights agreement if such date is less than 25 trading days prior to the date of such distribution. Once we have given that notice, holders may surrender their 2029 notes for conversion at any time until the earlier of the close of business on the business day prior to the ex-dividend date or our announcement that such distribution will not take place. A holder may not convert its 2029 notes under this conversion provision upon the above specified distributions if the holder will otherwise participate in such distribution without converting their 2029 notes. The “ex-dividend” date is the first date upon which a sale of the common stock does not automatically transfer the right to receive the relevant distribution from the seller of the common stock to its buyer.

Conversions Upon Specified Events

If we are party to any transaction or event (including, but not limited to, any consolidation, merger or binding share exchange, other than changes resulting from a subdivision or combination) pursuant to which all or substantially all shares of our common stock would be converted into cash, securities or other property, a holder may surrender 2029 notes for conversion at any time from and after the date that is 15 days prior to the anticipated effective date of the transaction until the earlier of 35 days after the actual date of such transaction or the date that we announce that such transaction will not take place. We will notify holders and the trustee as promptly as practicable following the date we publicly announce such transaction (but in no event less than 15 days prior to the effective date of such transaction or, if such transaction also constitutes a fundamental change, no later than the date we provide notice of the occurrence of the fundamental change).

If such transaction also constitutes a fundamental change, the holder will be able to require us to purchase all or a portion of such holder’s 2029 notes as described under “— Purchase of 2029 Notes by Us for Cash at the Option of Holders Upon a Fundamental Change.” In addition, if a transaction described in clause (1),

(2) or (4) of the definition of “change of control” occurs, we will adjust the conversion rate for the 2029 notes tendered for conversion in connection with such fundamental change transaction, as described under “— Determination of Make Whole Premium.”

Notwithstanding the foregoing, 2029 notes will not become convertible by reason of a merger, consolidation or other transaction effected with one of our direct or indirect subsidiaries for the purpose of changing our state of incorporation to any other state within the United States or the District of Columbia.

Conversion Upon a Fundamental Change

We will notify the holders of 2029 notes and the trustee at least 15 days prior to the anticipated effective date of any fundamental change, as defined below under “— Purchase of 2029 Notes by Us for Cash at the Option of Holders Upon a Fundamental Change,” that we know or reasonably should know will occur. If we do not know, or should not reasonably know, that a fundamental change will occur until a date that is within 15 days before the anticipated effective date of such fundamental change, we will notify the holders and the trustee promptly after we have knowledge of such fundamental change. Holders may surrender 2029 notes for conversion at any time beginning 15 days before the anticipated effective date of a fundamental change and until the trading day prior to the fundamental change purchase date.

Conversion in Connection with a Redemption

If we elect to redeem 2029 notes, such 2029 notes to be redeemed may be converted, in full or in part, at any time from the date notice of redemption is given by the company to holders until 5:00 p.m., New York City time, on the trading day immediately preceding the redemption date.

Conversion at Maturity

Holders may surrender 2029 notes for conversion at any time beginning on August 31, 2029 and ending at 5:00 p.m., New York City time, on the trading day immediately preceding the maturity date.

Conversion Procedures

To convert a certificated 2029 note, a holder must:

•	complete and manually sign a conversion notice, a form of which is on the back of the 2029 note, and deliver the conversion notice to the conversion agent;

•	surrender the 2029 note to the conversion agent;

•	if required by the conversion agent, furnish appropriate endorsements and transfer documents;

•	if required, pay funds equal to interest payable (including contingent and additional interest, if any) on the next interest payment date to which a holder is not entitled; and

•	if required, pay any transfer or similar taxes.

To convert a beneficial interest in a global note, a holder must deliver to DTC the appropriate instruction form for conversion pursuant to DTC’s conversion program and, if required, pay funds equal to interest payable (including contingent and additional interest, if any) on the next interest payment date to which the holder is not entitled and, if required, pay all transfer or similar taxes.

On conversion of a 2029 note, a holder will receive the payment described under “— Conversion Rights” above. On conversion of a 2029 note, a holder will not receive, except as described below, any cash payment representing any accrued and unpaid interest (including contingent and additional interest, if any). Instead, accrued and unpaid interest (including contingent and additional interest, if any) will be deemed paid by the consideration paid upon conversion. Delivery to the holder of the cash consideration and any remaining shares (or any cash in lieu thereof) upon conversion of such holder’s 2029 notes as described above under

“— Conversion Rights,” together with any cash payment of such holder’s fractional shares, will thus be deemed:

•	to satisfy our obligation to pay the principal amount of a 2029 note; and

•	to satisfy our obligation to pay accrued and unpaid interest (including contingent and additional interest, if any).

As a result, accrued and unpaid interest (including contingent and additional interest, if any) is deemed paid in full rather than cancelled, extinguished or forfeited. Holders of 2029 notes surrendered for conversion during the period from the close of business on any regular record date next preceding any interest payment date to the opening of business of such interest payment date will receive the semiannual interest payable (including contingent and additional interest, if any) on such 2029 notes on the corresponding interest payment date notwithstanding the conversion, and such 2029 notes upon surrender must be accompanied by funds equal to the amount of such payment; provided that no such payment need be made:

•	in connection with a conversion following the regular record date preceding the maturity date;

•	if we have specified a redemption date that is after a regular record date and on or prior to the corresponding interest payment date; or

•	if we have specified a fundamental change purchase date that is after a regular record date and on or prior to the corresponding interest payment date; or

•	to the extent of any overdue interest, if any overdue interest exists at the time of conversion with respect to such 2029 note.

We will not be required to convert any 2029 notes that are surrendered for conversion without payment of interest (including contingent and additional interest, if any) as required by this paragraph.

The conversion rate will not be adjusted for accrued and unpaid interest (including contingent and additional interest, if any). For a discussion of the material U.S. federal income tax considerations with respect to a holder that receives cash consideration and any remaining shares (and any cash in lieu thereof), upon surrendering 2029 notes for conversion, see “Material U.S. Federal Income Tax Considerations.”

Conversion Rate Adjustments and Business Combinations

We will adjust the conversion rate for certain events, including:

(1) the issuance of our common stock as a dividend or distribution to holders of our common stock;

(2) subdivisions and combinations of our common stock;

(3) the distribution to all or substantially all holders of our common stock of any rights entitling them to purchase, for a period expiring within 45 days of distribution, common stock, or securities convertible into common stock, at less than, or having a conversion price per share less than, the then current market price of our common stock;

(4) the dividend or other distribution to all or substantially all holders of our common stock of shares of our capital stock, other than common stock, or evidences of our indebtedness or our assets, including securities (but excluding any issuance of those rights referred to in clause (3) above, dividends and distributions in connection with a reclassification, change, consolidation, merger, combination, liquidation, dissolution, winding up, sale or conveyance resulting in a change in the conversion consideration pursuant to the second succeeding paragraph, or dividends or distributions paid exclusively in cash for which adjustment is made pursuant to clause (5) below);

(5) dividends or other distributions consisting exclusively of cash to all or substantially all holders of our common stock; and

(6) payments to holders in respect of a tender offer or exchange offer for our common stock by us or any of our subsidiaries to the extent that the cash and fair market value of any other consideration included in the payment per share exceeds the closing price of our common stock on the trading day following the last date on which tenders or exchanges may be made pursuant to such tender offer or exchange offer.

In the event that we pay a dividend or make a distribution to all or substantially all holders of our common stock consisting of capital stock of, or similar equity interests in, a subsidiary or other business unit of ours, the conversion rate will be adjusted, unless we make an equivalent distribution to holders of 2029 notes, based on the market value of the securities so distributed relative to the market value of our common stock, in each case based on the average closing prices of those securities for the ten trading days commencing on and including the fifth trading day after the date on which “ex-dividend trading” commences for such dividend or distribution on the New York Stock Exchange, the Nasdaq Global Market or such other national or regional exchange or market on which the securities are then listed or quoted.

In the case of the following events (each, a “business combination”):

•	any recapitalization, reclassification or change of our common stock, other than (a) a change in par value, or from par value to no par value, or from no par value to par value, or (b) as a result of a subdivision or combination;

•	any consolidation, merger or combination involving us;

•	any sale, lease or other transfer to a third party of the consolidated assets of us and our subsidiaries substantially as an entirety; or

•	any statutory share exchange;

in each case as a result of which holders of our common stock are entitled to receive stock, other securities, other property or assets (including cash or any combination thereof) with respect to or in exchange for our common stock, the holders of the 2029 notes then outstanding will be entitled thereafter to convert those 2029 notes into the kind and amount of shares of stock, other securities or other property or assets (including cash or any combination thereof) (“reference property”) which they would have owned or been entitled to receive upon such business combination had such 2029 notes been converted into our common stock immediately prior to such business combination, except that a holder will not receive any additional cash or shares of common stock that would have resulted from the adjustment to the conversion rate as described under “— Determination of Make Whole Premium” if such holder does not convert its 2029 notes “in connection with” the relevant fundamental change (as defined below under “— Purchase of 2029 Notes by Us for Cash at the Option of Holders Upon a Fundamental Change”).

If the transaction causes our common stock to be converted into the right to receive more than a single type of consideration (determined based in part upon any form of stockholder election), the reference property into which the 2029 notes will become convertible will be deemed to be the kind and amount of consideration elected to be received by a majority of our common stock voted for such an election (if electing between two types of consideration) or a plurality of our common stock voted for such an election (if electing between more than two types of consideration), as the case may be. In all cases the provisions above under “— Settlement Upon Conversion” relating to the satisfaction of our conversion obligation shall continue to apply with respect to the calculation of the consideration deliverable upon settlement of a conversion, with the daily conversion value, daily share amount and the daily VWAP based on the reference property; provided, however, that if the holders of our common stock receive only cash in such transaction, the consideration deliverable upon settlement of a conversion shall equal the conversion rate in effect on the conversion date multiplied by the price paid per share of common stock in such transaction and settlement will occur on the third trading day following the conversion date. We may not become a party to any such transaction unless its terms are consistent with the foregoing in all material respects.

In addition, the 2029 note indenture provides that upon conversion of the 2029 notes, the holders of such 2029 notes will receive, to the extent that we deliver shares of common stock upon such conversion, the rights related to such common stock pursuant to any future stockholder rights plan, whether or not such rights have separated from the common stock at the time of such conversion. However, there will not be any adjustment to the conversion privilege or conversion rate as a result of:

•	the issuance of such rights;

•	the distribution of separate certificates representing such rights;

•	the exercise or redemption of such rights in accordance with any rights plan; or

•	the termination or invalidation of such rights.

Notwithstanding the foregoing, if a holder of 2029 notes exercising its right of conversion after the distribution of rights pursuant to any rights plan in effect at the time of such conversion is not entitled to receive the rights that would otherwise be attributable, but for the date of conversion, to the shares of common stock to be received upon such conversion, if any, the conversion rate will be adjusted as though the rights were being distributed to holders of common stock on the date the rights become separable from such stock. If such an adjustment is made and such rights are later redeemed, invalidated or terminated, then a corresponding reversing adjustment will be made to the conversion rate on an equitable basis.

The 2029 note indenture permits us to increase the conversion rate, to the extent permitted by law and subject to stockholder approval requirements, if any, of any relevant national securities exchange or automated dealer quotation system, for any period of at least 20 days. In that case we will give at least 15 days’ notice of such increase. We may also make such increase in the conversion rate, in addition to those set forth above, as our board of directors deems advisable to avoid or diminish any income tax to holders of our common stock resulting from any dividend or distribution of stock (or rights to acquire stock) or from any event treated as such for U.S. federal income tax purposes.

For U.S. federal income tax purposes, adjustments to the conversion rate, or failures to make certain adjustments, that have the effect of increasing the beneficial owners’ proportionate interests in our assets or earnings may in some circumstances result in a taxable deemed distribution to the beneficial owners. See “Material U.S. Federal Income Tax Considerations.”

We will not be required to adjust the conversion rate unless the adjustment would result in a change of at least 1% of the conversion rate. However, we will carry forward any adjustments that are less than 1% of the conversion rate and take them into account when determining subsequent adjustments, and make such carried-forward adjustments, regardless of whether the aggregate adjustment is less than 1%, (a) five business days prior to the maturity of the 2029 notes (whether at stated maturity or otherwise) or (b) five business days prior to the redemption date or repurchase date, unless such adjustment has already been made.

We will not make any adjustments if holders of 2029 notes are permitted to participate without converting their 2029 notes in the transactions described above in clauses (1) through (6) that would otherwise require adjustment to the conversion rate. Except as stated above, the conversion rate will not be adjusted for the issuance of our common stock or any securities convertible into or exchangeable for our common stock or carrying the right to purchase our common stock or any such security.

Upon determining that the holders are or will be entitled to convert their 2029 notes in accordance with these provisions, we will promptly issue a press release or otherwise publicly disclose this information and use our reasonable efforts to post such information on our website.

Determination of Make Whole Premium

If a transaction described in clauses (1), (2) or (4) of the definition of change of control (as set forth under “— Purchase of 2029 Notes by Us for Cash at the Option of Holders Upon a Fundamental Change”) (each a “make whole transaction”) occurs on or prior to November 15, 2029, and a holder elects to convert its 2029 notes in connection with such transaction, we will pay a make whole premium by increasing the applicable conversion rate for the 2029 notes surrendered for conversion if and as required below by a number of additional shares of common stock equal to a percentage of the applicable conversion rate (the “additional shares”), as described below. A conversion of 2029 notes will be deemed for these purposes to be “in connection with” such a transaction if the notice of conversion is received by the conversion agent from and including the date that is 10 trading days prior to the effective date of such transaction and prior to and including the close of business on the business day prior to the fundamental change purchase date of such transaction as described under “— Purchase of 2029 Notes by Us for Cash at the Option of Holders Upon a Fundamental Change.” Any make whole premium will have the effect of increasing the amount of any cash, securities or other assets otherwise due to the holders of 2029 notes upon conversion.

Any increase in the applicable conversion rate will be determined by reference to the table below and is based on the date on which such make whole transaction becomes effective (the “effective date”) and the price (the “stock price”) paid, or deemed paid, per share of our common stock in such transaction, subject to adjustment as described below. If the holders of our common stock receive only cash in the make whole transaction, the stock price shall be the cash amount paid per share of common stock. Otherwise, the stock price shall be the average of the closing prices of our common stock for each of the ten consecutive trading days prior to, but excluding, the effective date.

The stock prices described in the first row of the table (i.e., the column headers) and clauses (2) and (3) in the second succeeding paragraph below, will be adjusted as of any date on which the conversion rate of the 2029 notes is adjusted as set forth under “— Conversion Rate Adjustments and Business Combinations.” The adjusted stock prices will equal the stock prices applicable immediately prior to such adjustment multiplied by a fraction, the numerator of which is the conversion rate immediately prior to the adjustment giving rise to the stock price adjustment and the denominator of which is the conversion rate as so adjusted. Our obligation to increase the conversion rate by the additional shares will be subject to adjustment in the same manner as the conversion rate as set forth under “— Conversion Rate Adjustments and Business Combinations.”

The following table sets forth the hypothetical stock price and the percentage increase to the applicable conversion rate per $1,000 principal amount of 2029 notes based on the stock price as a percentage of the “reference price”, which is the greater of (i) the average VWAP and (ii) (A) the minimum conversion price divided by (B) 122.5%. The definitive initial stock prices will be inserted in the 2029 note indenture.

	Stock Price as a Percentage of the Reference Price
Date	100%	115%	125%	130%	145%	160%	175%	200%	225%	250%	300%	350%	400%	450%	500%	600%	700%

Settlement Date	22.5%	22.5%	22.5%	22.5%	20.1%	18.0%	16.2%	13.8%	12.0%	10.6%	8.4%	6.9%	5.8%	4.9%	4.2%	3.2%	2.4%
November 15, 2010	22.5%	22.5%	22.0%	21.1%	18.6%	16.6%	14.9%	12.8%	11.1%	9.8%	7.8%	6.4%	5.3%	4.5%	3.9%	2.9%	2.2%
November 15, 2011	22.5%	22.5%	20.4%	19.5%	17.2%	15.3%	13.8%	11.8%	10.2%	9.0%	7.2%	5.9%	4.9%	4.2%	3.6%	2.7%	2.1%
November 15, 2012	22.5%	20.8%	18.9%	18.0%	15.8%	14.1%	12.7%	10.8%	9.4%	8.3%	6.6%	5.4%	4.5%	3.8%	3.3%	2.5%	1.9%
November 15, 2013	22.5%	19.1%	17.3%	16.5%	14.5%	12.9%	11.6%	9.9%	8.6%	7.5%	6.0%	4.9%	4.1%	3.5%	3.0%	2.3%	1.8%
November 15, 2014	22.5%	17.3%	15.6%	14.9%	13.0%	11.5%	10.3%	8.8%	7.6%	6.7%	5.4%	4.4%	3.7%	3.1%	2.7%	2.1%	1.6%
November 15, 2015	22.5%	15.3%	13.7%	13.0%	11.3%	10.0%	8.9%	7.5%	6.5%	5.7%	4.6%	3.8%	3.2%	2.7%	2.3%	1.8%	1.4%
November 15, 2016	22.5%	13.2%	11.6%	11.0%	9.4%	8.2%	7.3%	6.1%	5.2%	4.6%	3.7%	3.0%	2.5%	2.2%	1.9%	1.4%	1.1%
November 15, 2017	22.5%	10.8%	9.3%	8.7%	7.3%	6.2%	5.4%	4.4%	3.8%	3.3%	2.6%	2.1%	1.8%	1.5%	1.3%	1.0%	0.8%
November 15, 2018	22.5%	8.3%	6.8%	6.1%	4.8%	3.8%	3.1%	2.4%	2.0%	1.7%	1.4%	1.1%	0.9%	0.8%	0.7%	0.5%	0.4%
November 15, 2019	22.5%	6.1%	4.7%	4.1%	2.4%	1.2%	0.3%	0.0%	0.0%	0.0%	0.0%	0.0%	0.0%	0.0%	0.0%	0.0%	0.0%
November 15, 2024	22.5%	7.6%	5.7%	4.9%	2.8%	1.4%	0.4%	0.0%	0.0%	0.0%	0.0%	0.0%	0.0%	0.0%	0.0%	0.0%	0.0%
November 15, 2029	22.5%	6.5%	0.0%	0.0%	0.0%	0.0%	0.0%	0.0%	0.0%	0.0%	0.0%	0.0%	0.0%	0.0%	0.0%	0.0%	0.0%

The exact stock price as a percentage of the reference price and effective dates may not be set forth on the table, in which case:

(1) if the stock price is between two stock prices described in the table or the effective date is between two dates on the table, the percentage increase will be determined by the trustee by straight-line interpolation between the percentage increases set forth for the higher and lower stock price amounts and the two dates, as applicable, based on a 360 day year;

(2) if the stock price is in excess of 700% of the reference price (subject to adjustment as described above), no additional shares will be added to the conversion rate; and

(3) if the stock price is less than the reference price (subject to adjustment as described above), no additional shares will be added to the conversion rate.

Notwithstanding the foregoing, in no event will the conversion rate as adjusted upon a make whole transaction exceed a number equal to 1,000 divided by the reference price, subject to adjustment as described under “— Conversion Rate Adjustments and Business Combinations.”

Any conversion that entitles the converting holder to an adjustment to the conversion rate as described in this section shall be settled as described under “— Settlement Upon Conversion” above.

Our obligation to increase the conversion rate could be considered a penalty, in which case the enforceability thereof would be subject to general principles of reasonableness of economic remedies and may not be enforceable.

Optional Redemption

No sinking fund is provided for the 2029 notes. Except as described below with respect to a tax triggering event, prior to November 15, 2019, the 2029 notes will not be redeemable at our option. On or after November 15, 2019, we may redeem for cash all or part of the 2029 notes if the closing price of our common stock has been at least 150% of the conversion price then in effect for at least 20 trading days during the 30 consecutive trading day period immediately preceding the date on which we provide notice of redemption. The redemption price will equal 100% of the principal amount of the 2029 notes being redeemed, plus accrued and unpaid interest (including any contingent and additional interest, if any), to but excluding the redemption date.

On or prior to November 15, 2010, we may redeem the 2029 notes in whole or in part for cash if any tax triggering event has occurred. The redemption price for any such redemption will be equal to (i) 101.5% of the principal amount of the 2029 notes being redeemed, plus (ii) accrued and unpaid interest, including any contingent and/or additional interest, to but excluding the redemption date, plus (iii) if the redemption conversion value of the 2029 notes being redeemed exceeds their initial conversion value, 95% of the amount determined by subtracting the initial conversion value of such 2029 notes from their redemption conversion value.

We will give notice of redemption not less than 20 nor more than 60 days before the redemption date by mail to the trustee, the paying agent and each holder of 2029 notes. Accrued and unpaid interest (including contingent and additional interest, if any) payable upon a redemption will be paid to the person to whom principal is payable, unless the redemption date is after a record date and prior to the corresponding interest payment date, in which case accrued and unpaid interest (including contingent and additional interest, if any) to, but excluding, such redemption date shall be paid to the record holder as of the record date.

We may not redeem any 2029 notes unless all accrued and unpaid interest thereon, including any contingent or additional interest, has been or is simultaneously paid for all semi-annual periods or portions thereof terminating prior to the redemption date.

If we decide to redeem fewer than all of the outstanding 2029 notes, the trustee will select the 2029 notes to be redeemed (in principal amounts of $1,000 or integral multiples thereof) by lot, or on a pro rata basis or by another method the trustee considers fair and appropriate.

If the trustee selects a portion of a holder’s 2029 notes for partial redemption and the holder converts a portion of such 2029 notes, the converted portion will be deemed to be from the portion selected for redemption.

In the event of any redemption in part, we shall not be required to (i) issue, register the transfer of or exchange any 2029 notes during a period beginning at the opening of business 15 days before any selection for redemption of 2029 notes and ending at the close of business on the earliest date on which the relevant notice of redemption is mailed or (ii) register the transfer of or exchange any 2029 notes so selected for redemption, in whole or in part, except the unredeemed portion of any 2029 notes being redeemed in part.

“Tax triggering event” means (i) the enactment of U.S. federal legislation, promulgation of Treasury regulations, issuance of a published ruling, notice, announcement or equivalent form of guidance by the Treasury or the Internal Revenue Service, or the issuance of a judicial decision, in each case after the settlement date, if we receive an opinion of our outside counsel to the effect that, any such authority will have the effect of lowering the comparable yield or delaying or otherwise limiting the current deductibility of interest or original issue discount with respect to the 2029 notes, or (ii) any closing agreement or other final settlement entered into by us and the U.S. Treasury or Internal Revenue Service which agreement or settlement has the effect of lowering the comparable yield or delaying or otherwise limiting the current deductibility of interest or original issue discount with respect to the 2029 notes, provided that we determine that the reduction, delay or limit on our current deductibility of interest or original issue discount with respect to the 2029 notes as a result of the conditions described in clause (i) or (ii) of this definition is material.

“Redemption conversion value” means the product of (i) the conversion rate in effect on the redemption date and (ii) the average of the daily VWAP of our common stock for the five consecutive trading days ending on the trading day immediately preceding the redemption date.

“Initial conversion value” means the product of (i) the initial conversion rate, prior to adjustments as described under “Conversion Rights — Conversion Rate Adjustments and Business Combinations” and (ii) the greater of (a) the average VWAP and (b) the Minimum Conversion Price, in either case divided by 1.225.

Purchase of 2029 Notes by Us for Cash at the Option of Holders Upon a Fundamental Change

In the event of a fundamental change, as defined below, each holder of 2029 notes will have the right to require us to purchase for cash all of such holder’s 2029 notes, or any portion thereof in integral multiples of $1,000, on the date, referred as to the fundamental change purchase date in this prospectus, that is 30 business days after the later of the effective date of the fundamental change and the date we give notice of the fundamental change, at a purchase price equal to 100% of the principal amount of the 2029 notes to be purchased, plus accrued and unpaid interest (including contingent and additional interest), if any, to, but excluding, the fundamental change purchase date. If such fundamental change purchase date is after a record date but prior to an interest payment date, however, then the interest (including contingent and additional interest, if any) payable to, but excluding, such interest payment date will be paid to the holder of record of the 2029 notes on the relevant regular record date.

Within 30 days after we know or reasonably should know of the occurrence of a fundamental change, we are required to give notice to all holders of record of 2029 notes, as provided in the 2029 note indenture, stating among other things, the occurrence of a fundamental change and of their resulting purchase right, referred to as an issuer fundamental change notice in this prospectus. We must also deliver a copy of our notice to the trustee and the paying agent.

In order to exercise the purchase right upon a fundamental change, a holder must deliver by the close of business on the business day prior to the fundamental change purchase date a “fundamental change purchase notice” stating, among other things:

•	if the 2029 notes are in certificated form, the certificate numbers of the holder’s 2029 notes to be delivered for purchase;

•	the portion of the principal amount of 2029 notes to be purchased, which must be $1,000 or an integral multiple of $1,000; and

•	that the 2029 notes are to be purchased by us pursuant to the applicable provisions of the 2029 notes and the 2029 note indenture.

If the 2029 notes are not in certificated form, a fundamental change purchase notice must comply with appropriate DTC procedures.

A holder may withdraw any fundamental change purchase notice by a written notice of withdrawal delivered to the paying agent prior to the close of business on the business day prior to the fundamental change purchase date. If a holder of 2029 notes delivers a fundamental change purchase notice, it may not thereafter surrender those 2029 notes for conversion unless the fundamental change purchase notice is withdrawn. The notice of withdrawal shall state:

•	the principal amount being withdrawn, which must be $1,000 or an integral multiple of $1,000;

•	if the 2029 notes are in certificated form, the certificate numbers of the 2029 notes being withdrawn in whole or in part; and

•	the principal amount, if any, of the 2029 notes that remains subject to the fundamental change purchase notice, which amount must be a principal amount of $1,000 or an integral multiple thereof.

If the 2029 notes are not in certificated form, a withdrawal notice must comply with appropriate DTC procedures.

In connection with any purchase offer pursuant to a fundamental change purchase notice, we will, if required:

•	comply with the provisions of the tender offer rules under the Securities Exchange Act of 1934, as amended, referred to as the Exchange Act in this prospectus, that may then be applicable; and

•	file a Schedule TO or any other required schedule under the Exchange Act.

Payment of the fundamental change purchase price for a 2029 note for which a fundamental change purchase notice has been delivered by a holder and not validly withdrawn is conditioned upon delivery of the 2029 note, together with necessary endorsement, to the paying agent at any time after delivery of the fundamental change purchase notice. Payment of the fundamental change purchase price for the 2029 note will be made promptly following the later of the fundamental change purchase date or the time of delivery of the 2029 note, together with necessary endorsements.

If the paying agent holds funds sufficient to pay the fundamental change purchase price of the 2029 note on, or the business day following, the fundamental change purchase date in accordance with the terms of the 2029 note indenture, then, immediately after the fundamental change purchase date, whether or not the 2029 note is delivered to the paying agent:

•	such 2029 note will cease to be outstanding;

•	interest (including contingent and additional interest, if any) on such 2029 note will cease to accrue; and

•	all rights of the holder of such 2029 note will terminate except the right to receive the fundamental change purchase price upon delivery of the 2029 note.

A “fundamental change” will be deemed to occur upon a change of control or a termination of trading, each as defined below.

A “change of control” will be deemed to have occurred at such time after the original issuance of the 2029 notes when the following has occurred (whether or not approved by our board of directors):

(1) any “person” or “group” (as such terms are used in Sections 13(d) and 14(d) of the Exchange Act) is or becomes the “beneficial owner” (as defined in Rules 13d-3 and 13d-5 under the Exchange Act, except that a person shall be deemed to have beneficial ownership of all shares that such person has the right to acquire, whether such right is exercisable immediately or only after the passage of time), directly or indirectly, of voting stock representing 50% or more of the total voting power of all our outstanding voting stock; or

(2) we consolidate with, or merge with or into, another person (other than a wholly owned Restricted Subsidiary (as defined below)) or we and/or one or more of our Restricted Subsidiaries sell, assign, convey, transfer, lease or otherwise dispose of all or substantially all of our and the Restricted Subsidiaries’ assets (determined on a consolidated basis) to any person (other than us or a wholly owned Restricted Subsidiary), other than any such transaction where immediately after such transaction the person or persons that “beneficially owned” (as defined in Rules 13d-3 and 13d-5 under the Exchange

Act) immediately prior to such transaction, directly or indirectly, voting stock representing a majority of the total voting power of all of our outstanding voting stock, “beneficially own or owns” (as so determined), directly or indirectly, voting stock representing a majority of the total voting power of the outstanding voting stock of the surviving or transferee person; or

(3) during any consecutive two-year period, the continuing directors cease for any reason to constitute a majority of our board of directors; or

(4) the adoption of a plan of liquidation or dissolution of the company.

For purposes of this definition, “continuing directors” means, as of any date of determination, any member of our board of directors who was (a) a member of such board of directors on the date of the 2029 notes indenture or (b) nominated for election or elected to such board of directors with the approval of a majority of the continuing directors who were members of such board at the time of such nomination or election.

Notwithstanding the foregoing, it will not constitute a change of control if 100% of the consideration for our common stock (excluding cash payments for fractional shares and cash payments made in respect of dissenters’ appraisal rights) in the transaction or transactions constituting the change of control consists of common stock and any associated rights listed on a United States national securities exchange or quoted on a national automated dealer quotation system, or which will be so traded or quoted when issued or exchanged in connection with the change of control, and as a result of such transaction or transactions the 2029 notes become convertible solely into such common stock.

A “termination of trading” is deemed to occur if our common stock (or other common stock into which the 2029 notes are then convertible) is not listed for trading on a United States national securities exchange, quoted on a United States national automated dealer quotation system, or approved for trading on an established automated over-the-counter trading market in the United States.

Clause (2) of the definition of change of control includes a phrase relating to the conveyance, transfer, lease, or other disposition of “all or substantially all” of our assets. There is no precise established definition of the phrase “substantially all” under applicable law. Accordingly, the ability of a holder of 2029 notes to require us to repurchase such 2029 notes as a result of a conveyance, transfer, lease, or other disposition of less than all of our assets may be uncertain.

In some circumstances, the fundamental change repurchase feature of the 2029 notes may make it more difficult to takeover, or discourage a takeover of, us and thus the removal of incumbent management. The fundamental change repurchase feature, however, is not the result of management’s knowledge of any specific effort to accumulate shares of common stock or to obtain control of us by means of a merger, tender offer, solicitation or otherwise, or part of a plan by management to adopt a series of anti-takeover provisions. Instead, the fundamental change repurchase feature is the result of negotiations between us and the initial purchaser of the 2029 notes.

We may, to the extent permitted by applicable law, at any time purchase the 2029 notes in the open market or by tender at any price or by private agreement. Any 2029 note purchased by us will be surrendered to the trustee for cancellation. Any 2029 notes surrendered to the trustee may not be reissued or resold and will be canceled promptly.

The foregoing provisions would not necessarily protect holders of the 2029 notes if highly leveraged or other transactions involving us occur that may materially adversely affect holders. Our ability to repurchase 2029 notes upon the occurrence of a fundamental change is subject to important limitations. We cannot assure holders that we would have the financial resources, or would be able to arrange financing, to pay the fundamental change purchase price for all the 2029 notes that might be delivered by holders of 2029 notes seeking to exercise the fundamental change purchase right. Furthermore, payment of the fundamental change purchase price may violate or may be limited by the terms of our existing or future indebtedness. Any failure by us to repurchase the 2029 notes when required would result in an event of default under the 2029 note indenture. Any such default may, in turn, cause a default under other indebtedness. See “Risk Factors — Risks

Related to the 2029 Notes — We may be unable to purchase our 2012 notes, our 2013 notes, our 2015 notes, our 2017 notes or the 2029 notes upon a fundamental change, which would cause defaults under the 2029 notes and our other debt agreements.”

Events of Default and Acceleration

The following will be events of default under the 2029 note indenture:

•	default in the payment of any principal amount, redemption price or fundamental change purchase price, including any make whole premium, due and payable, whether at the final maturity date, upon redemption, purchase, acceleration or otherwise;

•	default in the payment of any interest (including contingent or additional interest, if any) under the 2029 notes, which default continues for 60 days;

•	default in the delivery when due of all cash and any shares of common stock payable upon conversion with respect to the 2029 notes, which default continues for 15 days;

•	failure to provide an issuer fundamental change notice within the time required to provide such notice;

•	failure to comply with any of our other agreements in the 2029 notes or the 2029 note indenture upon our receipt of notice of such default from the trustee or from holders of not less than 25% in aggregate principal amount of the 2029 notes then outstanding, and the failure to cure (or obtain a waiver of) such default within 60 days after receipt of such notice;

•	a default or defaults under the terms of one or more instruments evidencing or securing indebtedness of the company or any of the Restricted Subsidiaries having an outstanding principal amount of greater than $50,000,000 individually or in the aggregate, which default (A) is caused by a failure to pay at final maturity principal on such indebtedness within the applicable express grace period, (B) results in the acceleration of such indebtedness prior to its express final maturity or (C) results in the commencement of judicial proceedings to foreclose upon, or to exercise remedies under applicable law or applicable security documents to take ownership of, the assets securing such indebtedness; and

•	certain events of bankruptcy, insolvency or reorganization affecting us or any of our significant subsidiaries.

“Restricted Subsidiary” has the meaning ascribed thereto in the indentures governing the senior notes and includes any subsidiary of the company (including any subsidiary formed or acquired after the date of the 2029 note indenture) which has not been designated as an “Unrestricted Subsidiary” under the terms of such indentures governing the senior notes. If at any time the senior notes are not outstanding, all references to “Restricted Subsidiary” shall be changed to and deemed to be a reference to “subsidiary.”

If an event of default shall have happened and be continuing, either the trustee or the holders of not less than 25% in aggregate principal amount of the 2029 notes then outstanding may declare the principal of the 2029 notes and any accrued and unpaid interest through the date of such declaration immediately due and payable. Upon any such declaration, such principal, premium, if any, and interest (including contingent and additional interest, if any) shall become due and payable immediately. In the case of certain events of bankruptcy or insolvency relating to us or any significant subsidiary, the principal amount of the 2029 notes together with any accrued interest (including contingent and additional interest, if any) through the occurrence of such event shall automatically become and be immediately due and payable. Any declaration with respect to the 2029 notes may be rescinded or annulled by the holders of a majority in aggregate principal amount of the outstanding 2029 notes if all defaults and events of default, other than the nonpayment of accelerated principal and interest (including contingent and additional interest, if any), have been cured or waived as provided in the 2029 note indenture, and certain other conditions specified in the 2029 note indenture are satisfied.

Notwithstanding the foregoing, the 2029 note indenture will provide that, at our election, the sole remedy for any event of default from time to time relating to the failure to comply with the reporting obligations in the indenture, which are described below under the caption “— Reports,” and for any failure to comply with the requirements of Section 314(a)(1) of the Trust Indenture Act of 1939, as amended (the “Trust Indenture Act”) (which also relate to the provision of reports), will, at our option, for the 365 days after the occurrence of such an event of default consist exclusively of the right to receive additional interest on the 2029 notes at an annual rate equal to 0.50% of the principal amount of the 2029 notes during the period in which the additional interest will accrue as described below. In the event we do not elect to pay the additional interest upon an event of default in accordance with this paragraph, the 2029 notes will be subject to acceleration as provided above. If we so elect to pay additional interest in these circumstances, we will provide prompt written notice to the trustee, and we will promptly disseminate a press release regarding our election to pay additional interest through Business Wire (or if Business Wire is no longer available, a comparable wire service), following our receipt of the notice of default specified above relating to the failure to comply with the reporting obligations in the indenture. This additional interest will be payable in the same manner as regular interest as accrued during the period that such event of default is continuing, and shall be paid on the next regular interest payment date. The additional interest will accrue on all outstanding 2029 notes from and including the date on which an event of default relating to a failure to comply with the reporting obligations in the indenture first occurs to but not including the 365th day thereafter (or such earlier date on which the event of default relating to the reporting obligations shall have been cured or waived). If the event of default is cured or waived prior to such 365th day, such additional interest will cease to accrue on the date of such cure or waiver. On such 365th day (if the event of default is continuing on such 365th day), such additional interest will cease to accrue and the 2029 notes will be subject to acceleration as provided above. The provisions of the indenture described in this paragraph will not affect the rights of holders of 2029 notes in the event of the occurrence of any other event of default.

Reports

We shall:

(1) file with the trustee, within 15 days after we are required to file the same with the SEC, after giving effect to any grace period provided by Rule 12b-25 promulgated under the Exchange Act, copies of the annual reports and of the information, documents and other reports (or copies of such portions of any of the foregoing as the SEC may from time to time by rules and regulations prescribe) which we are required to file with the SEC pursuant to Section 13 or Section 15(d) of the Exchange Act; or, if we are not required to file information, documents or reports pursuant to either of said Sections, then we shall file with the trustee and the SEC, in accordance with rules and regulations prescribed from time to time by the SEC, such of the supplementary and periodic information, documents and reports which may be required pursuant to Section 13 of the Exchange Act in respect of a security listed and registered on a national securities exchange as may be prescribed from time to time in such rules and regulations;

(2) file with the trustee and the SEC, in accordance with rules and regulations prescribed from time to time by the SEC, such additional information, documents and reports with respect to compliance by us with the conditions and covenants of the indenture as may be required by such rules and regulations;

(3) transmit by mail, to all holders of 2029 notes, as their names and addresses appear in the register of the registrar, within 30 days after the filing thereof with the trustee, such summaries of any information, documents and reports required to be filed by us pursuant to clauses (1) and (2) above as may be required by rules and regulations prescribed from time to time by the SEC; and

(4) comply with the other provisions of Section 314(a) of the Trust Indenture Act.

All information, documents and reports described above and filed with the SEC pursuant to its Electronic Data Gathering, Analysis, and Retrieval system or any successor shall be deemed to be filed with the trustee and transmitted by mail to all holders of 2029 notes, as applicable, as of the time they are filed via such system.

Consolidation, Mergers or Sales of Assets

We shall not consolidate with or merge with or into (whether or not we are the surviving person) any other entity and we shall not, and shall not cause or permit any Restricted Subsidiary to, sell, convey, assign, transfer, lease or otherwise dispose of all or substantially all of our and the Restricted Subsidiaries’ assets (determined on a consolidated basis for us and the Restricted Subsidiaries) to any person in a single transaction or series of related transactions, unless:

(1) either (A) we shall be the surviving person or (B) the surviving person (if other than us) shall be a corporation or limited liability company organized and validly existing under the laws of the United States of America or any State thereof or the District of Columbia, and shall, in any such case, expressly assume by a supplemental indenture, the due and punctual payment of the principal of, premium, if any, and interest (including contingent and additional interest, if any) on all the 2029 notes and the performance and observance of every covenant of the 2029 note indenture to be performed or observed on the part of the company; and

(2) immediately thereafter, on a pro forma basis after giving effect to such transaction, no event of default shall have occurred and be continuing.

For purposes of the foregoing, the transfer (by lease, assignment, sale or otherwise, in a single transaction or series of transactions) of all or substantially all the assets of one or more subsidiaries, the capital stock of which constitute all or substantially all of our assets, shall be deemed to be the transfer of all or substantially all our assets.

There is no precise established definition of the phrase “substantially all” under applicable law. Accordingly, there may be uncertainty as to whether the provisions above would apply to a conveyance, transfer, lease or other disposition of less than all of our assets.

Upon the assumption of our obligations by such corporation in such circumstances, subject to certain exceptions, we shall be discharged from all obligations under the 2029 notes and the 2029 note indenture. Although such transactions are permitted under the 2029 note indenture, certain of the foregoing transactions occurring could constitute a fundamental change of the company, permitting each holder to require us to purchase the 2029 notes of such holder or to convert their 2029 notes each as described above. An assumption of our obligations under the 2029 notes and the 2029 note indenture by such corporation might be deemed for U.S. federal income tax purposes to be an exchange of the 2029 notes for new securities by the beneficial owners thereof, resulting in recognition of gain or loss for such purposes and possibly other adverse tax consequences to the beneficial owner. You should consult your own tax advisors regarding the tax consequences of such an assumption.

Modification and Waiver

We and the trustee may amend the 2029 note indenture or the 2029 notes with the consent of the holders of not less than a majority in aggregate principal amount of the 2029 notes then outstanding. However, the consent of the holder of each outstanding 2029 note affected is required to:

•	alter the manner of calculation or rate of accrual of interest (including contingent and additional interest) on the 2029 note, reduce the rate of interest (including contingent and additional interest) on the 2029 note, or change the time of payment of any installment of interest (including contingent and additional interest, if any);

•	change the stated maturity of the 2029 note;

•	change the redemption provisions applicable to the 2029 notes;

•	make the 2029 note payable in money or securities other than that stated in the 2029 note;

•	reduce the principal amount, redemption price or fundamental change purchase price (including any make whole premium payable) with respect to the 2029 note;

•	make any change that adversely affects the rights of a holder to convert the 2029 note in any material respect;

•	make any change that adversely affects the right to require us to purchase the 2029 note in any material respect;

•	change the provisions in the 2029 note indenture that relate to modifying or amending the 2029 note indenture or waiving any past defaults in the payment of principal, premium, if any, or interest (including contingent and additional interest, if any) on the 2029 notes;

•	change our obligation to pay contingent interest or additional interest, if any; or

•	impair the right to institute suit for the enforcement of any payment with respect to the 2029 note or with respect to conversion of the 2029 note.

Without providing notice to or obtaining the consent of any holder of 2029 notes, we and the trustee may amend the 2029 note indenture:

•	to evidence a successor to us and the assumption by that successor of our obligations under the 2029 note indenture and the 2029 notes;

•	to add to our covenants for the benefit of the holders of the 2029 notes or to surrender any right or power conferred upon us;

•	to secure our obligations in respect of the 2029 notes;

•	to add a guarantor or guarantors of the 2029 notes or release any guarantor in accordance with the terms of the 2029 note indenture;

•	to evidence and provide the acceptance of the appointment of a successor trustee under the 2029 note indenture;

•	to comply with the requirements of the SEC in order to maintain qualification of the 2029 note indenture under the Trust Indenture Act, as contemplated by the 2029 note indenture or otherwise;

•	to provide for conversion rights of holders if any reclassification or change of common stock or any consolidation, merger or sale of all or substantially all of our property and assets occurs or otherwise comply with the provisions of the 2029 note indenture in the event of a merger, consolidation or transfer of assets;

•	to increase the conversion rate (a) in accordance with the terms of the 2029 notes or (b) provided that the increase will not adversely affect the interests of holders;

•	to cure any ambiguity, omission, defect or inconsistency in the 2029 note indenture;

•	to provide for uncertificated notes in addition to certificated notes;

•	to conform the 2029 note indenture to the description of the 2029 Notes contained in this prospectus; or

•	to make any change that does not adversely affect the rights of the holders of the 2029 notes in any material respect.

The holders of a majority in aggregate principal amount of the outstanding 2029 notes may, on behalf of all the holders of all 2029 notes:

•	waive compliance by us with restrictive provisions of the 2029 note indenture, as detailed in the 2029 note indenture; or

•	waive any past default or event of default under the 2029 note indenture and its consequences, except a default or event of default in the payment of any amount due, or in the obligation to deliver common stock, with respect to any 2029 note, or in respect of any provision which under the 2029 note indenture cannot be modified or amended without the consent of the holder of each outstanding 2029 note affected.

Discharge of the 2029 Note Indenture

We may satisfy and discharge our obligations under the 2029 note indenture by delivering to the trustee for cancellation all outstanding 2029 notes or by depositing with the trustee, the paying agent or the conversion agent, if applicable, after the 2029 notes have become due and payable, whether at stated maturity, a redemption date or a fundamental change purchase date, or upon conversion or otherwise, cash or shares of common stock (as applicable under the terms of the 2029 note indenture) sufficient to pay all amounts due under the outstanding 2029 notes and paying all other sums payable under the 2029 note indenture.

Calculations in Respect of 2029 Notes

We are responsible for making all calculations called for under the 2029 notes, except for those necessary to determine if the 2029 notes are convertible based on the price of our common stock (which are made by the conversion agent on our behalf). See “— Conversion Rights — Conversion Based on Common Stock Price.” These calculations include, but are not limited to, determination of the average trading prices of the 2029 notes and of our common stock. We will make all these calculations in good faith and, absent manifest error, our calculations are final and binding on holders of 2029 notes. We will provide a schedule of our calculations to the trustee upon the trustee’s request and the trustee is entitled to conclusively rely upon the accuracy of our calculations without independent verification.

Governing Law

The 2029 note indenture and the 2029 notes will be governed by, and construed in accordance with, the law of the State of New York.

Information Concerning the Trustee

U.S. Bank National Association is the trustee, registrar, paying agent and conversion agent under the 2029 note indenture for the 2029 notes. U.S. Bank National Association also serves as the trustee, registrar, paying agent and conversion agent with respect to our 2012 notes and our 2013 notes, and as the trustee, registrar and paying agent with respect to our 2015 notes and 2017 notes.

Global Notes; Book-Entry; Form

The 2029 notes will be initially issued in the form of one or more global notes. The initial global note will be deposited with the trustee as custodian for DTC and registered in the name of a nominee of DTC. Except in limited circumstances as set forth in the 2029 note indenture, the global note may be transferred, in whole and not in part, only to DTC or another nominee of DTC. You will hold your beneficial interests in the global note directly through DTC if you have an account with DTC or indirectly through organizations that have accounts with DTC. 2029 notes in definitive certificated form, referred to as certificated notes in this prospectus, will be issued only in limited circumstances described below.

DTC has advised us that it is:

•	a limited purpose trust company organized under the laws of the State of New York;

•	a member of the Federal Reserve System;

•	a “clearing corporation” within the meaning of the New York Uniform Commercial Code; and

•	a “clearing agency” registered pursuant to the provisions of Section 17A of the Exchange Act.

DTC was created to hold securities of institutions that have accounts with DTC, referred to as participants in this prospectus, and to facilitate the clearance and settlement of securities transactions among its participants in such securities through electronic book-entry changes in accounts of the participants, thereby eliminating the need for physical movement of securities certificates. DTC’s participants include securities brokers and dealers, which may include the initial purchaser of the 2029 notes, banks, trust companies, clearing corporations and certain other organizations. Access to DTC’s book-entry system is also available to others such as banks, brokers, dealers and trust companies, referred to as indirect participants in this prospectus, that clear through or maintain a custodial relationship with a participant, whether directly or indirectly.

We expect that pursuant to procedures established by DTC upon the deposit of the global note with DTC, DTC will credit, on its book-entry registration and transfer system, the principal amount of 2029 notes represented by such global note to the accounts of participants. Ownership of beneficial interests in the global note will be limited to participants or persons that may hold interests through participants. Ownership of beneficial interests in the global note will be shown on, and the transfer of those beneficial interests will be effected only through, records maintained by DTC (with respect to participants’ interests), the participants and the indirect participants.

The laws of some jurisdictions may require that certain purchasers of securities take physical delivery of such securities in definitive form. These limits and laws may impair the ability to transfer or pledge beneficial interests in the global note.

Owners of beneficial interests in a global note who desire to convert their interests should contact their brokers or other participants or indirect participants through whom they hold such beneficial interests to obtain information on procedures, including proper forms and cut off times, for submitting requests for conversion. So long as DTC, or its nominee, is the registered owner or holder of a global note, DTC or its nominee, as the case may be, will be considered the sole owner or holder of the 2029 notes represented by the global note for all purposes under the 2029 note indenture and the 2029 notes. In addition, no owner of a beneficial interest in a global note will be able to transfer that interest except in accordance with the applicable procedures of DTC and the applicable procedures of its participants and indirect participants.

Except as set forth below, as an owner of a beneficial interest in the global note, you will not be entitled to have the 2029 notes represented by the global note registered in your name, will not receive or be entitled to receive physical delivery of certificated notes and will not be considered to be the owner or holder of any 2029 notes under the global note. We understand that under existing industry practice, if an owner of a beneficial interest in the global note desires to take action that DTC, as the holder of the global note, is entitled to take, DTC would authorize the participants to take such action. Additionally, in such case, the participants would authorize beneficial owners through such participants to take such action or would otherwise take such action upon the instructions of beneficial owners owning through them.

We will make payments of principal, premium, if any, and interest (including contingent and additional interest, if any) on the 2029 notes represented by the global note registered in the name of and held by DTC or its nominee to DTC or its nominee, as the case may be, as the registered owner and holder of the global note. Neither we, the trustee nor any paying agent will have any responsibility or liability for any aspect of the records relating to or payments made on account of beneficial interests in the global note or for maintaining, supervising or reviewing any records relating to such beneficial interests.

We expect that DTC or its nominee, upon receipt of any payment of principal, premium, if any, or interest (including contingent and additional interest, if any) on the global note, will credit participants’ accounts with payments in amounts proportionate to their respective beneficial interests in the principal amount of the global note as shown on the records of DTC or its nominee. We also expect that payments by participants or indirect participants to owners of beneficial interests in the global note held through such participants or indirect participants will be governed by standing instructions and customary practices and will be the responsibility of such participants or indirect participants. We will not have any responsibility or liability for any aspect of the records relating to, or payments made on account of, beneficial interests in the global note for any 2029 note or for maintaining, supervising or reviewing any records relating to such beneficial interests or for any other aspect of the relationship between DTC and its participants or indirect participants or the relationship between such participants or indirect participants and the owners of beneficial interests in the global note owning through such participants.

Transfers between participants in DTC will be effected in the ordinary way in accordance with DTC rules and will be settled in same-day funds.

DTC has advised us that it will take any action permitted to be taken by a holder of 2029 notes only at the direction of one or more participants to whose account the DTC interests in the global note is credited and only in respect of such portion of the aggregate principal amount of 2029 notes as to which such participant has or participants have given such direction. However, if DTC notifies us that it is unwilling to be a depositary for the global note or ceases to be a clearing agency or there is an event of default under the 2029 notes, DTC will exchange the global note for certificated securities which it will distribute to its participants. In addition, if an event of default has occurred and its continuing, DTC may exchange the global note for certificated securities which it will distribute to its participants. Although DTC is expected to follow the foregoing procedures in order to facilitate transfers of interests in the global note among participants of DTC, it is under no obligation to perform or continue to perform such procedures, and such procedures may be discontinued at any time. Neither we nor the trustee will have any responsibility or liability for the performance by DTC or the participants or indirect participants of their respective obligations under the rules and procedures governing their respective operations.

DESCRIPTION OF CAPITAL STOCK

Authorized Capital Stock

Our authorized capital stock consists of 200,000,000 shares of common stock, $0.01 par value per share, and 25,000,000 shares of preferred stock, $0.01 par value per share, of which 2,070,000 shares have been designated as Series A preferred stock. As of October 21, 2009, there were approximately 52.0 million shares of common stock outstanding (net of treasury shares) held of record by approximately 1,830 stockholders. As of October 21, 2009, there were 76,202 shares of Series A preferred stock outstanding held of record by one stockholder. The following description of our capital stock and provisions of our amended and restated certificate of incorporation and amended and restated by-laws are only summaries, and we encourage you to review complete copies of our amended and restated certificate of incorporation, as amended, and our amended and restated by-laws, which we have filed previously with the SEC. See “Incorporation of Certain Documents by Reference” and “Where You Can Find More Information.”

Common Stock

Holders of our common stock are entitled to receive, as, when and if declared by our board of directors, dividends and other distributions in cash, stock or property from our assets or funds legally available for those purposes subject to any dividend preferences that may be attributable to preferred stock, if any. Holders of common stock are entitled to one vote for each share held of record on all matters on which stockholders may vote. Holders of common stock are not entitled to cumulative voting for the election of directors. There are no preemptive, conversion, redemption or sinking fund provisions applicable to our common stock. In the event of our liquidation, dissolution or winding up, holders of common stock are entitled to share ratably in the assets available for distribution, subject to any prior rights of any holders of preferred stock, if any, then outstanding.

Preferred Stock

Our amended and restated certificate of incorporation, as amended, authorizes our board of directors, without any vote or action by the holders of common stock, to issue up to 25,000,000 shares of preferred stock from time to time in one or more series. Our board of directors is authorized to determine the number of shares and designation of any additional series of preferred stock and the dividend rights, dividend rate, conversion rights and terms, voting rights, redemption rights and terms, liquidation preferences, sinking fund terms and other rights, preferences, privileges and restrictions of any series of preferred stock. Issuances of preferred stock would be subject to the applicable rules of the New York Stock Exchange or other organizations on whose systems the preferred stock may then be quoted or listed. Depending upon the terms of preferred stock established by our board of directors, any or all series of preferred stock could have preferences over the common stock with respect to dividends and other distributions and upon liquidation. Issuance of any such shares with voting powers, or issuance of additional shares of common stock, would dilute the voting power of the outstanding common stock.

We believe that the availability of our preferred stock, in each case issuable in series, and additional shares of common stock could facilitate certain financings and acquisitions and provide a means for meeting other corporate needs which might arise. The authorized shares of our preferred stock, as well as authorized but unissued shares of common stock will be available for issuance without further action by our stockholders, unless stockholder action is required by applicable law or the rules of any stock exchange on which any series of our capital stock may then be listed.

These provisions give our board of directors the power to approve the issuance of a series of preferred stock, or an additional series of common stock, that could, depending on its terms, either impede or facilitate the completion of a merger, tender offer or other takeover attempt. For example, the issuance of new shares of preferred stock might impede a business combination if the terms of those shares include voting rights which would enable a holder to block business combinations. Also, the issuance of new shares might facilitate a business combination if those shares have general voting rights sufficient to cause an applicable percentage vote requirement to be satisfied.

Series A Preferred Stock

Ranking

The Series A preferred stock ranks senior to all of our “junior stock,” which is our common stock, and each other class or series of our capital stock that has terms which do not expressly provide that such class or series will rank senior to or on parity with the Series A preferred stock.

Dividends

Dividends accrue on the Series A preferred stock at the rate of 5.75% per year and are payable quarterly in arrears on February 24, May 24, August 24 and November 24 of each year. Dividends are payable in cash, shares of our common stock, or a combination of cash and common stock. If we do not pay a dividend on a dividend payment date, then, until all accumulated dividends have been declared and paid or declared and set apart for payment, we may not take any of the following actions with respect to any of our junior stock:

•	declare or pay any dividend or make any distribution of assets on any junior stock, except that we may pay dividends in shares of our junior stock and pay cash in lieu of fractional shares in connection with any such dividend; or

•	subject to certain exceptions, redeem, purchase or otherwise acquire any junior stock.

Liquidation Preference

Upon our voluntary or involuntary liquidation, dissolution or winding-up, each holder of shares of Series A preferred stock will be entitled to payment, out of our assets legally available for distribution, of an amount equal to the liquidation preference, initially $50.00 per share, plus an amount equal to all accrued and unpaid and accumulated dividends on those shares to, but excluding, the date of liquidation, dissolution or winding-up, before any distribution is made on any junior stock, including our common stock. If the amounts payable with respect to shares of Series A preferred stock and all other parity stock are not paid in full, the holders of shares of Series A preferred stock and the holders of the parity stock will share equally and ratably in any distribution of our assets in proportion to the full liquidation preference and the amount equal to all accrued and unpaid and accumulated dividends to which each such holder is entitled. Neither the voluntary sale, conveyance, exchange or transfer, for cash, shares of stock, securities or other consideration, of all or substantially all of our property or assets nor our consolidation, merger or amalgamation with or into any other entity, or the consolidation, merger or amalgamation of any other entity with or into us will be deemed to be our voluntary or involuntary liquidation, dissolution or winding-up.

Voting Rights

Holders of the Series A preferred stock are not entitled to any voting rights except as required by law and as set forth in this section. So long as any shares of Series A preferred stock remain outstanding, we shall not, without the consent of the holders of at least two-thirds of the shares of Series A preferred stock outstanding at the time:

•	issue shares of or increase the authorized number of shares of any senior stock; or

•	amend our amended and restated certificate of incorporation or the resolutions contained in the certificate of designations, whether by merger, consolidation or otherwise, if the amendment would alter or change any power, preference or special right of the outstanding Series A preferred stock in any manner materially adverse to the interests of the holders thereof.

Notwithstanding the foregoing, any increase in the authorized number of shares of common stock or Series A preferred stock or the authorization and issuance of junior stock or other parity stock, including those with voting or redemption rights that are different than the voting or redemption rights of the Series A preferred stock, shall not be deemed to be an amendment that alters or changes such powers, preferences or special rights in any manner materially adverse to the interests of the holders of the Series A preferred stock.

If and whenever six full quarterly dividends, whether or not consecutive, payable on the Series A preferred stock are not paid, the number of directors constituting our board of directors will be increased by two and the holders of the Series A preferred stock, voting together as a single class, will be entitled to elect those additional directors. In the event of such a non-payment, any holder of the Series A preferred stock may request that we call a special meeting of the holders of Series A preferred stock for the purpose of electing the additional directors and we must call such meeting within 20 days of request. If we fail to call such a meeting upon request, then any holder of Series A preferred stock can call such a meeting. If all accumulated dividends on the Series A preferred stock have been paid in full and dividends for the current quarterly dividend period have been paid, the holders of our Series A preferred stock will no longer have the right to vote on directors and the term of office of each director so elected will terminate and the number of our directors will, without further action, be reduced by two.

In any case where the holders of our Series A preferred stock are entitled to vote, each holder of our Series A preferred stock will be entitled to one vote for each share of Series A preferred stock.

Number of Directors; Removal; Vacancies

The amended and restated certificate of incorporation and the amended and restated by-laws provide that the number of directors shall not be less than three nor more than nine and shall be determined from time to time exclusively by a vote of a majority of our board of directors then in office. The amended and restated certificate of incorporation also provides that our board of directors shall have the exclusive right to fill vacancies, including vacancies created by expansion of our board of directors. Furthermore, except as may be provided in a resolution or resolutions of our board of directors providing for any class or series of preferred stock with respect to any directors elected by the holders of such class or series, directors may be removed by our stockholders only for cause and only by the affirmative vote of at least 66 2/3% of the voting power of all of the shares of our capital stock then entitled to vote generally in the election of directors, voting together as a single class. These provisions, in conjunction with the provision of the amended and restated certificate of incorporation authorizing our board of directors to fill vacant directorships, could prevent stockholders from removing incumbent directors without cause and filling the resulting vacancies with their own nominees.

Under our amended and restated certificate of incorporation, our board of directors is divided into three classes serving staggered three-year terms. Each class is to be as nearly equal in number as reasonably possible. The term of our Class I director will next expire at our 2010 annual meeting of stockholders, the term of our Class II directors will next expire at our 2011 annual meeting of stockholders, and the term of our Class III directors will next expire at our 2012 annual meeting of stockholders. Directors elected to succeed directors whose terms have expired have a term of office lasting three years and until their successors are elected and qualified or until their earlier resignation or removal.

No Stockholder Action by Written Consent; Special Meetings

The amended and restated certificate of incorporation provides that, except as may be provided in a resolution or resolutions of our board of directors providing for any class or series of preferred stock, stockholder action can be taken only at an annual or special meeting of stockholders and cannot be taken by written consent in lieu of a meeting. The amended and restated certificate of incorporation also provides that special meetings of the stockholders can only be called pursuant to a resolution approved by a majority of our board of directors then in office. Stockholders are not permitted to call a special meeting of stockholders.

Advance Notice for Raising Business or Making Nominations at Meetings

The amended and restated by-laws establish an advance notice procedure for stockholder proposals to be brought before a meeting of our stockholders and for nominations by stockholders of candidates for election as directors at an annual meeting or a special meeting at which directors are to be elected. Subject to any other applicable requirements, including, without limitation, Rule 14a-8 under the Exchange Act, only such business may be conducted at a meeting of stockholders as has been brought before the meeting by, or at the direction of, our board of directors, or by a stockholder who has given to our secretary timely written notice, in proper form, of the stockholder’s intention to bring that business before the meeting. The presiding officer at such meeting has the authority to make such determinations. Only persons who are nominated by, or at the direction of, our board of directors, or who are nominated by a stockholder who has given timely written notice, in proper form, to the Secretary prior to a meeting at which directors are to be elected will be eligible for election as directors.

To be timely, notice of nominations or other business to be brought before an annual meeting must be received by our Secretary at our principal executive offices no later than 60 days prior to the date of such annual meeting. Similarly, notice of nominations or other business to be brought before a special meeting must be delivered to our Secretary at the principal executive office no later than the close of business on the 15th day following the day on which notice of the date of a special meeting of stockholders was given. The notice of any nomination for election as a director must set forth:

•	the name, date of birth, business and residence address of the person or persons to be nominated;

•	the business experience during the past five years of such person or persons; including his or her principal occupations and employment during such period, the name and principal business of any corporation or other organization in which such occupations and employment were carried on, and such other information as to the nature of his or her responsibilities and level of professional competence as may be sufficient to permit assessment of his or her prior business experience;

•	a description of all direct and indirect compensation and other material monetary and non-monetary agreements, arrangements and understandings during the past three years, and any other material relationships, between or among the stockholder submitting the nomination notice and any stockholder associated person acting in concert with such person, on the one hand, and each proposed nominee and any stockholder associated person acting in concert with such nominee, on the other hand, including, without limitation, all information that would be required to be disclosed pursuant to Item 404 promulgated under Regulation S-K if the nominating stockholder and any beneficial owner on whose behalf the nomination is made, if any, or any stockholder associated person acting in concert therewith, were the “registrant” for purposes of such Item and the nominee were a director or executive officer of such registrant;

•	whether such person or persons are or have ever been at any time directors, officers or owners of 5% or more of any class of capital stock, partnership interest or other equity interest of any corporation, partnership or other entity;

•	any directorships held by such person or persons in any company with a class of securities registered pursuant to Section 12 of the Exchange Act or subject to the requirements of Section 15(d) of the Exchange Act or any company registered as an investment company under the Investment Company Act of 1940, as amended;

•	whether, in the last five years, such person or persons are or have been convicted in a criminal proceeding or have been subject to a judgment, order, finding or decree of any federal, state or other governmental entity, concerning any violation of federal, state or other law, or any proceeding in bankruptcy, which conviction, order, finding, decree or proceeding may be material to an evaluation of the ability or integrity of the nominee;

•	any other information relating to such person or persons that would be required to be disclosed in a proxy statement or other filings required to be made in connection with solicitations of proxies for election of directors in a contested election pursuant to Section 14 of the Exchange Act and the rules and regulations promulgated thereunder; and

•	the consent of each such person to be named in a proxy statement as a nominee and to serve as a director if elected.

The person submitting the notice of nomination, and any person acting in concert with such person, must provide their names and business addresses, the name and address under which they appear on our books (if they so appear), and the class and number of shares of our capital stock that are beneficially owned by them.

Amendment of the Amended and Restated Certificate of Incorporation

Any proposal to amend, alter, change or repeal any provision of the amended and restated certificate of incorporation, except as may be provided in a resolution or resolutions of our board of directors providing for any class or series of preferred stock and which relate to such class or series of preferred stock, requires approval by the affirmative vote of both a majority of the members of our board of directors then in office and a majority vote of the voting power of all of the shares of our capital stock entitled to vote generally in the election of directors, voting together as a single class. Notwithstanding the foregoing, any proposal to amend, alter, change or repeal the provisions of the amended and restated certificate of incorporation relating to:

•	the classification of our board of directors;

•	the removal of directors;

•	the prohibition of stockholder action by written consent or stockholder calls for special meetings;

•	the amendment of amended and restated by-laws; or

•	the amendment of the amended and restated certificate of incorporation requires approval by the affirmative vote of 66 2/3% of the voting power of all of the shares of our capital stock entitled to vote generally in the election of directors, voting together as a single class.

Amendment of the Amended and Restated By-Laws

The amended and restated certificate of incorporation provides that our board of directors or the holders of at least 66 2/3% of the voting power of all shares of our capital stock then entitled to vote generally in the election of directors, voting together as a single class, have the power to amend or repeal our amended and restated by-laws.

Delaware Law and Certain Charter and Bylaw Provisions; Anti-Takeover Measures

We are governed by the provisions of Section 203 of the Delaware General Corporation Law, which defines a person who owns 15% or more of a Delaware corporation’s voting stock, or is an affiliate of a Delaware corporation and within the last three years, was the owner of 15% or more of such Delaware corporation’s voting stock, as an “interested stockholder.” Section 203 prohibits a public Delaware corporation from engaging in a business combination with an interested stockholder for a period commencing three years from the date in which the person became an interested stockholder, unless:

•	the board of directors approved the transaction which resulted in the stockholder becoming an interested stockholder;

•	upon consummation of the transaction which resulted in the stockholder becoming an interested stockholder, the interested stockholder owned at least 85% of the voting stock of the corporation (excluding shares owned by officers, directors, or certain employee stock purchase plans); or

•	at or subsequent to the time the transaction is approved by the board of directors, there is an affirmative vote of at least 66 2/3% of the outstanding voting stock not owned by the interested stockholder approving the transaction.

Section 203 could prohibit or delay mergers or other takeover attempts against us, and accordingly, may discourage attempts to acquire us through a tender offer, proxy contest or otherwise.

Certain provisions in our amended and restated certificate of incorporation and amended and restated by-laws could make it harder for someone to acquire us through a tender offer, proxy contest or otherwise. For a description of such provisions, see “— Preferred Stock,” “— Series A Preferred Stock — Voting Rights,” “— Number of Directors; Removal; Vacancies,” “— No Stockholder Action by Written Consent; Special Meetings,” “— Advance Notice for Raising Business or Making Nominations at Meetings,” “— Amendment

of the Amended and Restated Certificate of Incorporation” and “— Amendment of the Amended and Restated By-Laws.”

Transfer Agent and Registrar

The transfer agent and registrar for our common stock and our Series A preferred stock is Computershare.

COMPARISON OF THE 2029 NOTES TO THE 2012 NOTES

The following description is a comparison of the material terms and provisions of the 2029 notes and the 2012 notes. This description does not purport to be complete and is qualified in its entirety by express reference to the respective indentures governing each of the 2029 notes and the 2012 notes, copies of which have been filed with the SEC as exhibits to the registration statement of which this prospectus forms a part and are available as described under “Where You Can Find More Information.”

	2029 Notes	2012 Notes

Issuer	General Cable Corporation	General Cable Corporation

Aggregate Principal Amount Outstanding Immediately Prior to the Exchange Offer	None.	$475.0 million.

Denominations of Issuance	Minimum denomination of $1,000 and integral multiples thereof.	Minimum denomination of $1,000 and integral multiples thereof.

Interest Rate	The 2029 notes bear cash interest at the rate of 4.50% per year until November 15, 2019 and thereafter until maturity bear cash interest at the rate of 2.25% per year. Interest on the 2029 notes will be payable semi-annually in arrears on May 15 and November 15 of each year, commencing on May 15, 2010.	The 2012 notes bear cash interest at the rate of 1.00% per year. Interest on the 2012 notes is payable semi-annually in arrears on April 15 and October 15 of each year.

Contingent Interest	Beginning with the six-month period commencing on November 15, 2019, we will pay contingent interest in cash during any six-month interest period if the trading price of the 2029 notes for each of the five trading days ending on the second trading day immediately preceding the first day of the applicable six-month interest period equals or exceeds 120% of the principal amount of the 2029 notes. During any interest period when contingent interest is payable, the contingent interest will equal 0.50% of the average trading price of $1,000 in principal amount of the 2029 notes during the five trading days ending on the second trading day immediately preceding the first day of the applicable six-month interest period.	None.

Maturity	The 2029 notes will mature on November 15, 2029 unless earlier converted, redeemed or repurchased.	The maturity date of the 2012 notes is October 15, 2012, unless earlier converted or repurchased.

	2029 Notes	2012 Notes

Guarantees	None.	The 2012 notes are fully and unconditionally guaranteed, jointly and severally, on an unsecured senior basis, by each of our subsidiaries that is a borrower or a guarantor under any U.S. senior credit facility (as defined in the 2012 note indenture), our 2013 notes, our 2015 notes or our 2017 notes.

Ranking	The 2029 notes will be unsecured obligations subordinated in right of payment to our existing and future senior debt, effectively subordinated to all of our secured indebtedness to the extent of the value of the assets securing such indebtedness and effectively subordinated in right of payment to all indebtedness and other liabilities of our subsidiaries, including trade payables.	The 2012 notes and the related guarantees are our and our guarantors’ unsecured senior obligations and: (i) rank equally in right of payment with all of our and our guarantors’ existing and future senior indebtedness; (ii) are senior in right of payment to any of our and our guarantors’ existing and future subordinated indebtedness; (iii) are effectively subordinated to all of our and our guarantors’ existing and any future secured indebtedness, to the extent of the value of the assets securing such indebtedness; and (iv) are effectively subordinated to all existing and future indebtedness and other liabilities, including trade payables, of our subsidiaries that do not guarantee the 2012 notes.

Conversion rights
Holders may convert their 2029 notes prior to the close of business on the trading day before November 15, 2029, the maturity date of the 2029 notes, based on the applicable conversion rate only under the following circumstances:

•   during any calendar quarter commencing after March 31, 2010, if the closing price of our common stock for at least 20 trading days in the 30 consecutive trading days ending on the last trading day of the immediately preceding calendar quarter is more than 130% of the conversion price per share;

Holders may convert their 2012 notes prior to the close of business on the business day before October 15, 2012, the maturity date of the 2012 notes, based on the applicable conversion rate only under the following circumstances:

•   during any calendar quarter, if the closing price of our common stock for at least 20 trading days in the 30 consecutive trading days ending on the last trading day of the immediately preceding calendar quarter is more than 130% of the conversion price per share;

2029 Notes	2012 Notes

•   during the five business day period after any period of five consecutive trading days in which the trading price per $1,000 principal amount of 2029 notes for each day of that period was less than 98% of the product of the closing price of our common stock for each day of that period and the then applicable conversion rate;
• during the five business day period after any period of five consecutive trading days in which the trading price per $1,000 principal amount of 2012 notes for each day of that period was less than 98% of the product of the closing price of our common stock for each day of that period and the then applicable conversion rate;

•   if specified distributions to holders of our common stock are made;

•   if we are a party to any transaction or event (including any consolidation or merger) pursuant to which all or substantially all shares of our common stock would be converted into cash, securities or other property;

•   at any time beginning 15 days before the anticipated effective date of a fundamental change and until the trading day prior to the fundamental change purchase date, if a fundamental change, as defined in the 2029 note indenture, occurs;

•   if we elect to redeem 2029 notes, such 2029 notes to be redeemed may be converted, in whole or in part, at any time from the date notice of redemption is given by us to holders until the close of business on the trading day immediately preceding the redemption date; or

•   at any time beginning on August 31, 2029 and ending at the close of business on the trading day immediately preceding the November 15, 2029 maturity date.
• if specified distributions to holders of our common stock are made;

•   if we are a party to any transaction or event (including any consolidation or merger) pursuant to which all or substantially all shares of our common stock would be converted into cash, securities or other property;

•   at any time beginning 15 days before the anticipated effective date of a fundamental change and until the trading day prior to the fundamental change purchase date, if a fundamental change, as defined in the 2012 note indenture, occurs; or

• at any time beginning on September 15, 2012 and ending at the close of business on the business day immediately preceding the October 15, 2012 maturity date.

	2029 Notes	2012 Notes

Conversion Price and Conversion Rate
Subject to the conditions to conversion being satisfied, the 2029 notes will be convertible into cash and, in certain circumstances, shares of our common stock. The initial conversion price of the 2029 notes will equal 122.5% of the average VWAP, rounded to four decimal places; provided that in no event will the initial conversion price be less than $36.75. The initial conversion rate of the 2029 notes will be specified in the 2029 note indenture, and will equal $1,000 divided by the initial conversion price, rounded to four decimal places. In no event will the initial conversion rate exceed 27.2109 shares of our common stock per $1,000 principal amount of 2029 notes.

The conversion rate, and thus the conversion price, may be adjusted under certain circumstances.

Subject to the conditions to conversion being satisfied, the 2012 notes are convertible into cash and, in certain circumstances, shares of our common stock pursuant to the terms of the indenture governing the 2012 notes. The conversion rate of the 2012 notes is 11.9142 shares of common stock per $1,000 principal amount of 2012 notes. This is equivalent to a conversion price of approximately $83.93 per share of common stock.

The conversion rate, and thus the conversion price, may be adjusted under certain circumstances.

	2029 Notes	2012 Notes

Adjustment to Conversion Rate upon Certain Change of Control Transactions
If a holder elects to convert its 2029 notes in connection with certain change of control transactions occurring on or before the maturity date that constitute a make whole transaction, we will pay a make whole premium on 2029 notes converted in connection with such transactions by increasing the conversion rate applicable to the 2029 notes. Any make whole premium will have the effect of increasing the amount of any cash, securities or other assets otherwise due to the holders of 2029 notes upon conversion.

Any increase in the applicable conversion rate will be determined by reference to a matrix applicable to the 2029 notes and is based on the date on which such make whole transaction becomes effective and the price paid, or deemed paid, per share of our common stock in such make whole transaction.

If the holders of our common stock receive only cash in the make whole transaction, the stock price shall be the cash amount paid per share of common stock. Otherwise, the stock price shall be the average of the closing sale prices of our common stock for each of the ten consecutive trading days prior to, but excluding, the effective date.

If a holder elects to convert its 2012 notes in connection with certain change of control transactions occurring on or before the maturity date, we will pay a make whole premium on 2012 notes converted in connection with such transactions by increasing the conversion rate applicable to the 2012 notes. Any make whole premium will have the effect of increasing the amount of any cash, securities or other assets otherwise due to the holders of 2012 notes upon conversion.

Any increase in the applicable conversion rate will be determined by reference to a matrix applicable to the 2012 notes and is based on the date on which such change of control transaction becomes effective and the price paid, or deemed paid, per share of our common stock in such transaction.

If the holders of our common stock receive only cash in the change of control transaction, the stock price shall be the cash amount paid per share of common stock. Otherwise, the stock price shall be the average of the closing sale prices of our common stock for each of the ten consecutive trading days prior to, but excluding, the effective date.

	2029 Notes	2012 Notes

Optional Redemption
The 2029 notes will be subject to redemption for cash by us at any time on or after November 15, 2019, in whole or in part, at a redemption price equal to 100% of the principal amount of the 2029 notes, plus accrued and unpaid interest (including contingent and additional interest, if any) to, but not including, the redemption date if the last reported sale price of our common stock has been at least 150% of the conversion price then in effect for at least 20 trading days during the 30 consecutive trading day period immediately preceding the date on which we provide notice of redemption.

The 2029 notes will also be subject to redemption for cash by us at any time on or prior to November 15, 2010, in whole or in part, if a tax triggering event (as defined in this prospectus) has occurred, at a redemption price equal to (i) 101.5% of the principal amount thereof, plus, (ii) if the redemption conversion value (as defined in this prospectus) as of the redemption date of the 2029 notes being redeemed exceeds their initial conversion value (as defined in this prospectus), 95% of the amount determined by subtracting the initial conversion value of such 2029 notes from their redemption conversion value as of the redemption date, plus (iii) accrued and unpaid interest (including additional interest, if any) to, but excluding, the redemption date.
The 2012 notes are not subject to redemption.

	2029 Notes	2012 Notes

Purchase of Notes by Us for Cash at the Option of Holders Upon a Fundamental Change
In the event of a fundamental change, as defined in the 2029 note indenture, each holder of 2029 notes will have the right to require us to purchase for cash all of such holder’s 2029 notes, or any portion thereof, in integral multiples of $1,000, on the date, referred to as the fundamental change purchase date, that is 30 business days after the later of the effective date of the fundamental change and the date we give notice of the fundamental change.

The purchase price to be paid to holders of 2029 notes exercising this purchase right is equal to 100% of the principal amount of the 2029 notes to be purchased, plus accrued and unpaid interest (including contingent and additional interest), if any, to, but excluding, the fundamental change purchase date. If such fundamental change purchase date is after a record date but prior to an interest payment date, however, then the interest payable on such interest payment date will be paid to the holder of record of the 2029 notes on the relevant regular record date.

In the event of a fundamental change, as defined in the 2012 note indenture, each holder of 2012 notes will have the right to require us to purchase for cash all of such holder’s 2012 notes, or any portion thereof, in integral multiples of $1,000, on the date that is 30 business days after the later of the effective date of the fundamental change and the date we give notice of the fundamental change.

The purchase price to be paid to holders of 2012 notes exercising this purchase right is equal to 100% of the principal amount of the 2012 notes to be purchased, plus accrued and unpaid interest, if any, to, but excluding, the fundamental change purchase date. If such fundamental change purchase date is after a record date but prior to an interest payment date, however, then the interest payable on such interest payment date will be paid to the holder of record of the 2012 notes on the relevant regular record date.

Events of Default	If an event of default under the indenture governing the 2029 notes occurs, the principal amount of the 2029 notes, plus premium, if any, and accrued and unpaid interest (including contingent and additional interest), if any, may be declared immediately due and payable, subject to certain conditions set forth in the 2029 note indenture. These amounts automatically become due and payable in the case of certain types of bankruptcy, insolvency or reorganization events of default involving us or our significant subsidiaries.	If an event of default under the indenture governing the 2012 notes occurs, the principal amount of the 2012 notes, plus premium, if any, and accrued and unpaid interest, if any, may be declared immediately due and payable, subject to certain conditions set forth in the 2012 note indenture. These amounts automatically become due and payable in the case of certain types of bankruptcy, insolvency or reorganization events of default involving us or our significant subsidiaries.

Trading	We do not intend to list the 2029 notes on any national securities exchange or to arrange for the quotation of the 2029 notes on any automated quotation system.	The 2012 notes are not listed on any national securities exchange or quoted on any automated quotation system.

MATERIAL U.S. FEDERAL INCOME TAX CONSIDERATIONS

The following is a summary of the material U.S. federal income tax consequences to holders of 2012 notes in the exchange offer and the acquisition, ownership and disposition of the 2029 notes and, where noted, the common stock into which the 2029 notes are convertible. It is based on provisions of the U.S. Internal Revenue Code of 1986, as amended, or the Code, existing and proposed Treasury regulations promulgated thereunder, or the Treasury Regulations, and administrative and judicial interpretations thereof, all as of the date hereof and all of which are subject to change or differing interpretations, possibly on a retroactive basis. No ruling from the Internal Revenue Service, or the IRS, has been or is expected to be sought with respect to any aspect of the transactions described herein. The following discussion relates only to 2012 notes, 2029 notes received in the exchange offer and, where noted, common stock received upon conversion of a 2029 note that is held by holders who hold such 2012 notes, 2029 notes, and common stock as capital assets. This summary does not address all of the tax consequences that may be relevant to particular holders in light of their particular circumstances, or to certain types of holders such as banks and other financial institutions, certain expatriates, real estate investment trusts, regulated investment companies, insurance companies, tax-exempt organizations, partnerships or other pass-through entities, dealers in securities, brokers, persons who have hedged the interest rate on the 2012 notes or who hedge the interest rate on the 2029 notes, traders in securities that elect to use a mark-to-market method of accounting for their securities holdings, U.S. persons, as defined by the Code, whose functional currency is not the U.S. dollar, or persons who hold the 2012 notes, 2029 notes or common stock as part of a “straddle,” “hedge” or “conversion transaction.” In addition, this summary does not include any description of the U.S. federal alternative minimum tax or estate and gift tax consequences, or the consequences under any state, local or non-U.S. tax that may be applicable to a particular holder.

For purposes of this summary, a “U.S. Holder” is a beneficial owner of a 2012 note, a 2029 note or our common stock that is, for U.S. federal income tax purposes:

•	an individual citizen or resident of the United States;

•	a corporation (or an entity treated as a corporation for U.S. federal income tax purposes) that is organized under the laws of the United States or any political subdivision thereof;

•	an estate, the income of which is subject to U.S. federal income tax without regard to its source; or

•	a trust if:

•	a court within the United States is able to exercise primary supervision over the administration of the trust and one or more U.S. persons have the authority to control all substantial decisions of the trust, or

•	the trust has made a valid election to be treated as a U.S. person.

A “non-U.S. Holder” is a beneficial owner of a 2012 note, a 2029 note or our common stock that is neither a U.S. Holder nor an entity or arrangement treated as a partnership for U.S. federal income tax purposes.

If a partnership (including for this purpose any entity or arrangement treated as a partnership for U.S. federal income tax purposes) is a beneficial owner of a 2012 note, a 2029 note or our common stock, the treatment of a partner in the partnership will generally depend upon the status of the partner and upon the activities of the partnership. Partnerships and partners in such partnerships should consult their tax advisors about the U.S. federal income tax consequences of owning and disposing of the 2012 notes, the 2029 notes and our common stock.

HOLDERS ARE URGED TO CONSULT THEIR OWN TAX ADVISORS WITH RESPECT TO THE PARTICULAR U.S. FEDERAL INCOME TAX CONSEQUENCES TO THEM OF THE CONSUMMATION OF THE EXCHANGE OFFER, INCLUDING THE ACQUISITION, OWNERSHIP AND DISPOSITION OF THE 2029 NOTES AND COMMON STOCK INTO WHICH THE 2029 NOTES ARE CONVERTIBLE AS WELL AS THE TAX CONSEQUENCES UNDER STATE, LOCAL AND NON-U.S. TAX AND OTHER

U.S. FEDERAL TAX LAWS AND THE POSSIBLE EFFECTS OF CHANGES IN TAX LAWS BEFORE DETERMINING WHETHER TO PARTICIPATE IN THE EXCHANGE OFFER.

Classification of the 2029 Notes

Under the indenture governing the 2029 notes, we and each holder of the 2029 notes agree, for U.S. federal income tax purposes, to treat the 2029 notes as indebtedness that is subject to the regulations governing contingent payment debt instruments, or the contingent debt regulations, in the manner described below. However, the application of the contingent debt regulations to instruments such as the 2029 notes is uncertain in several respects, and no rulings have been sought from the IRS or a court with respect to any of the tax consequences discussed below. Any differing treatment could affect the amount, timing, and character of income, gain, or loss in respect of an investment in the 2029 notes. For example, a holder might be required to accrue original issue discount at a lower rate, might not recognize income, gain, or loss upon conversion of the 2029 notes to the extent of common stock received, and might recognize capital gain or loss upon a taxable disposition of its 2029 notes.

Except as otherwise noted below, the remainder of this discussion assumes that the 2029 notes will be treated as indebtedness subject to the contingent debt regulations and does not address any possible differing treatments of the 2029 notes. Holders should consult their tax advisors regarding the tax treatment of holding the 2029 notes.

U.S. Federal Income Tax Consequences to Exchanging U.S. Holders

The Exchange of 2012 Notes for 2029 Notes

We intend to take the position, although the matter is not free from doubt, that the exchange of 2012 notes for 2029 notes will constitute a recapitalization for U.S. federal income tax purposes. Whether such exchange qualifies as a recapitalization to a holder depends upon, among other things, whether the 2012 notes and 2029 notes constitute “securities” for U.S. federal income tax purposes. The rules for determining whether debt instruments such as the 2012 notes and 2029 notes are securities are unclear. The term “security” is not defined in the Code or Treasury Regulations and has not been clearly defined by judicial decisions. The determination of whether a debt instrument is a security requires an overall evaluation of the nature of the debt instrument, with the term of the instrument typically regarded as one of the most significant factors. In this regard, debt instruments with a term of ten years or more generally have qualified as securities, whereas debt instruments with a term of less than five years generally have not qualified as securities. Because the 2012 notes have a term of more than five years but less than ten years, it is unclear whether they will qualify as securities. We believe and intend to take the position that the 2012 notes and the 2029 notes will be treated as securities.

Unless clearly stated to the contrary, the remainder of this discussion assumes that the exchange will be a recapitalization and that the 2012 notes and 2029 notes qualify as securities for U.S. federal income tax purposes. If the IRS were successful in asserting any contrary position, it could impact the amount, timing or character of the income, gain or loss you recognize with respect to the exchange or your ownership of the 2029 notes.

If the exchange of 2012 notes for 2029 notes is treated as a recapitalization for U.S. federal income tax purposes, you should not recognize taxable gain or loss as a result of the exchange, except that you will recognize gain in an amount equal to the lesser of: (i) the excess, if any, of the issue price (as described below) of the 2029 notes received in the exchange over your adjusted tax basis in your 2012 notes, and (ii) the fair market value of the principal amount of the 2029 notes you receive over the principal amount of the 2012 notes that you surrender in exchange therefor (such excess, if any, is referred to herein as the “excess principal amount”). For purposes of determining the amount of gain recognized as a result of the exchange, the rules regarding the determination of the principal amount of the 2029 notes and 2012 notes are uncertain and complex. You should consult your tax advisor regarding the determination of the principal amount of the 2029 notes that you receive in the exchange offer and the 2012 notes that you surrender in exchange therefor for purposes of determining the amount (if any) of gain you would recognize as a result of the exchange. Except as discussed below, any recognized gain would generally be treated as capital gain and would be long-term capital gain if you held the 2012 notes for more than one year. If, however, you purchased the 2012 notes at a market discount, any gain recognized would be treated as ordinary income to the extent of the market discount on the 2012 notes exchanged that accrued during your period of ownership, unless you previously elected to include market discount in income as it accrued for U.S. federal income tax purposes. A 2012 note generally will be considered to have been acquired with market discount if the stated principal amount of the 2012 notes at the time of the acquisition exceeded the holder’s initial tax basis in the 2012 notes (generally, its cost) by more than a statutory de minimis amount. Market discount accrues on a ratable basis unless a holder elects to accrue market discount using a constant-yield method.

Your adjusted tax basis in a 2012 note should generally equal the price you paid for the 2012 note, increased by market discount, if any, previously included in income and reduced by any bond premium previously amortized. Your aggregate initial tax basis in the 2029 notes received in the exchange should equal your adjusted tax basis in the 2012 notes that you exchanged, increased by the amount of any gain you recognize on the exchange. Your holding period for the 2029 notes (other than the portion of 2029 notes that constitute the excess principal amount described above) should include your holding period in the 2012 notes exchanged therefor.

The 2029 notes received in the exchange offer that are treated as comprising the excess principal amount, if any, will have an initial tax basis equal to their fair market value, and you will have a new holding period in such 2029 notes.

If the 2029 notes are considered to be “publicly traded” property, as defined by the Treasury Regulations, the “issue price” of the 2029 notes will be equal to their fair market value on the date of the exchange. The 2029 notes will generally be considered to be “publicly traded” property if, at any time during the 60-day period ending 30 days after the date of the exchange, they appear on a system of general circulation that provides a reasonable basis to determine the fair market value of 2029 notes by disseminating either (i) recent price quotations (including rates, yields, or other pricing information) of one or more identified brokers, dealers or traders or (ii) actual prices (including rates, yields, or other pricing information) of recent sales transactions. We believe that the 2029 notes will be considered “publicly traded” for these purposes, and, thus, that the issue price of the 2029 notes will be their fair market value on the date of the exchange. The rules regarding the determination of issue price are complex and highly detailed, however, and you should consult your tax advisor regarding the determination of the issue price of the 2029 notes.

The IRS could take positions with respect to the characterization of the exchange contrary to those described in the foregoing summary. For example, if either the 2029 notes or 2012 notes were not treated as securities, your exchange would not qualify as a recapitalization and you would generally recognize gain or loss with respect to your 2012 notes being exchanged equal to the difference between: (i) the issue price of the 2029 notes received and (ii) your adjusted tax basis in the 2012 notes. Any such gain would generally be treated as capital gain (subject to the potential application of the market discount rules as described above), and any such loss would generally be treated as capital loss. The deductibility of capital losses is subject to limitations.

Regardless of whether the exchange of 2012 notes for 2029 notes qualifies as a recapitalization, any amount received by you that is attributable to accrued and unpaid interest on the 2012 notes will be taxable as interest income if such amount had not been included previously in your gross income for U.S. federal income tax purposes.

Ownership of the 2029 Notes

Accrual of Interest

Under the contingent debt regulations, actual cash payments on the 2029 notes, including payments of contingent interest, if any, will not be reported separately as taxable income, but will be taken into account under such regulations. As discussed more fully below, the effect of these contingent debt regulations will be to:

•	require you, regardless of your usual method of tax accounting, to use the accrual method with respect to the 2029 notes;

•	require you to accrue original issue discount at the comparable yield (as described below), which will be substantially in excess of interest payments actually received by you; and

•	generally result in ordinary, rather than capital, treatment of any gain, and to some extent loss, on the sale, exchange, repurchase or redemption of the 2029 notes.

Subject to the adjustments described below under “— Adjustments to Interest Accruals and Projected Payments on the 2029 Notes,” you will be required to accrue an amount of original issue discount for U.S. federal income tax purposes for each accrual period prior to and including the maturity date of the 2029 notes equal to:

•	the product of: (i) the adjusted issue price (as defined below) of the 2029 notes as of the beginning of the accrual period, and (ii) the comparable yield (as defined below) of the 2029 notes, adjusted for the length of the accrual period;

•	divided by the number of days in the accrual period; and

•	multiplied by the number of days during the accrual period that you held the 2029 notes.

The initial issue price of a 2029 note will be determined as described above under the heading “— The Exchange of 2012 Notes for 2029 Notes.” The adjusted issue price of a 2029 note will be its initial issue price increased by any original issue discount previously accrued, determined without regard to any adjustments to original issue discount accruals described below under the heading “— Adjustments to Interest Accruals and Projected Payments on the 2029 Notes,” and decreased by the projected amounts of any payments previously scheduled to be made with respect to the 2029 notes.

As described above, and subject to the adjustments described below under “— Adjustments to Interest Accruals and Projected Payments on the 2029 Notes,” you will be required to include original issue discount in income each year, regardless of your usual method of tax accounting, based on the comparable yield of the 2029 notes. Pursuant to the contingent debt regulations, we must determine the comparable yield of the 2029 notes based on the rate, as of the initial issue date, at which we would issue a fixed-rate, non-convertible debt instrument with no contingent payments but with terms and conditions otherwise similar to the 2029 notes. Accordingly, we have estimated that the comparable yield is an annual rate of 12.5%, compounded semi-annually. This estimate may differ from the comparable yield we determine as of the initial issue date. If the comparable yield were successfully challenged by the IRS, the redetermined yield could be materially greater or less than the comparable yield we have provided.

We are required to furnish to you the comparable yield and, solely for tax purposes, a projected payment schedule that includes the actual interest payments, if any, on the 2029 notes and estimates the amount and timing of contingent interest payments and payment upon maturity on the 2029 notes taking into account the fair market value of the cash and common stock that might be paid upon a conversion of the 2029 notes. You may obtain the comparable yield and the projected payment schedule by submitting a written request for them to us at General Cable Corporation, 4 Tesseneer Drive, Highland Heights, Kentucky 41076-9753, Attention: Chief Financial Officer. By exchanging your 2012 notes for the 2029 notes, you agree in the 2029 note indenture to be bound by our determination of the comparable yield and projected payment schedule.

The comparable yield and the projected payment schedule are not provided for any purpose other than the determination of your original issue discount and adjustments thereof in respect of the 2029 notes and do not constitute a projection or representation regarding the actual or expected amount of the payments on a 2029 note.

Adjustments to Interest Accruals and Projected Payments on the 2029 Notes

If the actual contingent payments made on the 2029 notes differ from the projected contingent payments, adjustments to your original issue discount accruals will be made for the difference. If, during any taxable year, you receive actual payments with respect to the 2029 notes for that taxable year that in the aggregate exceed the total amount of projected payments for the taxable year, you will incur a positive adjustment equal to the amount of such excess. If you receive in a taxable year actual payments with respect to the 2029 notes for the taxable year that in the aggregate are less than the amount of projected payments for that taxable year, you will incur a negative adjustment equal to the amount of such deficit. For these purposes, the payments in a taxable year include the fair market value of our common stock received upon conversion in that year.

If your initial tax basis in your 2029 notes differs from the initial issue price of your 2029 notes (see the discussion above under the heading “— The Exchange of 2012 Notes for 2029 Notes”), you will be required to reasonably allocate such difference to the daily portions of original issue discount that accrue on your 2029 notes or projected payments on your 2029 notes in accordance with the provisions of the contingent debt regulations. Generally, if your adjusted tax basis exceeds the adjusted issue price of your 2029 note, the portion of such excess allocated to a daily portion of original issue discount or projected payment should be treated as a negative adjustment on the date the daily portion accrues or the payment is made. If your adjusted issue price exceeds your adjusted tax basis of your 2029 note, the amount of such excess allocated to a daily portion of original issue discount or projected payment should be treated as a positive adjustment on the date the daily portion accrues or payment is made. On the date of an adjustment described in this paragraph, your adjusted basis in your 2029 note should be reduced by the amount described in this paragraph treated as a negative adjustment and increased by the amount described in this paragraph treated as a positive adjustment.

The amount, if any, by which the total positive adjustments on your 2029 notes in a taxable year exceed total negative adjustments on your 2029 notes in a taxable year will be treated as additional interest for the taxable year. The amount, if any, by which total negative adjustments on your 2029 notes in a taxable year exceed total positive adjustments on your 2029 notes in a taxable year will be treated as follows:

•	first, a net negative adjustment will reduce the amount of original issue discount required to be accrued in the current taxable year;

•	second, any net negative adjustment that exceeds the amount of original issue discount accrued in the current taxable year will be treated as ordinary loss to the extent of your total prior original issue discount inclusions with respect to the 2029 notes, reduced to the extent such prior original issue discount was offset by prior negative adjustments; and

•	third, any excess net negative adjustment will be treated as a regular negative adjustment in the succeeding taxable year.

The rules governing the accrual of interest on the 2029 notes are extremely complex and you should consult your own tax advisors regarding the proper accrual of interest and adjustments thereto under the contingent debt regulations.

Sale, Exchange, Conversion or Redemption

Upon the sale, exchange, conversion or redemption of a 2029 note, you will recognize gain or loss equal to the difference between your amount realized and your adjusted tax basis in the 2029 notes. As a holder of a 2029 note, you agree to treat the cash and fair market value of our common stock that you receive on conversion as a contingent payment. Any gain recognized on a 2029 note generally will be treated as ordinary interest income. Loss from the disposition of a 2029 note will be treated as ordinary loss to the extent of your prior net original issue discount inclusions with respect to the 2029 notes. Any loss in excess of that amount will be treated as capital loss. The deductibility of capital losses is subject to limitations.

Special rules apply in determining the adjusted tax basis of a 2029 note. Your initial tax basis in a 2029 note (as described above under the heading “— The Exchange of 2012 Notes for 2029 Notes”) will be increased by original issue discount (without taking into account any adjustments other than any positive adjustments occurring as a result of a difference between your adjusted tax basis in a 2029 note and the adjusted issue price of a 2029 note) you previously accrued on the 2029 notes. Your tax basis will also be reduced by the projected amount of any payments previously scheduled to be made on the 2029 notes and any negative adjustments occurring as a result of a difference between your adjusted tax basis in a 2029 note and the adjusted issue price of a 2029 note.

Your adjusted tax basis in the common stock received upon conversion of a 2029 note will be equal to the then current fair market value of such common stock. Your holding period for our common stock received will commence on the day following the conversion date.

Given the uncertain tax treatment of instruments such as the 2029 notes, you should contact your tax advisors concerning the tax treatment on conversion of a 2029 note and the ownership of the common stock.

Constructive Distributions

The conversion ratio of the 2029 notes may be adjusted in certain circumstances. Under Section 305(c) of the Code, adjustments (or failures to make adjustments) that have the effect of increasing your proportionate interest in our assets or earnings may in some circumstances result in a deemed distribution to you. Adjustments to the conversion rate made pursuant to a bona fide reasonable adjustment formula that has the effect of preventing the dilution of the interest of the holders of the 2029 notes, however, will generally not be considered to result in a deemed distribution to you. Certain of the possible conversion rate adjustments provided in the 2029 notes (including, without limitation, adjustments in respect of taxable dividends to holders of our common stock and as discussed in “Description of the 2029 Notes — Determination of Make Whole Premium”) will not qualify as being pursuant to a bona fide reasonable adjustment formula. If such adjustments are made, you will be deemed to have received a distribution even though you have not received any cash or property as a result of such adjustments. Any deemed distributions will be taxable as a dividend, return of capital, or capital gain in accordance with the earnings and profits rules under the Code. It is not clear whether a constructive dividend deemed paid to non-corporate holders would be eligible for the current preferential U.S. federal income rates applicable to certain dividends. It is also unclear whether corporate holders would be entitled to claim the dividends received deduction with respect to any such constructive dividends. You should consult your tax advisors concerning the tax treatment of such constructive dividends that you receive.

U.S. Federal Income Tax Consequences to Exchanging Non-U.S. Holders

The following is a summary of the material U.S. federal income tax consequences that will apply to a non-U.S. Holder. Special rules may apply to certain non-U.S. Holders such as “controlled foreign corporations” and “passive foreign investment companies.” Such non-U.S. Holders should consult their own tax advisors to determine the U.S. federal, state, local and other tax consequences that may apply to them.

The Exchange of 2012 Notes for 2029 Notes

Subject to the discussion below with respect to accrued interest, you will not be subject to U.S. federal income tax on any gain recognized in the exchange (as described under “— U.S. Federal Income Tax Consequences to Exchanging U.S. Holders — The Exchange of 2012 Notes for 2029 Notes’), unless:

•	that gain is effectively connected with the conduct of a trade or business in the United States by you (and, if required by an applicable income tax treaty, is attributable to a U.S. permanent establishment or fixed base in the case of an individual); or

•	you are an individual who is present in the United States for 183 days or more in the taxable year of the exchange, and certain other conditions are met.

An individual non-U.S. Holder described in the first bullet point above will be subject to U.S. federal income tax on the net gain derived from the sale at regular graduated U.S. federal income tax rates. An individual non-U.S. Holder described in the second bullet point above will be subject to a flat 30% U.S. federal income tax on the gain derived from the exchange, which may be offset by U.S. source capital losses, even though the holder is not considered a resident of the United States. A non-U.S. Holder that is a foreign corporation and is described in the first bullet point above will be subject to tax on gain under regular graduated U.S. federal income tax rates and, in addition, may be subject to a branch profits tax equal to 30% (or a lower applicable treaty rate) of its earnings and profits for the taxable year, subject to adjustments, that are effectively connected with the foreign corporation’s conduct of a trade or business in the United States.

Accrued Interest

Payments made to you pursuant to the exchange that are attributable to accrued interest on the 2012 notes will not be subject to U.S. federal income or withholding tax, provided that the withholding agent has received or receives, prior to payment, appropriate documentation (generally, an IRS Form W-8BEN or a successor form) establishing that you are not a U.S. person, unless:

•	you actually or constructively own 10% or more of the total combined voting power of all classes of our capital stock that are entitled to vote within the meaning of Section 871(h)(3) of the Code;

•	you are a “controlled foreign corporation” that is, directly or indirectly, related to us through stock ownership;

•	you are a bank whose receipt of interest on the 2029 notes is described in Section 881(c)(3)(A) of the Code; or

•	such interest is effectively connected with your conduct of a trade or business within the United States (in which case, so long as you provide a properly-executed IRS Form W-8ECI (or successor form) to the withholding agent, you (i) generally will not be subject to withholding tax, but (ii) will be subject to U.S. federal income tax in the same manner as a U.S. Holder (unless an applicable income tax treaty provides otherwise), and if you are a corporation for U.S. federal income tax purposes, you may also be subject to a branch profits tax equal to 30% (or a lower applicable treaty rate) of your earnings and profits for the taxable year, subject to adjustments, that are effectively connected with your conduct of a trade or business in the United States).

If you do not qualify for exemption from withholding tax with respect to interest that is not effectively connected income, you generally will be subject to withholding at a 30% rate (or at a reduced rate or exempt from tax under an applicable income tax treaty) on any payments made to you pursuant to the exchange that are attributable to accrued interest. To claim the benefits of a treaty, you must provide a properly executed IRS Form W-8BEN (or a successor form) prior to the payment. For purposes of providing a properly-executed IRS Form W-8BEN, special procedures are provided under applicable Treasury Regulations for payments through qualified foreign intermediaries or certain financial institutions that hold customers’ securities in the ordinary course of their trade or business.

Ownership of the 2029 Notes

Payments with Respect to the 2029 Notes

Subject to the discussion of backup withholding and information reporting below, payments of interest (including amounts taken into income under the accrual rules described above under “U.S. Federal Income Tax Consequences to Exchanging U.S. Holders — Ownership of the 2029 Notes — Accrual of Interest,” a payment of cash and common stock pursuant to a conversion, and any gain from the sale or exchange of a 2029 note that is treated as interest for this purpose) in respect of the 2029 notes will not be subject to U.S. federal income tax or withholding tax under the “portfolio interest” rule, provided that:

•	you do not actually or constructively own 10% or more of the total combined voting power of all classes of our capital stock that are entitled to vote within the meaning of Section 871(h)(3) of the Code;

•	you are not a “controlled foreign corporation” that is, directly or indirectly, related to us through stock ownership;

•	you are not a bank whose receipt of interest (including original issue discount) on the 2029 notes is described in Section 881(c)(3)(A) of the Code;

•	our common stock continues to be actively traded within the meaning of Section 871(h)(4)(c)(v)(I) of the Code and we are not a “U.S. real property holding corporation”; and

•	you: (i) provide your name and address and certify, under penalties of perjury, that you are not a U.S. person (which certification may be made on IRS Form W-8BEN (or other applicable form)); or (ii) hold your 2029 notes through certain foreign intermediaries and satisfy the certification requirements of applicable Treasury Regulations. Special certification rules apply to holders that are pass-through entities.

If the requirements described above are not satisfied, a 30% withholding tax will apply to the gross amount of interest (including original issue discount or other amounts treated as interest) on the 2029 notes that is paid to you, unless, either: (i) an applicable income tax treaty reduces or eliminates such tax, and you claim the benefit of that treaty by providing a properly completed and duly executed IRS Form W-8BEN (or suitable successor or substitute form) establishing qualification for benefits under the treaty, or (ii) the interest is effectively connected with your conduct of a trade or business in the United States and you provide an appropriate statement to that effect on a properly completed and duly executed IRS Form W-8ECI (or suitable successor form).

If you are engaged in a U.S. trade or business and interest (including original issue discount or other amounts treated as interest) in respect of a 2029 note is effectively connected with the conduct of that trade or business, you will be required to pay U.S. federal income tax on that interest on a net income basis (and the 30% withholding tax described above will not apply provided the appropriate statement is provided to us) generally in the same manner as a U.S. Holder. If you are eligible for the benefits of an income tax treaty between the United States and your country of residence, any interest income that is effectively connected with a U.S. trade or business will be subject to U.S. federal income tax in the manner specified by the treaty and generally will only be subject to U.S. federal income tax if: (i) such income is attributable to a permanent establishment (or a fixed base in the case of an individual) maintained by you in the United States, and (ii) you claim the benefit of the treaty by properly submitting an IRS Form W-8BEN. In addition, if you are a foreign corporation for U.S. federal income tax purposes, you may be subject to a branch profits tax equal to 30% (or a lower applicable treaty rate) of your earnings and profits for the taxable year, subject to adjustments, that are effectively connected with your conduct of a trade or business in the United States.

Ownership of the Common Stock

Dividends on Shares of Common Stock and Constructive Distributions

A 30% withholding tax will generally apply to any distributions (including constructive dividends, as described above under “— Tax Consequences to Exchanging U.S. Holders — Ownership of 2029 Notes — Constructive Distributions”) with respect to shares of our common stock to you to the extent that the cash and fair market value of the property distributed does not exceed your pro rata share of our current and accumulated earnings and profits, if any, unless, either: (i) an applicable income tax treaty reduces or eliminates such tax, and you claim the benefit of that treaty by providing a properly completed and duly executed IRS Form W-8BEN (or suitable successor or substitute form) establishing qualification for benefits under the treaty, or (ii) the distributions are effectively connected with your conduct of a trade or business in the United States and you provide an appropriate statement to that effect on a properly completed and duly executed IRS Form W-8ECI (or suitable successor form).

If you are engaged in a U.S. trade or business and distributions with respect to our common stock are effectively connected with the conduct of that trade or business, you will be required to pay U.S. federal income tax on the distributions (and the 30% withholding tax described above will not apply provided the appropriate statement is provided to us) generally in the same manner as a U.S. Holder. If you are eligible for the benefits of an income tax treaty between the United States and your country of residence, any income arising from distributions that is effectively connected with a U.S. trade or business will be subject to

U.S. federal income tax in the manner specified by the treaty and generally will only be subject to U.S. federal income tax if: (i) such income is attributable to a permanent establishment (or a fixed base in the case of an individual) maintained by you in the United States, and (ii) you claim the benefit of the treaty by properly submitting an IRS Form W-8BEN. In addition, if you are a foreign corporation for U.S. federal income tax purposes, you may be subject to a branch profits tax equal to 30% (or a lower applicable treaty rate) of your earnings and profits for the taxable year, subject to adjustments, that are effectively connected with your conduct of a trade or business in the United States.

Sale, Exchange or Other Taxable Disposition of the Common Stock

You will not be subject to U.S. federal income tax on any gain you realize upon a sale, exchange or other taxable disposition of our common stock, unless:

•	that gain is effectively connected with the conduct of a trade or business in the United States by you (and, if required by an applicable income tax treaty, is attributable to a U.S. permanent establishment or fixed base in the case of an individual);

•	you are an individual who is present in the United States for 183 days or more in the taxable year of that disposition, and certain other conditions are met; or

•	we are or have been a “U.S. real property holding corporation” for U.S. federal income tax purposes.

An individual non-U.S. Holder described in the first bullet point above will be subject to U.S. federal income tax on the net gain derived from the sale at regular graduated U.S. federal income tax rates. An individual non-U.S. Holder described in the second bullet point above will be subject to a flat 30% U.S. federal income tax on the gain derived from the sale, exchange, redemption or other disposition, which may be offset by U.S. source capital losses, even though the holder is not considered a resident of the United States. A non-U.S. Holder that is a foreign corporation and is described in the first bullet point above will be subject to tax on gain under regular graduated U.S. federal income tax rates and, in addition, may be subject to a branch profits tax equal to 30% (or a lower applicable treaty rate) of its earnings and profits for the taxable year, subject to adjustments, that are effectively connected with the foreign corporation’s conduct of a trade or business in the United States.

Generally, a corporation is a “U.S. real property holding corporation” if the fair market value of its “U.S. real property interests” equals or exceeds 50% of the sum of the fair market value of its worldwide real property interests plus its other assets used or held for use in a trade or business. We believe that we are not currently, and we do not anticipate becoming, a U.S. real property holding corporation.

Backup Withholding and Information Reporting

In general, if you are a U.S. Holder with respect to the 2012 notes, the 2029 notes or our common stock, information reporting requirements may apply to the exchange of 2012 notes for 2029 notes (and cash, if any), and such requirements will generally apply to all payments we make to you with respect to, and the proceeds from a sale of, a 2029 note or share of common stock (unless you are an exempt recipient such as a corporation). A backup withholding tax may apply to such payments if you fail to provide a taxpayer identification number or a certification of exempt status, or if you fail to report in full dividend and interest income.

In general, if you are a non-U.S. Holder, you will not be subject to backup withholding with respect to the exchange of 2012 notes for 2029 notes (and cash, if any) and payments that we make to you with respect to the 2029 notes or shares of our common stock, provided that we do not have actual knowledge or reason to know that you are a U.S. person and you have provided a validly completed IRS Form W-8BEN (or suitable successor or substitute form) establishing that you are a non-U.S. Holder. We must report annually to the IRS and to each non-U.S. holder the amount of interest and dividends paid to such holder and the tax withheld with respect to such interest and dividends, regardless of whether withholding was required. Copies of the information returns reporting such interest and dividends and withholding may also be made available to the tax authorities in the country in which the non-U.S. Holder resides under the provisions of an applicable income tax treaty.

In addition, if you are a non-U.S. Holder, payments of the proceeds of a sale of a 2012 note, 2029 note or share of our common stock within the United States or conducted through certain U.S.-related financial intermediaries may be subject to both backup withholding and information reporting unless you certify under penalties of perjury that you are a non-U.S. Holder (and the payor does not have actual knowledge or reason to know that you are a U.S. person) or you otherwise establish an exemption.

Any amounts withheld under the backup withholding rules will be allowed as a refund or a credit against your U.S. federal income tax liability provided the required information is furnished to the IRS.

Tax Consequences to Non-Exchanging Holders

Because the terms of the 2012 notes will not be modified in connection with the exchange offer, we believe that the exchange of some of the 2012 notes for 2029 notes should not have any direct U.S. federal income tax consequences for holders of the 2012 notes who do not tender their 2012 notes or whose 2012 notes are not accepted for exchange in the exchange offer.

ERISA CONSIDERATIONS

Each person considering the use of plan assets of a pension, profit-sharing or other employee benefit plan, individual retirement account, or other retirement plan, account or arrangement to acquire or hold our 2029 notes should consider whether an investment in our 2029 notes, as well as the underlying common stock, would be consistent with the documents and instruments governing the plan, and whether the investment would involve a prohibited transaction under Section 406 of the Employee Retirement Income Security Act of 1974, as amended, or ERISA, or Section 4975 of the Code.

Section 406 of ERISA and Section 4975 of the Code, as applicable, prohibit plans subject to Title I of ERISA or Section 4975 of the Code, including entities such as collective investment funds, partnerships and separate accounts or insurance company pooled separate accounts or insurance company general accounts whose underlying assets include the assets of such plans, from engaging in certain transactions involving “plan assets” with persons who are “parties in interest,” under ERISA or “disqualified persons,” under the Code with respect to the plan. A violation of these prohibited transaction rules may result in civil penalties or other liabilities under ERISA and an excise tax under Section 4975 of the Code for those persons and penalties and liabilities under ERISA and the Code for the fiduciary of the plan, unless exemptive relief is available under an applicable statutory, regulatory or administrative exemption. Certain plans including those that are governmental plans (as defined in Section 3(32) of ERISA), certain church plans (as defined in Section 3(33) of ERISA and Section 414(e) of the Code with respect to which the election provided by Section 410(d) of the Code has not been made), and foreign plans (as described in Section 4(b)(4) of ERISA) are not subject to the prohibited transaction requirements of Title I of ERISA or Section 4975 of the Code but may be subject to similar provisions under other applicable federal, state, local, foreign or other regulations, rules or laws.

The acquisition or holding of our 2029 notes (or the underlying common stock) by a plan with respect to which we, the exchange agent, the information agent, the dealer managers or certain of our or their affiliates is or becomes a party in interest may constitute or result in prohibited transactions under ERISA or Section 4975 of the Code, unless such securities are acquired or held pursuant to and in accordance with an applicable exemption. In this regard, the U.S. Department of Labor has issued prohibited transaction class exemptions, or PTCEs, that may apply to the acquisition and holding of the 2029 notes, such as PTCE 96-23, PTCE 95-60, PTCE 91-38, PTCE 90-1 and PTCE 84-14. In addition, Section 408(b)(17) of ERISA and Section 4975(d)(20) of the Code, or the “service provider exemption,” provide limited relief from the prohibited transaction provisions of ERISA and Section 4975 of the Code for certain transactions with non-fiduciary service providers for transactions that are for adequate consideration. There can be no assurance that all of the conditions of any such exemptions will be satisfied.

Each holder of our 2029 notes, the underlying common stock or any interest therein will be deemed to have represented and warranted, on each day from the date on which the holder acquires its interest in our 2029 notes to the date on which the holder disposes of its interest in our 2029 notes, by its acquisition or holding of our 2029 notes or any interest therein that (a) its acquisition and holding of our 2029 notes is not made on behalf of or with “plan assets” of any Plan, or (b) if its acquisition and holding of our 2029 notes is made on behalf of or with “plan assets” of a Plan, then its acquisition and holding of our 2029 notes will not result in a non-exempt prohibited transaction under Section 406 of ERISA or Section 4975 of the Code or a similar violation of any applicable similar laws.

Due to the complexity of these rules and the penalties that may be imposed upon persons involved in non-exempt prohibited transactions, it is important that fiduciaries or other persons considering acquiring our 2029 notes on behalf of or with “plan assets” of any plan covered by ERISA or the Code consult with their counsel regarding the potential applicability of ERISA, Section 4975 of the Code and any similar laws to such investment as well as the availability of exemptive relief under any of the PTCEs listed above or any other applicable exemption.

INTERESTS OF DIRECTORS AND EXECUTIVE OFFICERS

To our knowledge, none of our directors, executive officers or controlling persons, or any of their affiliates, beneficially own any 2012 notes.

THE DEALER MANAGERS

The dealer managers for the exchange offer are Goldman, Sachs & Co. and J.P. Morgan Securities Inc. The respective addresses and telephone numbers for the dealer managers are set forth on the back cover of this prospectus. The dealer managers for the exchange offer will perform services customarily provided by investment banking firms acting as dealer managers of exchange offers of a like nature, including, but not limited to, soliciting tenders of 2012 notes pursuant to the exchange offer and communicating generally regarding the exchange offer with brokers, dealers, commercial banks and trust companies and other persons, including the holders of the 2012 notes. As compensation for their services, we have agreed to pay the dealer managers an aggregate fee in cash equal to 2.0% of the aggregate principal amount of the 2012 notes exchanged in the exchange offer, and we may pay the dealer managers an additional discretionary fee equal to 0.75% of the aggregate principal amount of the 2012 notes exchanged in the exchange offer. The dealer managers will also be reimbursed for their reasonable out-of-pocket expenses incurred in performing their services, including reasonable fees and expenses of legal counsel. We have also agreed to indemnify the dealer managers against certain claims and liabilities, including those that may arise under the U.S. federal securities laws.

Certain of the dealer managers and their respective affiliates have rendered, and the dealer managers may in the future render, various investment banking, lending and commercial banking services and other advisory services to us and our subsidiaries. Certain of the dealer managers have received, and the dealer managers may in the future receive, customary compensation from us and our subsidiaries for such services.

The dealer managers and their respective affiliates may from time to time hold 2012 notes, shares of our common stock and other securities of ours in their proprietary accounts, which holdings may be substantial. Certain of the dealer managers and their respective affiliates currently hold 2012 notes, and, to the extent they own 2012 notes in these accounts at the time of the exchange offer, the dealer managers and their respective affiliates may tender such 2012 notes for exchange pursuant to the exchange offer. During the course of the exchange offer and subject to applicable law, the dealer managers and their respective affiliates may trade 2012 notes and shares of our common stock or effect transactions in other securities of ours for their own account or for the accounts of their customers. As a result, the dealer managers and their respective affiliates may hold a long or short position in the 2012 notes, our common stock or other of our securities.

THE EXCHANGE AGENT AND THE INFORMATION AGENT

D.F. King & Co., Inc. has been appointed exchange agent and information agent for the exchange offer. We have agreed to pay D.F. King reasonable and customary fees for its services as such and will reimburse D.F. King for its reasonable out-of-pocket expenses. Please direct the following to D.F. King at the addresses and telephone numbers set forth on the back cover of this prospectus:

•	requests for additional copies of this prospectus or related materials;

•	completed letters of transmittal; and

•	requests for assistance in connection with the exchange offer.

DELIVERY OF A LETTER OF TRANSMITTAL OR TRANSMISSION OF INSTRUCTIONS TO AN ADDRESS OR FACSIMILE NUMBER OTHER THAN THAT OF THE EXCHANGE AGENT AS SET FORTH ON THE BACK COVER OF THIS PROSPECTUS IS NOT A VALID DELIVERY.

FEES AND EXPENSES

Fees and expenses in connection with the exchange offer are estimated to be approximately $14.5 million. We will bear the cost of all fees and expenses relating to the exchange offer. Tendering holders of 2012 notes will not be required to pay any expenses of soliciting tenders in the exchange offer, including any fee or commission payable to the dealer managers. However, if a tendering holder handles the transactions through its broker, dealer, commercial bank, trust company or other institution, such holder may be required to pay brokerage fees or commissions.

We are making the principal solicitation by mail. However, where permitted by applicable law, additional solicitations may be made by facsimile, telephone, e-mail, other electronic communication or in person by the dealer managers, as well as by our and our affiliates’ officers and employees.

LEGAL MATTERS

The validity of the 2029 notes to be issued in the exchange offer will be passed upon by Blank Rome LLP, New York, New York. The validity of the 2029 notes to be issued in the exchange offer will be passed upon for the dealer managers by Simpson Thacher & Bartlett LLP, New York, New York.

EXPERTS

The consolidated financial statements and the related financial statement schedule for the year ended December 31, 2008 incorporated into this prospectus by reference from our Current Report on Form 8-K filed with the SEC on August 12, 2009, and the effectiveness of our internal control over financial reporting incorporated into this prospectus by reference from our Annual Report on Form 10-K filed with the SEC on March 2, 2009, have been audited by Deloitte & Touche LLP, an independent registered public accounting firm, as stated in their reports (which reports (1) express an unqualified opinion on the consolidated financial statements and financial statement schedule and includes an explanatory paragraph regarding the retrospective application of Financial Accounting Standards Board (FASB) Staff Position No. APB 14-1, Accounting for Convertible Debt Instruments that May be Settled in Cash upon Conversion (Including Partial Cash Settlement), FASB Staff Position EITF 03-6-1, Determining Whether Instruments Granted in Share-Based Payment Transactions Are Participating Securities, and Statement of Financial Accounting Standards (SFAS) No. 160, Noncontrolling Interests in Consolidated Financial Statements, which became effective January 1, 2009 and the adoption of FASB Interpretation No. 48, Accounting for Uncertainty in Income Taxes — an Interpretation of SFAS No. 109, in 2007, and SFAS No. 158, Employers’ Accounting for Defined Benefit Pension and Other Postretirement Benefit Plans — an amendment of FASB Statements No. 87, 88, 106 and 132(R), in 2006 and (2) express an unqualified opinion on the effectiveness of internal control over financial reporting), which are incorporated herein by reference. Such financial statements and financial statement schedule have been so incorporated in reliance upon the reports of such firm given upon their authority as experts in accounting and auditing.

WHERE YOU CAN FIND MORE INFORMATION

We have filed with the SEC a registration statement on Form S-4 under the Securities Act to register the offer and exchange of the 2029 notes and the common stock issuable upon conversion of the 2029 notes. This prospectus is a part of that registration statement, which includes additional information not contained in this prospectus. Pursuant to Rule 13e-4 under the Exchange Act, we have filed with the SEC an issuer tender offer statement on Schedule TO that contains additional information with respect to the exchange offer.

We file annual, quarterly and current reports, proxy statements and other information with the SEC. The reports, statements and other information that we file electronically with SEC are available to the public on the Internet at the SEC’s website at http://www.sec.gov. Copies of certain information filed by us with the SEC are also available on our website at http://www.generalcable.com. This reference is an inactive hyperlink, and, except as to certain of our SEC filings appearing on our website that are incorporated by reference into this prospectus, information on our website is neither a part of, nor is it incorporated by reference into, this prospectus.

You may also read and copy any document we file with the SEC at its Public Reference Room, located at 100 F Street, N.E., Washington, D.C. 20549. You may obtain information on the operation of the Public Reference Room by calling the SEC at (800) SEC-0330. Because our common stock is listed on the New York Stock Exchange, you may also inspect reports, proxy statements and other information about us at the offices of the New York Stock Exchange, 20 Broad Street, New York, New York 10005.

This prospectus does not contain all of the information included in the registration statement or the Schedule TO, or the exhibits to such filings. We strongly encourage you to read carefully the registration statement, the Schedule TO and the exhibits to such filings.

No dealer, salesperson or other person has been authorized to give any information or to make any representation not contained in this prospectus or in the Schedule TO, and, if given or made, such information or representation may not be relied upon as having been authorized by us or the dealer managers.

INCORPORATION OF CERTAIN DOCUMENTS BY REFERENCE

The SEC’s rules allow us to “incorporate by reference” certain information into this prospectus. This means that we can disclose important information to you, including business and financial information, by referring you to other documents. Any information referred to in this way is considered part of this prospectus except to the extent updated or superseded by information contained in this prospectus or in documents incorporated by reference into this prospectus. Any reports filed by us with the SEC after the date of the filing and effectiveness of the registration statement of which this prospectus forms a part and before the date that the offering of the securities is terminated or expires, will automatically update and, where applicable, supersede any information contained in this prospectus or incorporated by reference in this prospectus.

We incorporate by reference into this prospectus the following documents filed with the SEC:

•	Our Annual Report on Form 10-K (File No. 1-12983) for the year ended December 31, 2008, filed on March 2, 2009, as amended by:

•	Amendment No. 1 on Form 10-K/A filed on May 8, 2009; and

•	the portion of our definitive Proxy Statement for the 2009 Annual Meeting of Stockholders (File No. 1-12983), filed on April 17, 2009, specifically incorporating by reference certain information into Items 10 (Directors and Officers), 11 (Executive Compensation), 12 (Security Ownership of Certain Beneficial Owners and Management) and 13 (Certain Relationships and Related Transactions) thereof.

•	Our Quarterly Report on Form 10-Q (File No. 1-12983) for the fiscal quarter ended April 3, 2009, filed on May 8, 2009.

•	Our Quarterly Report on Form 10-Q (File No. 1-12983) for the fiscal quarter ended July 3, 2009, filed on August 12, 2009.

•	Our Current Reports on Form 8-K (File No. 1-12983) filed June 1, 2009, August 12, 2009, September 3, 2009 and October 27, 2009 (other than any information contained in these reports that has been furnished to the SEC, which information is not incorporated by reference into this prospectus).

•	The description of our common stock, filed in our Registration Statement on Form 8-A (File No. 1-12983), filed on May 13, 1997, pursuant to Section 12(b) of the Exchange Act, as incorporated by reference from our registration statement on Form S-1 (File No. 333-22961), filed on March 7, 1997, as amended, and any amendment or report for the purpose of updating such description.

•	All documents filed by us under Sections 13(a), 13(c), 14 or 15(d) of the Exchange Act after the date of this prospectus and before the termination of the offering of the common stock underlying the 2029 notes, all of which are being registered hereby.

We will provide without charge to each person to whom this prospectus is delivered, upon his or her written or oral request, a copy of the filed documents referred to above, excluding exhibits, unless they are specifically incorporated by reference into those documents. You can request those documents from our Vice President of Investor Relations, 4 Tesseneer Drive, Highland Heights, Kentucky 41076-9753, telephone (859) 572-8000.

The exchange agent and information agent for the exchange offer is:

D.F. King & Co., Inc.
48 Wall Street, 22nd Floor
New York, New York 10005

Banks and Brokers call:
(212) 269-5550

All Others Call Toll-free:
(800) 488-8035

By Facsimile:
(For Eligible Institutions Only)
(212) 809-8838
Attn: Mark Fahey
Confirm by Telephone:
(212) 269-5550

Any requests for additional copies of this prospectus and the related materials may be directed to the information agent at the addresses and telephone numbers set forth above.

Other requests for information relating to the exchange offer may be directed to the dealer managers at their respective addresses and telephone numbers set forth below.

The dealer managers for the exchange offer are:

Goldman, Sachs & Co. Liability Management Group One New York Plaza, 48th Floor New York, New York 10004 (877) 686-5059 (toll-free) (212) 902-5183 (collect)	J.P. Morgan Convertible Bond Desk 383 Madison Avenue, 5th Floor New York, New York 10179 (800) 261-5767 (toll-free) (212) 622-2781 (collect)

PART II

INFORMATION NOT REQUIRED IN PROSPECTUS

Item 20.	Indemnification of Directors and Officers.

Pursuant to the authority conferred by Section 102 of the General Corporation Law of the State of Delaware, as amended (the “DGCL”), Article VII of General Cable Corporation’s amended and restated certificate of incorporation, as amended (the “Charter”), contains provisions that eliminate personal liability of members of General Cable Corporation’s board of directors for violations of their fiduciary duty of care. Neither the DGCL nor the Charter, however, limits the liability of a director for breaching his duty of loyalty, failing to act in good faith, engaging in intentional misconduct or knowingly violating a law, paying a dividend or approving a stock repurchase under circumstances where such payment or repurchase is not permitted under the DGCL, or obtaining an improper personal benefit. Article VII of the Charter provides that if the DGCL is amended to authorize corporate action further eliminating or limiting the personal liability of directors, the liability of General Cable Corporation’s directors shall be eliminated or limited to the fullest extent permitted by the DGCL, as so amended.

In accordance with Section 145 of the DGCL, which provides for the indemnification of directors, officers and employees under certain circumstances, Article XIV of General Cable Corporation’s amended and restated by-laws (the “Bylaws”) provides that General Cable Corporation is obligated to indemnify any person who was or is a party or is threatened to be made a party to any threatened, pending or completed action, suit or proceeding (other than an action by or in the right of General Cable Corporation in which such person has been adjudged liable to the General Cable Corporation) by reason of the fact that he is or was a director, officer or employee of General Cable Corporation, or is or was a director, officer or employee of General Cable Corporation serving at the request of the General Cable Corporation as a director, officer, employee or agent or another corporation, partnership, joint venture, trust, employee benefit plan or other enterprise against expenses, judgments, fines and amounts paid in settlement actually and reasonably incurred by him in connection with such action, suit or proceeding if he acted in good faith and in a manner he reasonably believed to be in or not opposed to the best interests of General Cable Corporation, and, with respect to any criminal action or proceeding, had no reasonable cause to believe his conduct was unlawful. In the case of any action, suit or proceeding by or in the right of General Cable Corporation in which a claim, issue or matter as to which such person shall have been adjudged to be liable to General Cable Corporation, such person shall be indemnified only to the extent that the Court of Chancery of the State of Delaware or the court in which such action or suit was brought has determined that such person is fairly and reasonably entitled to indemnity for such expenses that such court shall deem proper.

General Cable Corporation currently maintains insurance policies that provide coverage pursuant to which it will be reimbursed for amounts it may be required or permitted by law to pay to indemnify directors and officers.

Item 21.	Exhibits.

The warranties, representations and covenants contained in any of the agreements included herein or which appear as exhibits hereto should not be relied upon by buyers, sellers or holders of our securities and are not intended as warranties, representations or covenants to any individual or entity except as specifically set forth in such agreement.

Exhibit
No.	Description

3.1	Amended and Restated Certificate of Incorporation of the Company, as amended (incorporated by reference to Exhibit 3.1 to Post Effective Amendment No. 1 to the Registration Statement on Form S-4 (File No. 333-143017) of the Company filed with the Securities and Exchange Commission on June 11, 2007).
3.2	Amended and Restated By-Laws of the Company (incorporated by reference to Exhibit 3 to the Company’s Current Report on Form 8-K filed with the Securities and Exchange Commission on December 19, 2008 (File No. 1-12983)).
4.1	Specimen Common Stock Certificate.

Exhibit
No.		Description

4.2		Indenture, dated as of October 2, 2007, by and among the Company, the subsidiary guarantors named therein and U.S. Bank National Association, as Trustee, with respect to the 2012 notes and related guarantees (incorporated by reference to Exhibit 4.1 to the Current Report on Form 8-K filed with the Securities and Exchange Commission on October 2, 2007 (File No. 1-12983)).
4.3		First Supplemental Indenture, dated as of October 31, 2007, with respect to the 2012 notes and related guarantees (incorporated by reference to Exhibit 4.3 to the Current Report on Form 8-K filed with the Securities and Exchange Commission on November 1, 2007 (File No. 1-12983)).
4.4		Second Supplemental Indenture, dated as of April 18, 2008, with respect to the 2012 notes and related guarantees (incorporated by reference to Exhibit 4.3 to the Current Report on Form 8-K filed with the Securities and Exchange Commission on April 21, 2008 (File No. 1-12983)).
4.5		Third Supplemental Indenture, dated as of September 2, 2009, with respect to the 2012 notes and related guarantees (incorporated by reference to Exhibit 4.3 to the Current Report on Form 8-K filed with the Securities and Exchange Commission on September 3, 2009 (File No. 1-12983)).
4.6		Form of 2012 note (included in Exhibit 4.2).
4.7		Form of Guarantee of obligations under 2012 notes (included in Exhibit 4.2).
4.8		Form of Indenture, by and between the Company and U.S. Bank National Association, as Trustee, with respect to the 2029 notes.
4.9		Form of 2029 note (included in Exhibit 4.8).
5.1		Opinion of Blank Rome LLP.
8.1		Tax opinion of Blank Rome LLP.
12.1		Computation of Ratio of Earnings to Fixed Charges (incorporated by reference to Exhibit 99.1 to the Company’s Current Report on Form 8-K filed with the Securities and Exchange Commission on August 12, 2009 (File No. 1-12983)).
12.2		Computation of Ratio of Earnings to Fixed Charges (incorporated by reference to Exhibit 12.1 to the Company’s Quarterly Report on Form 10-Q for the quarter ended July 3, 2009 (File No. 1-12983), as filed with the Securities and Exchange Commission on August 12, 2009).
23.1		Consent of Deloitte & Touche LLP.
23.2		Consent of Blank Rome LLP (included in Exhibits 5.1 and 8.1).
24.1		Powers of Attorney (included in the signature page).
24	.2*	Power of Attorney of John E. Welsh, III.
25.1		Form T-1 Statement of Eligibility under the Trust Indenture Act of 1939, as amended, of U.S. Bank National Association, as Trustee under the Indenture with respect to the 2029 notes.
99.1		Form of Letter of Transmittal.
99.2		Form of Notice of Withdrawal.
99.3		Dealer Managers Agreement, dated as of October 27, 2009, by and among the Company, Goldman, Sachs & Co. and J.P. Morgan Securities Inc.
99.4		First Amendment to Third Amended and Restated Credit Agreement, effective as of April 28, 2008, by and among General Cable Industries, Inc., as borrower, the Company and those certain other subsidiaries of the Company party thereto, as guarantors, the issuing banks, the lenders and GE Business Financial Services Inc., as administrative agent for the lenders, collateral agent and security trustee.
99.5		Second Amendment to Third Amended and Restated Credit Agreement, effective as of October 26, 2009, by and among General Cable Industries, Inc., as borrower, the Company and those certain other subsidiaries of the Company party thereto, as guarantors, the issuing banks, the lenders and GE Business Financial Services Inc., as administrative agent for the lenders, collateral agent and security trustee.

*	To be filed by amendment.

(b) Financial Statement Schedules

1.1.  Schedule II Valuation and Qualifying Accounts (incorporated by reference to the Company’s Annual Report on Form 10-K/A for the fiscal year ended December 31, 2008 (File No. 1-12983), as filed with the Securities and Exchange Commission on May 8, 2009).

Item 22.	Undertakings.

The undersigned Registrant hereby undertakes:

(1) To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement:

(i) To include any prospectus required by Section 10(a)(3) of the Securities Act of 1933;

(ii) To reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement. Notwithstanding the foregoing, any increase or decrease in the volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than a 20% change in the maximum aggregate offering price set forth in the “Calculation of Registration Fee” table in the effective registration statement; and

(iii) To include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement.

(2) That, for the purpose of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(3) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

(4) That, for purposes of determining any liability under the Securities Act of 1933, each filing of the Registrant’s annual report pursuant to Section 13(a) or Section 15(d) of the Securities Exchange Act of 1934 (and, where applicable, each filing of an employee benefit plan’s annual report pursuant to Section 15(d) of the Securities Exchange Act of 1934) that is incorporated by reference in this registration statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(5) Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the Registrant pursuant to the foregoing provisions, or otherwise, the Registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the Registrant of expenses incurred or paid by a director, officer or controlling person of the Registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the Registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

(6) To respond to requests for information that is incorporated by reference into the prospectus pursuant to Items 4, 10(b), 11, or 13 of this Form, within one business day of receipt of such request, and to send the incorporated documents by first class mail or other equally prompt means. This includes information contained in documents filed subsequent to the effective date of the registration statement through the date of responding to the request.

(7) To supply by means of a post-effective amendment all information concerning a transaction that was not the subject of and included in the registration statement when it became effective.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, the Registrant has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Highland Heights, Commonwealth of Kentucky, on the 27th day of October, 2009.

GENERAL CABLE CORPORATION

By:	/s/ Robert J. Siverd
Robert J. Siverd
Executive Vice President,
General Counsel and Secretary

POWER OF ATTORNEY*

KNOW ALL MEN BY THESE PRESENTS, that each person whose signature appears below constitutes and appoints Robert J. Siverd and Brian J. Robinson, and each of them, his true and lawful attorneys-in-fact and agents, with full power of substitution and resubstitution, for him and in his name, place and stead, in any and all capacities, to sign any and all amendments (including, without limitation, post-effective amendments) to this Registration Statement and any registration statement filed under Rule 462 under the Securities Act of 1933, as amended, and to file the same, with all exhibits thereto, and other documents in connection therewith, with authority to do and perform each and every act and the requisite and necessary to be done in and about the premises as fully to all intents and purposes as he might or could do in person, hereby ratifying and confirming all that said attorneys-in-fact and agents, or any of them, or their or his substitute or substitutes, may lawfully do or cause to be done by virtue hereof.

Pursuant to the requirements of the Securities Act of 1933 this registration statement has been signed below by the following persons in the capacities of General Cable Corporation and on the dates indicated:

Signatures	Title	Date

/s/ Gregory B. Kenny Gregory B. Kenny	Director, President and Chief Executive Officer (Principal Executive Officer)	October 27, 2009

/s/ Brian J. Robinson Brian J. Robinson	Executive Vice President, Chief Financial Officer and Treasurer (Principal Financial and Accounting Officer)	October 27, 2009

/s/ Robert J. Siverd Robert J. Siverd	Executive Vice President, General Counsel and Secretary	October 27, 2009

/s/ Gregory E. Lawton Gregory E. Lawton	Director	October 27, 2009

/s/ Craig P. Omtvedt Craig P. Omtvedt	Director	October 27, 2009

/s/ Robert A. Smialek Robert A. Smialek	Director	October 27, 2009

/s/ John E. Welsh, III John E. Welsh, III*	Director	October 27, 2009

*	The Power of Attorney with respect to this signatory will be filed by amendment to this Registration Statement in lieu of the Power of Attorney set forth herein.

EXHIBIT INDEX

Exhibit
No.		Description

3.1		Amended and Restated Certificate of Incorporation of the Company, as amended (incorporated by reference to Exhibit 3.1 to Post Effective Amendment No. 1 to the Registration Statement on Form S-4 (File No. 333-143017) of the Company filed with the Securities and Exchange Commission on June 11, 2007).
3.2		Amended and Restated By-Laws of the Company (incorporated by reference to Exhibit 3 to the Company’s Current Report on Form 8-K filed with the Securities and Exchange Commission on December 19, 2008 (File No. 1-12983)).
4.1		Specimen Common Stock Certificate.
4.2		Indenture, dated as of October 2, 2007, by and among the Company, the subsidiary guarantors named therein and U.S. Bank National Association, as Trustee, with respect to the 2012 notes and related guarantees (incorporated by reference to Exhibit 4.1 to the Current Report on Form 8-K filed with the Securities and Exchange Commission on October 2, 2007 (File No. 1-12983)).
4.3		First Supplemental Indenture, dated as of October 31, 2007, with respect to the 2012 notes and related guarantees (incorporated by reference to Exhibit 4.3 to the Current Report on Form 8-K filed with the Securities and Exchange Commission on November 1, 2007 (File No. 1-12983)).
4.4		Second Supplemental Indenture, dated as of April 18, 2008, with respect to the 2012 notes and related guarantees (incorporated by reference to Exhibit 4.3 to the Current Report on Form 8-K filed with the Securities and Exchange Commission on April 21, 2008 (File No. 1-12983)).
4.5		Third Supplemental Indenture, dated as of September 2, 2009, with respect to the 2012 notes and related guarantees (incorporated by reference to Exhibit 4.3 to the Current Report on Form 8-K filed with the Securities and Exchange Commission on September 3, 2009 (File No. 1-12983)).
4.6		Form of 2012 note (included in Exhibit 4.2).
4.7		Form of Guarantee of obligations under 2012 notes (included in Exhibit 4.2).
4.8		Form of Indenture, by and between the Company and U.S. Bank National Association, as Trustee, with respect to the 2029 notes.
4.9		Form of 2029 note (included in Exhibit 4.8).
5.1		Opinion of Blank Rome LLP.
8.1		Tax opinion of Blank Rome LLP.
12.1		Computation of Ratio of Earnings to Fixed Charges (incorporated by reference to Exhibit 99.1 to the Company’s Current Report on Form 8-K filed with the Securities and Exchange Commission on August 12, 2009 (File No. 1-12983)).
12.2		Computation of Ratio of Earnings to Fixed Charges (incorporated by reference to Exhibit 12.1 to the Company’s Quarterly Report on Form 10-Q for the quarter ended July 3, 2009 (File No. 1-12983), as filed with the Securities and Exchange Commission on August 12, 2009).
23.1		Consent of Deloitte & Touche LLP.
23.2		Consent of Blank Rome LLP (included in Exhibits 5.1 and 8.1).
24.1		Powers of Attorney (included in the signature page).
24	.2*	Power of Attorney of John E. Welsh, III.
25.1		Form T-1 Statement of Eligibility under the Trust Indenture Act of 1939, as amended, of U.S. Bank National Association, as Trustee under the Indenture with respect to the 2029 notes.
99.1		Form of Letter of Transmittal.
99.2		Form of Notice of Withdrawal.

E-1

Exhibit
No.	Description

99.3	Dealer Managers Agreement, dated as of October 27, 2009, by and among the Company, Goldman, Sachs & Co. and J.P. Morgan Securities Inc.
99.4	First Amendment to Third Amended and Restated Credit Agreement, effective as of April 28, 2008, by and among General Cable Industries, Inc., as borrower, the Company and those certain other subsidiaries of the Company party thereto, as guarantors, the issuing banks, the lenders and GE Business Financial Services Inc., as administrative agent for the lenders, collateral agent and security trustee.
99.5	Second Amendment to Third Amended and Restated Credit Agreement, effective as of October 26, 2009, by and among General Cable Industries, Inc., as borrower, the Company and those certain other subsidiaries of the Company party thereto, as guarantors, the issuing banks, the lenders and GE Business Financial Services Inc., as administrative agent for the lenders, collateral agent and security trustee.

*	To be filed by amendment

E-2